     As filed with the Securities and Exchange Commission on July 21, 2000
                                            Registration Statement No. 333-34142
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 to


                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                            ------------------------

                                 VASTERA, INC.

             (Exact Name of Registrant as Specified in its Charter)


               Delaware                                  7373                                 54-1616513
   (State or Other Jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    Incorporation or Organization)           Classification Code Number)                Identification Number)


                         ------------------------------


                        45025 Aviation Drive, Suite 200
                                Dulles, VA 20166
                                 (703) 661-9006
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                         ------------------------------


                                Mr. Arjun Rishi
                     President and Chief Executive Officer
                                 Vastera, Inc.
                        45025 Aviation Drive, Suite 200
                                Dulles, VA 20166
                                 (703) 661-9006
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                         ------------------------------

                                   Copies to:


            Brian D. Henderson, Esq.                                 Keith F. Higgins, Esq.
             Michael C. Todd, Esq.                                  Jane D. Goldstein, Esq.
        Brobeck, Phleger & Harrison LLP                                   Ropes & Gray
       701 Pennsylvania Avenue, Suite 220                           One International Place
              Washington, DC 20004                                      Boston, MA 02110
                 (202) 220-6000                                          (617) 951-7000


                         ------------------------------

    Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                Proposed Maximum
                   Title of Each Class of                          Aggregate              Amount of
                Securities to be Registered                    Offering Price(1)     Registration Fee(1)
Common Stock, par value $.01 per share......................      $75,900,000             $20,038(2)


(1) Includes shares that the underwriters have the option to purchase from the Company to cover over-allotments, if any. Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.


(2) $18,480 was previously paid, and $1,558 is paid herewith.


                       ----------------------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to such
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Subject to Completion, Dated       , 2000.

[LOGO]


 6,000,000 Shares

 Common Stock


 This is the initial public offering of shares of common stock of Vastera, Inc. and we are offering 6,000,000 shares of common stock. We estimate that the initial public offering price per share will be between $9.00 and $11.00. We have applied to have the shares we are offering approved for quotation on the Nasdaq National Market under the symbol "VAST."



 Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.


 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                                               Underwriting
                                       Price to                Discounts and            Proceeds to
                                       Public                  Commissions              Vastera, Inc.
    Per Share                          $                        $                        $
    Total                              $                        $                        $


 We have granted the underwriters the right to purchase up to 900,000 additional shares of common stock to cover any over-allotments.


 Deutsche Banc Alex. Brown

                    Chase H&Q

                            Banc of America Securities LLC

 The date of this prospectus is              , 2000.

                               PROSPECTUS SUMMARY



    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION REGARDING OUR COMPANY AND THE COMMON STOCK BEING SOLD IN THIS OFFERING INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS.


                                  Our Business


    We are a leading provider of web-based software products and services that facilitate international buying and selling of goods by streamlining and optimizing global trade processes. We call these products and services our solutions. Global trade involves the shipment of goods between countries and the management of information and business processes required to complete shipments. Global trade is regulated by dynamic, country-specific rules and involves a complex network of trade participants, namely exporters, forwarders, carriers, brokers, importers, banks and customs and regulatory agencies. The core of our solutions is our global trade content, which is our extensive on-line library of country-specific rules and regulations that are needed to automate global trade processes. Our web-based software applications utilize this content to improve coordination and collaboration between the network of trade participants required to complete international transactions. Our clients can subscribe to or license our software products, use our transaction-based hosted service through our Internet portal, TradePrism.com, or engage us to provide complete managed services for part or all of their global trade operations.



    The Internet is enabling companies and individuals to expand their reach for buying and selling goods around the world. While many companies have deployed the technologies to streamline and automate business practices for their domestic operations, many companies continue to inefficiently execute international trade transactions due to paper-based business practices, a lack of coordination among international trade participants and constantly changing trade regulations. These inefficiencies are evidenced by a lack of information and excess inventory in international supply chains, inaccurate duty payments resulting in overpayments or fines or engaging in illegal trade.



    Most large companies maintain large and costly internal departments solely to handle issues related to international trade. Companies that cannot justify this cost often miss new opportunities entirely. Forrester Research estimates that over 46% of Internet-based orders into the U.S. from international clients go unfilled because companies lack the procedures to fill them.



    We provide comprehensive trade content covering countries that accounted for approximately $4.1 trillion of global trade in 1999. We serve an international client base of over 200 companies, including Alcatel, Dell, Ford, Lucent, Microsoft, the New Zealand Dairy Board, Nike, Nortel and Robert Bosch. Our clients currently utilize our solutions to ship to over 120 countries worldwide. We also provide integrated solutions for specific industry segments, or vertical industries, which are currently used by Internet trading exchanges such as CatalogCity.com, Fasturn.com, RightFreight.com and SupplierMarket.com.



Recent Developments



    On July 14, 2000, we entered into an agreement to acquire Ford Motor Company's global customs unit in exchange for 8,000,000 shares of our common stock. Under the terms of our agreement, Ford will merge its global customs unit, consisting of personnel and technology currently used by Ford to manage its worldwide trade, into our managed services operations.

    Under a 10-year agreement with Ford, we will manage Ford's global trade operations including supporting Ford's import/export customs operations, administering contracts between Ford and third party brokers and freight forwarders, minimizing duties and customs fees. As consideration for our software products and services offerings, Ford has agreed to pay us based on certain minimum transaction thresholds as well as a gain-sharing fee equal to a specified percentage of the cost savings experienced by Ford under our agreement. We will initially provide our product and service offerings to Ford in the United States. Under our agreement, after successful implementation of our services in the United States, we will commence providing our services to Ford divisions and subsidiaries in other geographic regions around the world in a phased approach. For a complete description of the Ford transaction, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions--Transaction with Ford Motor Company."


                                  The Offering


Common stock offered.........................  6,000,000 shares

Common stock to be outstanding after
  this offering..............................  34,457,508 shares

Use of proceeds..............................  For general corporate purposes, principally working capital, and possible acquisitions.
                                               See "Use of Proceeds."

Proposed Nasdaq National Market symbol.......  VAST



    The number of shares of our common stock that will be outstanding after this offering is based on the number of shares outstanding as of June 30, 2000 and assumes no exercise of the underwriters' over-allotment option, the conversion into common stock of all of our convertible preferred stock outstanding on that date and the issuance of 8,000,000 shares of common stock to Ford on completion of our acquisition of Ford's global customs unit anticipated to occur in August 2000. It excludes 17,833,028 shares of common stock available for issuance pursuant to our employee stock option plans, of which 6,504,552 shares are subject to outstanding options at a weighted average exercise price of $3.56 as of June 30, 2000, and 5,000,000 shares of common stock available for issuance pursuant to our employee stock purchase plan. It also excludes 640,459 shares of common stock issuable upon the exercise of warrants outstanding after this offering, at a weighted average exercise price of $5.48.



    Our revenues for 1999 were $19.1 million, and for the six months ended June 30, 2000, our revenues were $13.4 million. Our net loss for 1999 was $10.5 million, and for the six months ended June 30, 2000, our net loss was $15.7 million. Our accumulated deficit as of June 30, 2000 was $82.8 million.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)


                                                                                            Six Months Ended
                                               Year Ended December 31,                          June 30,
                                 ----------------------------------------------------   -------------------------
                                   1995       1996       1997       1998       1999        1999          2000
                                 --------   --------   --------   --------   --------   -----------   -----------
                                                                                        (unaudited)   (unaudited)
Consolidated Statement of
  Operations Data:
Revenues:
  Subscription/transaction
   revenues....................   $  635    $ 1,222    $ 2,200    $ 4,088    $  7,261     $ 2,945       $  5,629
  Services revenues............      402        917      1,545      4,778      11,869       6,190          7,806
                                  ------    -------    -------    -------    --------     -------       --------
      Total revenues...........    1,037      2,139      3,745      8,866      19,130       9,135         13,435
Gross profit...................      397        971      1,506      3,952       8,360       4,561          6,194
Loss from operations...........     (758)    (3,079)    (9,209)    (8,099)    (10,660)     (2,738)       (15,815)
Net loss.......................   $ (783)   $(3,086)   $(9,307)   $(8,256)   $(10,479)    $(2,615)      $(15,743)
                                  ======    =======    =======    =======    ========     =======       ========
Per share information:
  Pro forma basic and diluted
    net loss per share.........                                              $   (.64)                  $  (0.82)
                                                                             --------                   --------
  Pro forma weighted average
    common shares
    outstanding................                                                16,277                     19,206
                                                                             --------                   --------



                                                                         June 30, 2000
                                                            ---------------------------------------
                                                                                         Pro Forma
                                                              Actual       Pro Forma    As Adjusted
                                                            -----------   -----------   -----------
                                                            (unaudited)   (unaudited)   (unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents.................................    $    374      $   374      $ 53,174
Short-term investments....................................       8,669        8,669         8,669
Working capital...........................................       4,752       69,522       122,352
Total assets..............................................      28,599       94,149       146,949
Long-term debt............................................       3,408        3,408         3,408
Redeemable convertible preferred stock....................      80,224           --            --
Total stockholders' equity (deficit)......................     (74,043)      70,981       123,781



    The pro forma balance sheet data gives effect to the automatic conversion of all outstanding shares of convertible preferred stock into 13,824,817 shares of common stock upon the consummation of the offering and both the issuance of 8,000,000 shares of common stock that will be issued and an estimated
$65.5 million of assets that will be acquired in connection with completing our acquisition of Ford's global customs unit anticipated to occur in August 2000. The pro forma as adjusted balance sheet data also gives effect to the sale of 6,000,000 shares of common stock at an assumed initial public offering price of $10.00 per share, less the estimated underwriting discounts and commissions and estimated offering expenses.


    We were incorporated in Virginia in November 1991 under the name Export Software International, Inc. We reincorporated in Delaware in July 1996 and we changed our name to Vastera, Inc. in June 1997. Our principal executive offices are located at 45025 Aviation Drive,

Suite 200, Dulles, Virginia 20166, and our telephone number is (703) 661-9006. Our web site is WWW.VASTERA.COM. Information contained on our web site does not constitute a part of this prospectus.

    Vastera is a registered U.S. trademark of Vastera, Inc. Global Trade Management, Global Trade Value Chain, TradeSphere, TradeValue, TradeVantage, TradePrism, Global eContent, TradeAxiom, Opening the World to eBusiness, Global Passport, SmarteCommerce, SmarteContent, SmarteMethods and SmarteWare are trademarks of Vastera, Inc. that are the subject of pending federal trademark registration applications. The Vastera logo is also a trademark of Vastera, Inc. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

                            ------------------------

    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING ASSUMPTIONS:

    - THE UNDERWRITERS DO NOT EXERCISE THEIR OVER-ALLOTMENT OPTION;


    - THE CONVERSION OF OUR OUTSTANDING SHARES OF CONVERTIBLE PREFERRED STOCK INTO AN AGGREGATE 13,824,817 SHARES OF COMMON STOCK UPON THE CLOSING OF THIS OFFERING;



    - THE COMPLETION OF OUR ACQUISITION OF FORD'S GLOBAL CUSTOMS UNIT ANTICIPATED TO OCCUR IN AUGUST 2000, INCLUDING THE ISSUANCE OF 8,000,000 SHARES OF COMMON STOCK TO FORD; AND



    - THE COMPLETION OF A 3-FOR-2 STOCK SPLIT TO BE EFFECTED UPON THE CLOSING OF THIS OFFERING.

                                  RISK FACTORS



    THIS OFFERING AND YOUR INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE MATERIALLY AND ADVERSELY AFFECTED, THE VALUE OF OUR STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.



Our future success is uncertain and a component of our strategy may not be successful because our web-based solutions are unproven, have only been recently developed or are currently in development.



    We commercially released our web-based products and services known as our TradeSphere solutions in February 2000. Our web-based portal, TradePrism.com, was introduced in March 2000. Both TradeSphere and TradePrism.com are subject to further development. Although prior to 2000 we derived substantially all of our revenues from sales of our client-server based products, we expect, based on our current strategy, to derive an increasingly higher percentage of revenues from our web-based solutions in the immediate future. Because TradePrism.com and many of our TradeSphere elements are in the early stages of development, there can be no assurance that they will be successfully integrated into our solutions. Many of these solutions require further product development to meet the needs of companies engaging in global trade. If we fail to successfully complete this development or if the market does not commercially accept our solutions once they are fully developed, use of our solutions may decrease and our revenues would be adversely impacted.



If we are not successful in providing managed services to existing and future clients, a critical element of our strategy will have failed.



    As an element of our strategy, we intend to provide managed services to our current and future clients. We plan to deliver services ranging from providing operational management for a single global trade process to managing a client's worldwide trade operation. If we are not able to successfully provide these services to existing or future clients, our strategy will have failed, and we will not realize material expected future revenues.



We have a history of losses and expect to incur losses in the future.



    Vastera incurred net losses of $9.3 million in 1997, $8.3 million in 1998, $10.5 million in 1999 and $15.7 million for the six months ended June 30, 2000. Our accumulated deficit as of June 30, 2000 was $82.8 million. Giving effect to the acquisition of Ford's global customs unit, we incurred pro forma net losses
in 1999 of $    , and had a pro forma accumulated deficit of $    . We expect to
continue to incur losses in the foreseeable future. We expect those losses to increase significantly from current levels as we continue to incur expenses to develop our products and services. We believe that the success of our business depends on our ability to significantly increase revenue and to limit our operating expenses. If our revenues fail to grow at anticipated rates or our operating expenses increase without a corresponding increase in our revenues, or we fail to adjust operating expense levels appropriately, we may not be able to achieve and maintain profitability, which would increase the possibility that the value of your investment will decline.

The market for our recently developed web-based solutions is newly emerging and dependent on the growth of the Internet, and if the Internet does not grow as fast or is not as effective as we anticipate, clients may not use our products and our revenue may decline.



    The market for our recently developed web-based solutions is newly emerging and we cannot be certain that this market will continue to develop and grow or that companies will choose to use our solutions rather than attempt to develop alternative platforms and applications internally or through other means. The anticipated growth of the global trade market may depend on the growth of the Internet. Increased use of the Internet largely depends upon available Internet security, bandwidth and reliability. If use of the Internet by businesses does not increase as fast and is not as effective as we currently anticipate, the market for our web-based solutions may not grow as we expect and our revenues would be adversely affected.



Any restriction on our ability to cost effectively and legally access a foreign country's rules and regulations that are incorporated into our global trade content, Global eContent, or any failure to timely update Global eContent to include changes in such rules and regulations, may compromise the effectiveness of our solutions and adversely impact our revenues.



    The success of our global trade management solutions for our clients depends on our ability to access the complex rules and regulations published by foreign governments governing a particular country's import and export of goods. The foundation of our solutions, Global eContent, is subject to rapid change at the initiative of foreign governments, based on factors beyond our control. Any changes in a country's rules and regulations relating to global trade that we are unable to include in our Global eContent library may result in dissatisfied clients and possible litigation. In addition, to the extent a foreign government restricts our access to its rules and regulations, charges a fee for such access or grants proprietary rights to such information to one or more of our competitors, our solutions may not be useful to, or cost efficient for, our current and future clients and our revenues could decrease.



We have entered into a significant contract with Ford and our inability to perform thereunder would significantly reduce our revenues, increase our costs, hurt our reputation in our industry and adversely affect our business.



    We have established a contractual relationship with Ford under which we have agreed to acquire Ford's global trade import/export customs operations and to provide Ford with our managed services. See "Certain Transactions--Transaction with Ford Motor Company" for a discussion of the material terms of this relationship. By entering into this relationship, we expect Ford to become our single largest client generating a significant portion of our revenues. Because the Ford contract is our largest to date, we cannot assure you that we have adequate resources to meet our obligations under our agreements with Ford. Any inability to perform under these agreements would significantly reduce our revenues, increase our costs, hurt our reputation in our industry and adversely affect our business.



Our services agreement with Ford is subject to termination for any reason by either Ford or us after four years and, if terminated, we will not realize the revenues expected to be generated thereunder.



    The services agreement between us and Ford has a 10-year term that may be terminated by either party for any reason after four years. If the services agreement is terminated prior to July 2010, we will not realize a material amount of expected revenues expected to be generated thereunder. Any events adversely affecting our relationship with Ford may result in us not being able to achieve the full marketing benefit associated with having Ford as a principal client, which would reduce our revenues, increase our costs and hurt our reputation in our industry.



The integration of Ford's global customs unit is a challenge which, if not overcome, could have an adverse effect on our business.



    Integrating Ford's global customs unit, including its employees and technology, will be challenging. We are not certain that we will be successful in integrating their operations into our operations, which may increase our costs, decrease our revenues and hurt our reputation in the industry. To the extent that our management devotes significant time and attention to this integration, our ability to service Ford and our other clients may suffer.



We have no operating history with Ford's global customs unit as our subsidiary, and neither our historical results of operations nor our pro forma financial information may be an accurate indicator of our future results or prospects.



    We have no operating history with Ford's global customs unit as our subsidiary, which makes an evaluation of our business and prospects very difficult. The pro forma financial information included in this prospectus is based on the separate pre-acquisition financial information of Ford and us. As a result, our historical result of operations and pro forma financial information may not give you an accurate indication of our future results of operations or our business prospects.



Fluctuations in our operating results and the composition of our revenues, particularly compared to the expectations of market analysts and investors, may lead to a reduced price of our common stock.


    Our operating results have varied in the past, and we expect that they will continue to vary in the future as a result of a number of factors, many of which are beyond our control. These factors include:

    - Demand for our products and services;

    - Increases in our operating expenses;

    - Competition in our industry;

    - Variability in the mix of our subscription and transaction revenues and our consulting revenues;

    - Timing of new solution introductions and enhancements to our TradeShpere and TradePrism.com solutions;


    - Seasonality in revenues due to variations in the number of holidays from quarter to quarter;


    - Continued business from our existing clients;

    - The loss of any key employees and timing of our new hires; and

    - Significant downturns in the U.S. and international economies.


    In addition, we have not yet experienced a consistent pattern of revenues such that we can accurately predict the mix of revenues between our operating segments.

    Due to the foregoing factors, our annual or quarterly results of operations may not meet the expectations of securities analysts and investors, which could cause the price of our common stock to decline.


Our ability to achieve or maintain profitability will be constrained if we do not effectively manage our rapid growth.



    We have significantly increased our employee base to meet increasing demand for our client solutions. The number of our employees has increased from 104 as of December 31, 1998 to 234 as of June 30, 2000. Upon acquisition of Ford's global customs unit, we will acquire or have access to a number of Ford's employees. As we expand our operations, we expect to continue to increase the size of our employee base. Our management and operations have been strained by this growth and will continue to be strained by our anticipated growth. To compete effectively and to manage future growth, we must continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We must also expand, train and manage our employee base. If we are not successful in managing our growth, our ability to achieve or maintain profitability may be harmed.



If several key new members of our management team do not work together successfully, a component of our growth strategy will have failed.



    Some members of our current management team have been in place for only a relatively short period of time. Our Chief Operating Officer, Senior Vice President of Worldwide Sales, Senior Vice President of Global Services, Vice President of Marketing and Vice President of Product Engineering all joined us within the last year. Accordingly, each of these individuals has limited experience with our company. Our new executive officers may not be able to integrate themselves into our daily operations and to work effectively as a team, which could impair our ability to implement our growth strategy.



We may be unable to attract and retain key personnel, which would adversely affect our ability to develop and effectively manage our business.



    Our future performance will depend largely on the efforts and abilities of our senior executives, key technical, professional services, sales and marketing and managerial personnel. This dependence is particular to our business because personal relationships are a critical element of obtaining and maintaining clients. Our success will depend on our ability to attract and retain these key employees in the future. The employment of our key personnel, including our executives, is at will. The market for such persons is extremely competitive and we may not find qualified replacements for personnel who leave us. In the past, we have experienced difficulty in hiring qualified technical, professional services, sales, marketing and managerial personnel. In addition, we do not maintain key person life insurance on any of our key personnel, and have no plans to do so. The loss of, or the inability to attract, any one or more of our key personnel may harm our ability to develop and effectively manage our business.



If we are unable to obtain additional capital as needed or obtain additional capital on unfavorable terms in the future, our operations and growth strategy may be adversely affected and the market price for our common stock could decline.



    We have historically financed our operations primarily through the sale of our securities. As of June 30, 2000, we had cash and cash equivalents of approximately $374,000 plus short term investments of approximately
$8.7 million and an accumulated deficit of approximately

$82.8 million. While we believe that the net proceeds from this offering, combined with current cash resources, will be sufficient to meet our working capital and capital expenditures for at least twelve months, we may need to raise additional debt or equity capital to fund the expansion of our operations, to enhance our products and services, or to acquire or invest in complementary products, services, businesses or technologies. If we raise additional funds through further issuances of equity or convertible debt or equity securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock, including shares of common stock sold in the offering. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If adequate funds are not available on terms favorable to us, our operations and growth strategy may be adversely affected and the market price for our common stock could decline.



Our international operations and planned expansion expose us to business risks that could limit the effectiveness of our growth strategy and cause our operating results to suffer.



    We intend to expand substantially our international operations and enter new international markets, including providing our services to divisions and subsidiaries of Ford operating in foreign countries. This expansion will require significant management attention and financial resources to successfully translate our software products into various languages, to develop compliance expertise relating to international regulatory agencies and to develop direct and indirect international sales and support channels. We face a number of risks associated with conducting our business internationally that could negatively impact our operating results, including:


    - language barriers, conflicting international business practices and other difficulties relating to the management and administration of a global business;

    - longer sales cycles associated with educating foreign clients about the benefits of our products and services;

    - currency fluctuations and exchange rates;

    - multiple and possibly overlapping tax structures and the burdens of complying with a wide variety of foreign laws;

    - the need to consider characteristics unique to technology systems used internationally; and

    - economic or political instability in some international markets.


    We may not succeed in our efforts to enter new international markets, establish, maintain or increase international demand for our solutions or expand our international operations, which may harm our growth strategy and could cause our operating results to suffer.



If our existing clients do not purchase additional elements of our solutions, we may not achieve growth in our revenues.



    Our clients' initial purchases from us often include only one or several elements of our total global trade management solutions. For example, a client may subscribe only to our TradeSphere Exporter or Landed Cost Calculator, an element of our TradeSphere solution, and not other components included in our TradeSphere solutions. Clients may subsequently add other components of our solutions and may eventually purchase and use the full suite of our TradeSphere offerings. If our clients are not satisfied with their initial purchases of one or a few components of our solutions and they decline to purchase additional components of our solutions, our revenues may be adversely impacted.


We may be unable to sell our web-based solutions if our target clients do not accept our subscription and transaction-based pricing model.


    Our new subscription and transaction-based pricing model for our web-based solutions is untested and will require our clients to make recurring subscription and transaction fee payments instead of a one-time capital investment followed by the payment of fees for maintenance and support. If our current and future clients do not accept our pricing model, our sales could suffer.


Our lengthy and variable sales cycle makes it difficult for us to predict when or if sales will occur and therefore we may experience an unplanned shortfall in revenues.


    Our products have a lengthy and unpredictable sales cycle that contributes to the uncertainty of our operating results. Clients typically view the purchase of our solutions as a significant and strategic decision. As a result, clients generally evaluate our solutions and determine their impact on existing infrastructure over a lengthy period of time. Our sales cycle has averaged approximately six to nine months, depending on a particular client's implementation requirements and whether the client is new or is extending an existing implementation. The license of our software products may be subject to delays if the client has lengthy internal budgeting, approval and evaluation processes. We may incur significant selling and marketing expenses during a client's evaluation period, including the costs of developing a full proposal and completing a rapid proof of concept or custom demonstration, before the client engages us. Larger clients may purchase our solutions as a part of multiple simultaneous purchasing decisions, which may result in additional unplanned administrative processing and other delays. If revenues forecasted from a specific client for a particular quarter are not realized or are delayed to another quarter, we may experience an unplanned shortfall in revenues, which could adversely affect our operating results.



Any loss of our strategic alliances or failure to develop new relationships would reduce our revenues.



    We have established strategic alliances with a number of third parties including Andersen Consulting, Sun Microsystems, IBM, Microsoft, Baan, i2 Technologies, JD Edwards, Oracle, RightFreight.com, SAP and SupplierMarket.com. See "Business--Strategic Alliances" for a discussion of the material terms of these relationships. We depend on these relationships for our worldwide implementation, integration, development and promotion of our solutions. We also expect these relationships to provide us with marketing and sales opportunities. If we are unable to maintain successfully our existing relationships or develop new relationships, our revenues may be reduced.


Any loss of our licensed third-party technology may result in increased costs of or delays in providing our solutions, which would harm our operating results.


    We license technology from several companies on a non-exclusive basis that is integrated into our TradeSphere product suite, including development tools and facilities from IBM (WebSphere and MQ Series) and Forte, which was acquired by Sun Microsystems. We anticipate that we will continue to license technology from these and other third parties in the future. This software may not continue to be available on commercially reasonable terms, or at all. While the term of our license with Sun Microsystems is perpetual, and our license with IBM expires on June 30, 2006, these licenses would be difficult and time-consuming to replace. The loss of any of these technology licenses could result in delays in the licensing of our TradeSphere products until equivalent technology, if available, is identified, licensed and integrated, and would adversely affect our operating results.



A successful product liability claim may harm our financial condition.



    The foundation of our software solutions and managed services, Global eContent, consists of the complex and continually changing country-specific rules and regulations published by foreign governments in connection with the import and export of goods. The organic and complex nature of Global eContent increases the likelihood that we may face product liability claims in connection with our current products and future products. Any provisions in our agreements with our clients designed to limit our exposure to potential product liability claims and any product liability insurance may not be adequate to protect us from such claims under our agreements. A successful product liability claim brought against us could harm our financial condition. Even if unsuccessful, any product liability claim could result in costly litigation and divert management's attention and resources. In addition, the effective implementation of our products may depend upon the successful operation of third-party licensed products in conjunction with our products, and therefore any undetected errors in these licensed products may prevent the implementation or impair the functionality of our products, delay new product introductions and injure our reputation.


The uncertainty of future government regulation of the Internet and global trade may add to our operating costs.


    We may face unanticipated operating costs because of the current uncertainty surrounding potential government regulation of the Internet and e-commerce. We believe that we are not currently subject to direct regulation of online commerce, other than regulations applicable to businesses generally. However, the Internet has rapidly emerged as a commerce medium, and governmental agencies have not yet been able to adapt all existing regulations to the Internet environment. Laws and regulations may be introduced and court decisions reached that affect the Internet or other online services, covering issues such as user pricing, user privacy, freedom of expression, access charges, content and quality of products and services, advertising, intellectual property rights and information security. As an Internet company, it is unclear in which jurisdictions we are actually conducting business. Our failure to qualify to do business in a jurisdiction that requires us to do so could subject us to fines or penalties and could result in our inability to enforce contracts in that jurisdiction. Even if we were able to ascertain correctly in which jurisdictions we conduct business, many of these jurisdictions have yet to determine the application of their existing laws to web-based global trade or develop laws that apply to such trade. Complying with new regulation would increase our operating costs.



We may be unable to expand the import and export trade management services provided to Ford into other geographic regions and other product lines in the manner anticipated.



    Under our agreement, we are providing Ford with import and export trade management services in a phased in geographical approach, starting with the United States. If we are unable to perform the services provided in the United States in accordance with our mutually agreed upon performance criteria, Ford may not incorporate our services into many of Ford's operations in other geographic regions and product lines, which would reduce our future revenue growth. Additionally, in the past Ford may not have complied fully with all of the regulatory requirements established by foreign governments, which may impede our ability to establish and leverage our operations under the Ford agreements in other geographic regions and which in turn would reduce our future revenue growth. Any failure to receive the requisite government approvals in connection with providing Ford managed services would adversely impact our operating results.



We may be unable to adequately protect our proprietary rights, which could result in their unauthorized use by our competitors and have an adverse impact on our revenues.


    Our success depends on our ability to protect our proprietary rights. We rely primarily on:

    - Copyright, trade secret and trademark laws;

    - Confidentiality agreements with employees and third parties; and

    - Protective contractual provisions such as those contained in license agreements with consultants, vendors and clients, although we have not signed such agreements in every case.

    Despite our efforts to protect our proprietary rights, unauthorized parties may copy aspects of our products and obtain and use information we regard as proprietary. Other parties may breach confidentiality agreements and other protective contracts. We may not become aware of these breaches or have adequate remedies available. We may need to litigate claims against third parties who infringe our intellectual property rights, which could be costly.


    We have not secured registration of all our marks in the United States and have not pursued registration of our intellectual property in any foreign country. The laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Effective copyright, trademark and trade secret protection may not be available in other jurisdictions. If we cannot adequately protect our proprietary rights, our competitors could benefit from the unauthorized use of such rights, resulting in an adverse impact on our revenues. Even if we are able to protect our proprietary rights, we could incur significant costs to defend our rights.



Our patent protection strategy is in development currently and any inadequacy in the protection of our technology could increase our operating costs.



    We may also rely on patents to protect our proprietary rights in the future. Any patent strategy we attempt to implement may not be successful and could harm our business by disclosing unpatentable trade secrets. The laws that apply to the types of patents we may seek are evolving and are subject to change. We presently have filed provisional patent applications in the United States. These applications may not result in patents or may take longer than we expect to result in patents. We may also decide to not file patent applications in all the countries in which we operate or intend to operate. Our decision to do so may inhibit our ability to protect our proprietary rights in those countries. Even if we are issued patents, we cannot assure you that they will provide us any meaningful protection or competitive advantage. If we try to enforce our patents, third parties may challenge our patents in court or before the United States Patent and Trademark Office. An unfavorable outcome in any such proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that we could acquire any license made available to us on commercially acceptable terms. Developing and enforcing our patent protection strategy may increase our operating costs.

We may have to defend against intellectual property infringement claims, which could be expensive and, if we are not successful, could disrupt our business.



    We cannot be certain that our solutions do not or will not infringe valid patents, copyrights, trademarks or other intellectual property rights held by third parties. As a result, we may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. We may incur substantial expenses in defending against these third-party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may disrupt our business.



Competition in our market could make it difficult to attract clients, cause us to reduce prices, resulting in reduced gross margins, or cause us to fail to gain market share or experience a loss of market share, any of which could reduce our operating results.


    The market for our products and services is competitive, dynamic and subject to frequent technological changes. The intensity of competition and the pace of change are expected to increase in the future. Our solutions face competition from a number of competitors offering products and services that vary in functionality including:

    - Content aggregators such as Dun & Bradstreet and TradeCompass;


    - International trade logistics providers such as Capstan, Nextlink and ClearCross;


    - Trade consultants such as management consulting firms, law firms and boutique consulting firms; and

    - Outsourcing service providers, such as third party logistics providers, fourth party logistics providers and carriers.


    We expect additional competition from other established and emerging companies as the market for global trade solutions evolves. Current or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could harm our revenues and profitability. Increased competition could result in price reductions, reduced gross margins, loss of market share or failure to gain market share, any of which would seriously harm our business. We may not be able to compete successfully against current and future competitors, which may reduce our operating results and lower the value of your investment in our common stock.



Any future acquisitions may be difficult and disruptive, we may not realize the expected benefits from any such acquisitions and our operating results may be harmed if we cannot address the challenges presented by acquisitions.



    In the past we have acquired businesses to expand our operations or market presence and intend to continue our expansion by acquiring or investing in companies, assets or technologies that complement our business and offer opportunities for growth. These transactions involve many risks and challenges that we might not successfully overcome, including:


    - Difficulties in assimilating technologies, products, personnel and operations;

    - Disruption of our ongoing business and diversion of management's attention from other business concerns;

    - Risks of entering markets in which we have no or limited prior experience;

    - Issuances of equity securities that may dilute your ownership interest in our common stock;

    - Cash payments to or the assumption of debt or other liabilities of the companies we acquire; and

    - Large write-offs and amortization expenses related to goodwill and other intangible assets.


    Our inability to address these risks could negatively impact our operating results. In addition, in connection with our proposed acquisition of Ford's global customs unit, we intend to acquire, or receive full-time services from, a number of Ford employees. Any failure to successfully integrate these employees into our operations will increase our operating expenses and may adversely impact our revenues. Moreover, any future acquisitions or investments, even if successfully completed, may not generate any additional revenue or provide any benefit to our business.



Shares of common stock eligible for public sale after this offering could depress our stock price.



    The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market after this offering, or the perception that these sales could occur. Approximately 72% of shares will be eligible to be sold in the public market 180 days after this offering. The following table indicates approximately when the 28,457,508 shares of our common stock that were outstanding as of June 30, 2000, assuming conversion of all outstanding shares of convertible preferred stock into 13,824,817 shares of common stock and assuming the issuance of 8,000,000 shares of common stock that will be issued in connection with our acquisition of Ford's global customs unit, will be eligible for sale into the public market:



                                                              Restricted Shares
                                                             Eligible for Sale in
                                                              the Public Market
                                                             --------------------
On the date of this prospectus.............................                --
180 days after the date of this prospectus.................        20,457,508
At various times more than 180 days after
  the date of this prospectus..............................         8,000,000



    In the event that any of our existing stockholders exercise registration rights granted by prior agreements, additional shares of our common stock would be available in the public market. Any such resales may make it more difficult for us to raise capital through the sale of securities in the future at a time and at a price that we deem appropriate.



Your ability to influence corporate matters may be limited because our officers, directors and affiliates will be able to control, and Ford will be able to influence, matters requiring stockholder approval and may have interests that differ from yours.



    Following the closing of this offering, our officers, directors and affiliated entities, including Ford, together will beneficially own approximately 50.9% of the outstanding shares of our common stock, 49.6% if the underwriters' over-allotment option is exercised in full. In addition, Ford will beneficially own approximately 23.2% of the outstanding shares of our common stock, 22.6% if the underwriters' over-allotment option is exercised in full. As the single largest stockholder of Vastera, Ford may have significant influence over corporate acts requiring stockholder approval, including a merger or sale of the Company. As long as Ford holds at least 5% of our common stock, it has the right to appoint a non-voting observer to our board of directors. Accordingly, these stockholders collectively will be able to control all matters requiring stockholder approval and, thereby, our management and affairs. In addition, this concentration of ownership may delay, deter or prevent acts that would result in a change of control, which in turn could reduce the market price of our common stock. Our officers, directors and affiliated entities, including Ford, may have interests that differ from your interests and their decisions may negatively impact our future success.



Our management has broad discretion over how to use the proceeds of this offering; we may not use the proceeds in ways with which you agree or that help achieve our growth strategy and our revenues may decline.



    We estimate that our net proceeds from this offering will be $52.8 million, at an assumed initial public offering price of $10.00 per share and after deducting the estimated underwriting discount and offering expenses. See "Use of Proceeds" for a detailed description of how management intends to apply the net proceeds of this offering. Our management will have broad discretion as to how to apply the net proceeds of this offering. If we fail to use these proceeds effectively, we may not achieve our growth strategy and our revenues may decline.



Other companies may have difficulty acquiring us, even if doing so would benefit our stockholders, due to provisions of our corporate charter and bylaws, Delaware law and Ford's significant ownership position.


    Provisions in our certificate of incorporation, in our bylaws and under Delaware law could make it more difficult for other companies to acquire us, even if doing so would benefit our stockholders. Our certificate of incorporation and bylaws contain the following provisions, among others, which may inhibit an acquisition of our company by a third party:

    - a staggered board of directors, where stockholders elect only a minority of the board each year;

    - advance notification procedures for matters to be brought before stockholder meetings;

    - a limitation on who may call stockholder meetings; and

    - a prohibition on stockholder action by written consent.


    We are subject to provisions of Delaware law that prohibit us from engaging in any business combination with any "interested stockholder," meaning generally a stockholder who beneficially owns more than 15% of our stock, for a period of three years from the date this person became an interested stockholder, unless various conditions are met, such as approval of the transaction by our board. This could have the effect of delaying or preventing a change in control. For a more complete discussion of these provisions of Delaware law, please see "Description of Capital Stock--Delaware Anti-Takeover Law and Provisions in Our Charter and Bylaws."



    Additionally, in connection with establishing our strategic relationship with Ford, Ford will acquire a 23.2% ownership interest in us. See "Principal Stockholders." Because of Ford's significant holdings, other companies may be deterred from acquiring us, even if being acquired would be in the best interest of our other stockholders.



               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



    This prospectus contains forward-looking statements that address, among other things, market acceptance of our solutions, expansion into new targeted industries, product development, sales and marketing strategies, development and maintenance of strategic alliances, technological advancement, global expansion, use of proceeds, projected capital expenditures, liquidity and availability of additional funding sources. These statements may be found in the sections of this prospectus entitled "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Our Business" and in this prospectus generally. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of such terms or other comparable terminology. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including all the risks discussed in "Risk Factors" and elsewhere in this prospectus. Unless required by law, we undertake no obligation to update publicly any forward looking statements after the date of this Prospectus to conform such statements to actual results.

                                USE OF PROCEEDS



    We expect to receive approximately $52.8 million in net proceeds from the sale of the 6,000,000 shares of common stock in this offering, assuming that the initial public offering price is $10.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We expect to receive approximately $61.2 million if the underwriters' over-allotment option is exercised in full.



    The principal purposes of this offering are to increase our equity capital, create a public market for our common stock, facilitate future access by us to public capital markets and provide us with increased visibility in our markets. We have no specific plans for the use of the net proceeds of this offering and intend to use such proceeds for general corporate purposes, principally working capital for increased domestic and international sales and marketing expenditures, product development expenditures, expenditures related to the expansion of our consulting services organization and capital expenditures made in the ordinary course of business. We may also use a portion of the net proceeds to expand internationally, to acquire or invest in additional businesses, products and technologies that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments, oral or written, to do so. We are not currently engaged in any negotiations for any acquisition or strategic investment. The amounts that we actually expend for working capital purposes will vary significantly depending on a number of factors, including future revenue growth, if any, the amount of cash we generate from operations and the progress of our product development efforts. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering. Pending the uses described above, we will invest the net proceeds in short-term, interest-bearing, investment-grade securities.



                                DIVIDEND POLICY



    We have never paid cash dividends on our common stock. We currently intend to retain any future earnings to fund the development and growth of our business, and we do not anticipate paying any cash dividends in the future. Under the terms of our current loan facility with PNC Bank, we are also restricted from declaring or paying any dividends on any class of equity securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" for a more complete discussion of our facility with PNC Bank.

                                 CAPITALIZATION



    The following table sets forth our capitalization as of June 30, 2000. We present capitalization:


    - on an actual basis;


    - on a pro forma basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into 13,824,817 shares of common stock upon the consummation of the offering and the issuance of 8,000,000 shares of common stock that will be issued to Ford in connection with completing our acquisition of Ford's global customs unit anticipated to occur in August 2000; and



    - on a pro forma as adjusted basis to reflect the automatic conversion of all outstanding shares of convertible preferred stock into 13,824,817 of common stock upon the consummation of the offering, the issuance of 8,000,000 shares of common stock that will be issued to Ford in connection with completing our acquisition of Ford's global customs unit anticipated to occur in August 2000, the filing of our amended and restated certificate of incorporation upon the consummation of the offering and to reflect our receipt of the estimated net proceeds from the sale of 6,000,000 shares of common stock offered in the offering at an assumed initial public offering price of $10.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses.



                                                                        June 30, 2000
                                                              ----------------------------------
                                                                                      Pro Forma
                                                               Actual    Pro Forma   As Adjusted
                                                              --------   ---------   -----------
                                                                        (in thousands)
Cash and cash equivalents and short-term investments........  $  9,043   $  9,043     $ 61,843
Line of credit and capital lease obligations................     4,083      4,083        4,083
Redeemable convertible preferred stock
  $0.01 par value; 9,198 shares authorized and 8,312
  outstanding (actual), and no shares issued and outstanding
  (pro forma and pro forma as adjusted).....................  $ 80,224         --           --
Stockholders' equity (deficit):
Common stock
  $0.01 par value; 100,000 shares authorized and 6,632
  shares issued and outstanding (actual), 28,457 shares
  issued and outstanding (pro forma), 34,457 issued and
  outstanding (pro forma as adjusted).......................                  284          344
Additional paid-in capital..................................    21,456    166,262      219,002
Accumulated other comprehensive income......................       (10)       (10)         (10)
Deferred compensation.......................................   (12,713)   (12,713)     (12,713)
Accumulated deficit.........................................   (82,842)   (82,842)     (82,842)
                                                              --------   --------     --------
  Total stockholders' equity (deficit)......................   (74,043)   (70,981)     123,781
                                                              --------   --------     --------
    Total capitalization....................................  $ 19,307   $ 84,107     $189,707
                                                              ========   ========     ========


    Our capitalization information represented above excludes:


    - 17,833,028 shares of common stock available for issuance pursuant to our employee stock option plans, of which 6,504,552 shares are subject to outstanding options as of June 30, 2000 at a weighted average exercise price of $3.56.


    - 5,000,000 shares of common stock reserved for future issuances under our employee stock purchase plan; and


    - 640,459 shares of common stock issuable upon the exercise of warrants to purchase our common stock outstanding after this offering at a weighted average exercise price of $5.48.

                                    DILUTION



    As of June 30, 2000, our net tangible book value on a pro forma basis giving effect to the automatic conversion of our convertible preferred stock into common stock upon consummation of this offering and to both the issuance of 8,000,000 shares of common stock to Ford and the acquisition of an estimated $65.5 million of intangible assets from Ford in connection with completing our acquisition of Ford's global customs unit anticipated to occur in August 2000 was approximately $3.6 million, or $0.13 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. As of June 30, 2000, our net tangible book value, on a pro forma basis as adjusted for the sale of 6,000,000 shares of our common stock, based on an assumed initial public offering price of $10.00 per share and after deducting the underwriting discounts and commissions and other estimated offering expenses, would have been approximately $1.64 per share. This represents an immediate increase of $1.51 per share to existing stockholders and an immediate dilution of $8.36 per share to new investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............          $10.00
  Pro forma net tangible book value per share at June 30,
    2000....................................................  $0.13
  Pro forma increase per share attributable to new
    investors...............................................   1.51
                                                              -----
Pro forma net tangible book value per share after this
  offering..................................................            1.64
                                                                      ------
Dilution per share to new investors.........................          $ 8.36
                                                                      ======



    The following summarizes on a pro forma basis as of June 30, 2000, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based on an assumed initial public offering price of $10.00 per share.



                                      Shares Purchased                Consideration
                                   -----------------------       ------------------------       Average Price
                                    Number        Percent         Amount         Percent          Per Share
                                   --------       --------       ---------       --------       -------------
                                                     (in thousands, except per share data)
Existing stockholders............   28,457          82.6%        $114,104          65.5%            $ 4.01
New public investors.............    6,000          17.4%          60,000          34.5%             10.00
                                    ------         -----         --------         -----             ------
  Total..........................   34,457         100.0%        $174,104         100.0%            $ 5.05
                                    ======         =====         ========         =====             ======


    The preceding table excludes:


- 17,833,028 shares of common stock available for issuance pursuant to our employee stock option plans, of which 6,504,552 shares are subject to outstanding options as of June 30, 2000 at a weighted average exercise price of $3.56.


- 5,000,000 shares of common stock reserved for future issuances under our employee stock purchase plan; and


- 640,459 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock at a weighted average exercise price of $5.48.



    To the extent all of these options and warrants had been exercised as of June 30, 2000, pro forma net tangible book value per share after this offering would be $1.36 and total dilution per share to new investors would be $7.64.

                      SELECTED CONSOLIDATED FINANCIAL DATA



    The tables that follow present portions of our financial statements and are not complete. You should read the following selected financial data in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999 from our financial statements that have been audited by Arthur Andersen LLP, independent public accountants, which are included elsewhere in this prospectus. We derived the statement of operations data for the years ended December 31, 1995 and 1996 and the balance sheet data as of December 31, 1995 and 1996 from unaudited financial statements that are not included in this prospectus. We derived the statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data as of June 30, 2000 from our unaudited financial statements which are included elsewhere in this prospectus.



                                                                                                            Six Months Ended
                                                        Year Ended December 31,                                 June 30,
                                  -------------------------------------------------------------------   -------------------------
                                     1995          1996          1997          1998          1999          1999          2000
                                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
                                  (unaudited)   (unaudited)                                             (unaudited)   (unaudited)
                                                               (in thousands, except per share data)
Consolidated Statement of
  Operations Data:
Revenues:
  Subscription/transaction
    revenues....................    $   635       $ 1,222       $ 2,200       $ 4,088      $  7,261       $ 2,945      $  5,629
  Services revenues.............        402           917         1,545         4,778        11,869         6,190         7,806
                                    -------       -------       -------       -------      --------       -------      --------
    Total revenues..............      1,037         2,139         3,745         8,866        19,130         9,135        13,435
Cost of revenues:
  Cost of
    subscription/transaction
    revenues....................          1           398           766           708           692           309           741
  Cost of services revenues.....        639           770         1,473         4,206        10,078         4,265         6,500
                                    -------       -------       -------       -------      --------       -------      --------
    Total cost of revenues......        640         1,168         2,239         4,914        10,770         4,574         7,241
                                    -------       -------       -------       -------      --------       -------      --------
Gross profit....................        397           971         1,506         3,952         8,360         4,561         6,194
Operating expenses:
  Sales and marketing...........        358           837         4,442         4,581         7,143         2,907         6,645
  Research and development......        403         1,548         4,137         4,271         6,194         2,377         6,157
  General and administrative....        329         1,498         1,710         2,562         3,680         1,372         2,357
  Depreciation..................         65           167           426           637         1,312           569         1,000
  Amortization..................         --            --            --            --           313            74           239
  Stock-based compensation......         --            --            --            --           378            --         5,611
                                    -------       -------       -------       -------      --------       -------      --------
    Total operating expenses....      1,155         4,050        10,715        12,051        19,020         7,299        22,009
                                    -------       -------       -------       -------      --------       -------      --------
Loss from operations............       (758)       (3,079)       (9,209)       (8,099)      (10,660)       (2,738)      (15,815)
Other income (expense)..........        (25)           (7)          (98)         (157)          181           123            72
                                    -------       -------       -------       -------      --------       -------      --------
      Net loss..................    $  (783)      $(3,086)      $(9,307)      $(8,256)     $(10,479)      $(2,615)     $(15,743)
Dividends and accretion on
  redeemable convertible
  preferred stock...............         --          (164)         (668)       (1,184)      (19,347)       (1,728)      (13,426)
                                    -------       -------       -------       -------      --------       -------      --------
Net loss attributable to common
  stockholders..................    $  (783)      $(3,250)      $(9,975)      $(9,440)     $(29,826)      $(4,343)     $(29,169)
                                    =======       =======       =======       =======      ========       =======      ========
Net loss per share
  Basic and diluted net loss per
    share.......................    $  (.35)      $  (.61)      $ (1.87)      $ (1.73)     $  (4.92)      $  (.75)     $  (4.40)
                                    =======       =======       =======       =======      ========       =======      ========
  Weighted-average common shares
    outstanding.................      2,250         5,340         5,341         5,457         6,065         5,754         6,629
Unaudited pro forma net loss per
  share.........................
  Pro forma basic and diluted
    net loss per share..........                                                           $   (.64)                   $   (.82)
                                                                                           ========                    ========
  Pro forma weighted-average
    common shares outstanding...                                                             16,277                      19,206



                                                                           December 31,                                June 30,
                                                -------------------------------------------------------------------   -----------
                                                   1995          1996          1997          1998          1999          2000
                                                -----------   -----------   -----------   -----------   -----------   -----------
                                                (unaudited)   (unaudited)                                             (unaudited)
                                                                                 (in thousands)
Consolidated Balance Sheet Data:
  Cash and cash equivalents...................    $    77       $ 1,283      $  1,388      $  7,792      $    961      $    374
  Short-term investments......................         --            --           597         1,892         3,908         8,669
  Working capital.............................       (612)       (1,022)       (2,892)        3,199        (4,200)        4,752
  Total assets................................        844         2,859         5,486        16,282        17,152        28,599
  Long-term debt..............................         24           148           514           996         2,326         3,408
  Redeemable convertible preferred stock......         --         3,801        10,240        24,431        46,117        80,224
  Total stockholders' equity (deficit)........     (1,528)       (4,394)      (13,865)      (22,763)      (49,928)      (74,043)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH "SELECTED CONSOLIDATED FINANCIAL DATA" AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS WHICH ARE DEEMED TO BE INCORPORATED INTO THIS SECTION. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS DUE TO VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.


Overview


    We are a leading provider of web-based software products and services that facilitate international buying and selling by streamlining and optimizing global trade processes. We call these products and services our solutions. Global trade involves the shipment of goods between countries and the management of information and business processes required to complete shipments. In 1992, we introduced EMS-2000, a U.S.-centric, DOS-based export management solution. In 1994, we introduced EMS-2000 Version 4, a multi-country, two-tier, Windows-based export management solution. In 1997, we introduced Global Passport, a multi-country, three-tier, client-server based, import/export management solution. In 2000, we introduced TradeSphere, a multi-country, multi-module suite of web-based global trade management solutions and we introduced TradePrism.com, a trade portal that provides a web-based delivery mechanism for our global trade management capabilities. Since our inception, we have continued to develop comprehensive solutions with features, functionality and services that allow companies to manage the complexities of global trade.



    We provide our products and services from our offices in the United States and United Kingdom to over 200 clients. Our clients typically acquire a limited number of server and user subscriptions or licenses to implement in a division or department. As they expand implementation of our products globally and to their clients, suppliers, and business partners, additional subscriptions or licenses are acquired. We currently market our products and services on a global basis through our direct sales force and other channels, such as strategic alliances and partners. We expect revenues from our international operations to increase as we continue to expand our international sales and services organizations.



    In July 2000, in connection with our acquisition of Ford's global customs unit, we contracted with Ford to provide them with global trade management services. The agreement provides for us to assume management of Ford's global trade operations, initially starting with Ford's U.S.-based operations and adding international operations over time upon achieving the established criteria. We will be compensated for our services based on the number of transactions executed, subject to certain minimum transaction levels through 2004. This customer relationship will have a significant impact on our total revenue and is expected to account for greater than 10% of revenues for the foreseeable future, beginning in the quarter ended December 31, 2000.



    We have incurred significant losses in order to grow our business and as of June 30, 2000 had an accumulated deficit of approximately $82.8 million. We believe our future success depends on our successful performance under the Ford agreements, increasing our client base, further developing additional global trade data and content and introducing new products and services to the marketplace. Prior to 2000, we derived substantially all of our revenues from licenses of our client-server based solutions EMS-2000 and Global Passport. As we continue to focus our development and marketing efforts on our web-based products, TradeSphere and TradePrism.com, and our managed services, TradeVantage, we expect to derive an increasing percentage of revenues from these solutions. Because these solutions are new in the marketplace, we expect our revenues to be increasingly uncertain and subject to fluctuations. In addition, to complete the development of our web-based solutions, we intend to continue to invest heavily in research and development, sales, marketing and management consulting services; therefore, we expect to continue to incur substantial operating losses in the foreseeable future.



Recent Acquisitions



  FORD GLOBAL CUSTOMS UNIT



    In July 2000, we entered into an agreement to acquire Ford's global customs unit. Under the terms of the agreement, we will merge Ford's global customs unit into our managed services operations. The Ford operations to be merged into us consist of Ford personnel and the technology currently utilized by Ford to manage its international trade transactions. By combining our existing technology and intellectual capital with that acquired from Ford, we intend to expand our managed services offerings to companies of varying sizes on a global basis. Ford will receive 8,000,000 shares of our common stock valued at approximately $64.8 million in consideration of the transaction.



  QUANTUM CONSULTING ASSOCIATES, INC.



    In June 1999, we acquired Quantum Consulting Associates, Inc. of Denver, Colorado to enhance our trade process consulting services and trade expertise. The shareholders of Quantum received $439,000 in cash and 567,000 shares of our common stock valued at approximately $1.5 million, in exchange for all of the outstanding common stock of Quantum.



  DELTAC LIMITED



    In January 1999, we acquired Deltac Limited., a provider of trade content and management consulting expertise for the United Kingdom (UK) and European Union (EU). The shareholders of Deltac received $100,000 in cash and 189,000 shares of our common stock valued at $409,000, in exchange for all of the outstanding common stock of Deltac.



    These acquisitions were all accounted for under the purchase method of accounting. The excess of the consideration over the fair value of the acquired assets and liabilities related to our Quantum and Deltac acquisitions of approximately $2.4 million, was accounted for as goodwill. The excess of the consideration over the fair value of the acquired assets of Ford's global customs unit that will be accounted for as goodwill is estimated to be $55.5 million. Goodwill is being amortized on a straight-line basis over five years and resulted in charges to operations of approximately $313,000 for the year ended December 31, 1999 and approximately $239,000 for the six months ended June 30, 2000. In the aggregate, amortization for future periods is expected to be approximately $5.1 million for the year ended December 31, 2000, approximately $11.6 million for the years ending December 31, 2001, 2002, 2003, approximately $11.3 million for the year ended December 31, 2004 and approximately 6.5 million for the year ended December 31, 2005.


Source of Revenues and Revenue Recognition Policy


    Our revenues are classified as either subscription/transaction revenues or services revenues. In 2000, we renamed our software products and services as follows:



    - our Global Passport software product is now called TradeSphere;



    - our strategic and operational consulting services are now called
      TradeValue;

    - our managed-services consisting of Global e-Content, TradeSphere and our proprietary methodology and services is now called TradeVantage.



    A description of our current revenue classifications follows:


  SUBSCRIPTION/TRANSACTION REVENUES


    Subscription/transaction revenues consist of subscription-based revenues, transaction-based revenues and perpetual software license revenues.



    Subscription-based Revenues. Subscription-based revenues are revenues derived from subscription arrangements in which our clients subscribe to the use of TradeSphere, TradePrism.com and TradeVantage, our managed services organization for a contract term. Revenues are recognized ratably over the contract term. Subscription arrangements typically range from three to five years. Payment on subscription arrangements are typically collected annually, quarterly, or monthly.



    Transaction-based Revenues. Transaction-based revenues are revenues derived from agreements which provide for transaction fees based on usage of TradeSphere, TradePrism.com and TradeVantage. Revenues are recognized as transactions occur. Payments on transaction revenues are typically collected monthly. Our transaction-based agreements, including our Ford agreements, are often subject to minimum transaction thresholds.



    Perpetual Software License Revenues. Perpetual software license revenues are derived from the sales of perpetual software licenses and the related maintenance contract. Maintenance contracts include the right to unspecified enhancements on a when-and-if available basis, ongoing support and content update services. In general, our active clients renew these maintenance contracts to obtain access to these regular content updates, which are critical to the continued capability of our clients' systems. Revenues from perpetual software license sales are recognized ratably over the estimated economic life of the product (three years). Revenues from maintenance contracts are recognized ratably over the contract term, typically one year. Payments on perpetual software license sales are typically collected upon contract signing or shortly thereafter. Payments on maintenance revenues are typically collected annually in advance, but may also be collected quarterly in advance.



  SERVICES REVENUES



    Our services revenues consist of TradeSphere services revenues and TradeValue services revenues.



    TradeSphere Services Revenues. TradeSphere services revenues are derived from implementation and training services. These revenues are provided on either a time-and-materials or on a fixed-price basis and are recognized as the services are performed or on a percentage-of-completion basis.



    TradeValue Services Revenues. TradeValue services revenues are derived from management consulting. These revenues are provided on either a time-and-materials or on a fixed-price basis and are recognized as the services are performed or on a percentage-of-completion basis.



    Our services revenues have increased due to the growth in our client base, expansion of our implementation organization and expansion of our management consulting organization. Services revenues are typically billed and collected monthly. In the future we expect services revenues to decrease as a percentage of total revenues.



    Our sales cycle averages six to nine months. Furthermore, we have experienced, and expect to continue to experience, significant variation in the size of individual sales. As a result of this and other factors, our results have varied significantly in the past and are likely to be subject to significant fluctuations in the future. Since subscription/transaction revenues are recognized ratably, and the timing of services revenues is dependent on the scope of the engagement, we believe that period-to-period comparisons of the results of operations are not necessarily indicative of the results we expect for any future period.


Deferred Revenues


    Deferred revenues include amounts billed to clients for which revenues have not been recognized and generally result from billed, but deferred subscription/transaction revenues and deferred services not yet rendered. Deferred revenues will be recognized on a monthly basis over the remaining economic life of the product or recognized as revenues when the services are performed. As we continue to increase our subscription and transaction-based revenues relative to our perpetual licenses, we expect our deferred revenues to decrease.


Cost of Revenues


    Cost of revenues includes the cost of our subscription/transaction revenues and the cost of our services revenues. Cost of subscription/transaction revenues includes royalties due to third parties for technology products integrated into our software products as well as the cost of salaries and related expenses for our technical support and managed services organizations.



    We have a value-added reseller license agreement with Sun Microsystems and, effective June 2000 through December 2002, we have the right to sublicense Sun's software royalty free. Prior to June 2000, we were required to pay a royalty of 2% of revenues generated from the sale of our base application package in exchange for the right to sublicense Sun's software. We also have an OEM Software License agreement with IBM in which we have agreed to pay IBM a royalty of $350,000 for the year 2000 and 6% of the contract value of products shipped with IBM content for years 2001 through 2005 in exchange for the right to sublicense IBM's software.



    Cost of subscription/transaction revenues also includes the cost of salaries and related expenses for our client support, which includes our technical support and managed services organization. We expect the cost of subscription/transaction revenues to continue to increase as we further expand our offerings and integrate other technology products into our product offerings.



    Cost of services revenues includes the cost of salaries and related expenses for implementation, management consulting, and training services provided to clients, as well as, the cost of third parties contracted to provide either application consulting or implementation services to our clients. The total cost of revenues may fluctuate based on the mix of products and services sold.



    We expect our cost of subscription/transaction revenues to increase as a result of our recent transaction-based managed services contract signed with Ford. In the short term, we expect our gross margins on subscription/transaction revenues to decrease until we are able to fully integrate Ford's technology with our technology and increase the number of additional customers subscribing to managed trade services.



Stock-based Compensation



    We recorded deferred compensation of approximately $6.4 million in the last six months of 1999 and approximately $12.3 million in the first six months of 2000. These amounts represent the difference between the exercise price and the fair value for accounting purposes of the underlying common stock at the date of grant. This amount is included as a component of stockholders' equity and is being amortized on an accelerated basis over the applicable vesting period.



    For the year ended December 31, 1999 and the six months ended June 30, 2000, we amortized approximately $378,000 and approximately $5.6 million of deferred compensation, respectively. We expect to amortize deferred compensation of approximately $9.9 million, $5.0 million, $2.5 million, $867,000 and $25,000 for the years ended December 31, 2000, 2001, 2002, 2003 and 2004. The amount of stock option compensation expense to be recorded in future periods could decrease if options are forfeited for which accrued but unvested compensation has been recorded.


Beneficial Conversion


    On February 4, 2000 and February 29, 2000, pursuant to a stock purchase agreement with new and existing investors, we issued approximately 1,569,000 shares of Series E convertible preferred stock for approximately $17.0 million. We recorded a beneficial conversion feature as a dividend of approximately
$8.1 million in the first quarter of 2000 to reflect the difference between the underlying convertible price per share of common stock and the estimated fair market value for accounting purposes of the common stock on the date of issuance.


Research and Development


    In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed", we have evaluated the establishment of technological feasibility of our products during the development phase. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is very short and, consequently, the amounts that could be capitalized are not material to our financial position or results of operations.

Results of Operations

    The following table sets forth the consolidated statement of operations data, expressed as a percentage of total revenues for each period indicated. The historical results are not necessarily indicative of results to be expected for any future period.


                                                                                                                 Six Months
                                                                                                                   Ended
                                                         Years Ended December 31,                                 June 30,
                                     ----------------------------------------------------------------      ----------------------
                                       1995          1996          1997          1998          1999          1999          2000
                                     --------      --------      --------      --------      --------      --------      --------
Revenues:
  Subscription/transaction
   revenues....................          61 %          57 %          59 %          46 %          38 %          32 %          42 %
  Services revenues............          39            43            41            54            62            68            58
                                       ----          ----          ----          ----          ----          ----          ----
    Total revenues.............         100           100           100           100           100           100           100
Cost of revenues:
  Cost of
   subscription/transaction
   revenues....................           -            19            20             8             4             3             6
  Cost of services revenues....          62            36            39            47            53            47            48
                                       ----          ----          ----          ----          ----          ----          ----
    Total cost of revenues.....          62            55            59            55            57            50            54
                                       ----          ----          ----          ----          ----          ----          ----
Gross margin...................          38            45            41            45            43            50            46
                                       ----          ----          ----          ----          ----          ----          ----
Operating expenses:
  Sales and marketing..........          35            39           119            52            38            32            49
  Research and development.....          39            72           110            48            32            26            46
  General and administrative...          31            70            46            29            19            15            18
  Depreciation.................           6             8            11             7             6             6             7
  Amortization.................           0             0             0             0             2             1             2
  Stock-based compensation.....           -             -             -             -             2             0            42
                                       ----          ----          ----          ----          ----          ----          ----
    Total operating expenses...         111           189           286           136            99            80           164
                                       ----          ----          ----          ----          ----          ----          ----
Loss from operations...........         (73)         (144)         (245)          (91)          (56)          (30)         (118)
Other income (expense), net....          (2)            0            (3)           (2)            1             1             1
                                       ----          ----          ----          ----          ----          ----          ----
Net loss.......................         (75)%        (144)%        (248)%         (93)%         (55)%         (29)%        (117)%
                                       ====          ====          ====          ====          ====          ====          ====



Comparison of Six Months Ended June 30, 1999 to Six Months Ended June 30, 2000


  REVENUES


    Total revenues. Total revenues increased 47% from approximately $9.1 million for the six months ended June 30, 1999 to approximately $13.4 million for the six months ended June 30, 2000.



    Subscription/transaction revenues. Subscription/transaction revenues increased 91% from approximately $2.9 million for the six months ended June 30, 1999 to approximately $5.6 million for the six months ended June 30, 2000. We attribute this increase to continued growth in our client base resulting from increased market acceptance of our product offerings and our increased sales and marketing efforts. As we continue to focus our development and marketing efforts on our TradeSphere and TradePrism.com solutions, and as a result of our managed services agreement with Ford, we expect subscription/transaction revenues to increase significantly as a percentage of total revenues.



    Services revenues. Services revenues increased 26% from approximately
$6.2 million for the six months ended June 30, 1999 to approximately
$7.8 million for the six months ended June 30, 2000. The increase resulted from increases in our client base as well as in our average billing rates. We expect the proportion of services revenues to total revenues to decrease significantly as a result of our managed services agreement with Ford.

  COST OF REVENUES


    Cost of subscription/transaction revenues. The cost of subscription/transaction revenues increased 140% from approximately $309,000 for the six months ended June 30, 1999 to approximately $741,000 for the six months ended June 30, 2000. The increase resulted from our investment in our client support infrastructure. The cost of subscription/transaction revenues, as a percentage of subscription/transaction revenues was 10% for the six months ended June 30, 1999 and 13% for the six months ended June 30, 2000. This increase as a percentage of subscription/transaction revenues reflected our expansion of our technical support and managed services organization. We expect the cost of subscription/transaction revenues to increase as a percentage of subscription/transaction revenues as we invest heavily in our support infrastructure, due to our managed services agreement with Ford, experience greater royalty costs associated with our OEM agreement with IBM, and as we expand our product offerings and integrate other technology products into our offerings.



    Cost of services revenues. The cost of services revenues increased 52% from approximately $4.3 million for the six months ended June 30, 1999 to approximately $6.5 million for the six months ended June 30, 2000. This increase resulted from the hiring and training of consulting and training personnel to support our increased client base. The cost of services revenues, as a percentage of services revenues was 69% for the six months ended June 30, 1999 and 83% for the six months ended June 30, 2000. This increase reflects our focus on hiring and training personnel in our management consulting organization. Although these increased costs negatively affected our gross margin, we expect the cost of services revenues to decrease as a percentage of services revenues as we continue to make productivity improvements in both our management consulting as well as our implementation and training organizations.


  GROSS PROFIT


    Gross profit increased 36% from approximately $4.6 million for the six months ended June 30, 1999 to approximately $6.2 million for the six months ended June 30, 2000. This increase is attributable to the growth in our client base, which increased subscription/ transaction revenues and services revenues. Gross margin decreased from 50% for the six months ended June 30, 1999 to 46% for the six months ended June 30, 2000. While we expect gross margins to increase in the long term, in the short term we expect gross margins to be constrained by our ability to fully integrate Ford's technology and personnel into our managed services organization.


  OPERATING EXPENSES


    Sales and marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, sales training events, public relations, advertising, trade shows, and travel expenses related to both promotional events and direct sales efforts. Sales and marketing increased 129% from approximately $2.9 million for the six months ended
June 30, 1999 to approximately $6.6 million for the six months ended June 30, 2000. This increase resulted from our continued investment in our sales and marketing infrastructure, both domestically and internationally. The investments included significant personnel and related expenses, recruiting fees, travel expenses, and related facility and equipment costs. In addition, we increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional activities during this period. Sales and marketing expenses represented 32% of our total revenues for the six months ended June 30, 1999 and 49% for the six months ended June 30, 2000. We believe that we will need to continue to increase our sales and marketing expenses to expand our market position. As a result, we anticipate that sales and marketing expenses will continue to increase in absolute dollar amounts in future years but decrease as a percentage of total revenues.



    Research and development. Research and development expenses consist primarily of salaries, benefits and equipment for software developers, quality assurance personnel, program managers, and technical writers. Research and development expenses increased 159% from approximately $2.4 million for the six months ended June 30, 1999 to approximately $6.2 million for the six months ended June 30, 2000. This increase resulted from an increase in the number of internal and contract software developers and quality assurance personnel needed to support our product development and testing activities. Research and development expenses represented 26% of our total revenues for the six months ended June 30, 1999 and 46% for the six months ended June 30, 2000. We believe that we must continue to invest in research and development in order to develop new products and services. As a result, we anticipate that research and development expenses will continue to increase in absolute dollar amounts but decrease as a percentage of total revenues.



    General and administrative. General and administrative expenses consist primarily of salaries, benefits and related costs for executive, finance, administrative and information services personnel. These expenses also include fees for legal, audit and accounting, and other professional services. General and administrative expenses increased 72% from approximately $1.4 million for the six months ended June 30, 1999 to approximately $2.4 million for the six months ended June 30, 2000. This increase resulted from the addition of executive, finance and administrative personnel to support the growth of our business. General and administrative expenses represented 15% of our total revenues for the six months ended June 30, 1999 and 18% for the six months ended June 30, 2000. The increase as a percentage of total revenues reflected our expansion of our administrative staff. We believe our general and administrative expenses will continue to increase in absolute dollar amounts, but decrease as a percentage of total revenues as we expand our administrative staff, domestically and internationally, and incur expense associated with becoming a public company. We expect these expenses to include annual and other public reporting costs, directors' and officers' liability insurance, investor relations programs and additional legal, accounting and consulting fees.

    Depreciation. Depreciation expense increased 76% from approximately $569,000 for the six months ended June 30, 1999 to approximately $1.0 million for the six months ended June 30, 2000. This increase resulted from the depreciation of fixed assets purchased to build the infrastructure needed to support the growth of our business. Depreciation expense represented 6% of our total revenues for the six months ended June 30, 1999 and 7% for the six months ended June 30, 2000. As part of the Ford transaction we acquired the perpetual right to use their technology royalty free. This asset was valued at approximately
$2.3 million and will be depreciated straight-line over five years.



    Amortization. Amortization expense increased 223% from approximately $74,000 for the six months ended June 30, 1999 to approximately $239,000 for the six months ended June 30, 2000. This increase resulted from the amortization of goodwill from the acquisitions of Deltac Limited in January 1999 and Quantum Consulting Associates, Inc. in June 1999. Amortization expense represented 1% of our total revenues for the six months ended June 30, 1999 and 2% for the six months ended June 30, 2000. As part of the Ford transaction we acquired an assembled workforce that was valued at approximately $6.5 million. This intangible asset will be amortized on a straight-line basis over three years upon the closing of the transaction. In addition to recording the value associated with the assembled workforce we will record approximately $55 million in goodwill. The goodwill will be amortized on a straight-line basis over the next five years upon the closing of the transaction.



    Stock-based compensation. Stock-based compensation expense increased from zero for the six months ended June 30, 1999 to approximately $5.6 million for the six months ended June 30, 2000. Deferred compensation of approximately $12.7 million at June 30, 2000 will be amortized on an accelerated basis over the applicable vesting period.



    Other income (expenses), net. Other income (expenses), net fluctuates based on the amount of cash balances available for investment, borrowings under our line of credit, interest expense related to our term loans and realized gains and losses on investments. Other income (expenses), net decreased from approximately $123,000 for the six months ended June 30, 1999 to approximately $72,000 for the six months ended June 30, 2000. The decrease reflects the additional interest expense on the equipment line of credit for the six months ended June 30, 2000.



    Income taxes. No provision for income taxes has been recorded for either the six months ended June 30, 1999 or the six months ended June 30, 2000 due to accumulated net operating losses. We have recorded a valuation allowance for the full amount of our net deferred tax assets as a result of the uncertainty surrounding the timing of the realization of these future tax benefits.


Comparison of Year Ended December 31, 1998 to Year Ended December 31, 1999

  REVENUES

    Total revenues. Total revenues increased 116% from approximately $8.9 million for the year ended December 31, 1998 to approximately $19.1 million for the year ended December 31, 1999.


    Subscription/transaction revenues. Subscription/transaction revenues increased 78% from approximately $4.1 million for the year ended December 31, 1998 to approximately $7.3 million for the year ended December 31, 1999. We attribute this increase to growth in our client base resulting from increased market acceptance of our product offerings and our increased sales and marketing efforts.

    Services revenues. Services revenues increased 148% from approximately
$4.8 million for the year ended December 31, 1998 to approximately
$11.9 million for the year ended December 31, 1999. This increase resulted from increases in our client base and increases in our average billing rates. The increase in services revenues as a percentage of total revenues was also attributable to the acquisitions of Deltac Limited and Quantum Consulting Associates, Inc. Included in our services revenues for the year ended
December 31, 1999 is approximately $727,000 of services revenues attributable to the acquisitions of Deltac Limited and Quantum Consulting Associates, Inc. $727,000, or approximately 10%, of the $7.1 million increase in services revenues was attributable to these acquisitions.


  COST OF REVENUES


    Cost of subscription/transaction revenues. The cost of subscription/transaction revenues decreased 2% from approximately $708,000 for the year ended December 31, 1998 to approximately $692,000 for the year ended December 31, 1999. While we had an increase in our client support costs, it was more than offset by our ability to negotiate more favorable royalty rates for technology products integrated into our software products. The cost of subscription/transaction revenues, as a percentage of subscription/transaction revenues, was 17% for the year ended December 31, 1998 and 10% for the year ended December 31, 1999.



    Cost of services revenues. The cost of services revenues increased 140% from approximately $4.2 million for the year ended December 31, 1998 to approximately $10.1 million for the year ended December 31, 1999. This increase resulted from the hiring and training of consulting and training personnel to support our increased client base. The cost of services revenues, as a percentage of services revenues was 88% for the year ended December 31, 1998 and 85% for the year ended December 31, 1999. This decrease reflects productivity improvements in our implementation and training organizations in 1999. However, this decrease was offset by our focus on hiring and training personnel in our management consulting organization.


  GROSS PROFIT


    Gross profit increased 112% from approximately $4.0 million for the year ended December 31, 1998 to approximately $8.4 million for the year ended December 31, 1999. This increase is attributable to the growth in our client base, which increased subscription/ transaction revenues and services revenues. Gross margin decreased from 45% for the year ended December 31, 1998 to 43% for the year ended December 31, 1999. This decrease was due to the hiring and training of personnel in our management consulting organization.


  OPERATING EXPENSES


    Sales and marketing. Sales and marketing expenses increased 56% from approximately $4.6 million for the year ended December 31, 1998 to approximately $7.1 million for the year ended December 31, 1999. This increase resulted from our increased investment in our sales and marketing infrastructure, both domestically and internationally, in the anticipation of future market growth. The investments included significant personnel related expenses, recruiting fees, travel expenses, and related facility and equipment costs. In addition, we increased marketing activities, including trade shows, public relations, direct mail campaigns and other promotional activities. Sales and marketing expenses represented 52% of our total revenues for the year ended December 31, 1998 and 38% for the year ended December 31, 1999. This decrease reflects the higher revenue base, as well as improvements achieved in productivity of our sales organization.

    Research and development. Research and development expenses increased 45% from approximately $4.3 million for the year ended December 31, 1998 to approximately $6.2 million for the year ended December 31, 1999. This increase resulted from an increase in the number of software developers and quality assurance personnel needed to support our product development and testing activities. Research and development expenses represented 48% of our total revenues for the year ended December 31, 1998 and 32% for the year ended December 31, 1999.


    General and administrative. General and administrative expenses increased 44% from approximately $2.6 million for the year ended December 31, 1998 to approximately $3.7 million for the year ended December 31, 1999. This increase resulted from the addition of executive, finance, and administrative personnel to support the growth of our business. General and administrative expenses represented 29% of our total revenues for the year ended December 31, 1998 and 19% for the year ended December 31, 1999. The decrease as a percentage of total revenues reflected efficiencies gained throughout our administrative processes as we have grown as a company.



    Depreciation. Depreciation expense increased 106% from approximately $637,000 for the year ended December 31, 1998 to approximately $1.3 million for the year ended December 31, 1999. This increase resulted from the depreciation of fixed assets purchased to build the infrastructure needed to support the growth of our business. Depreciation expense represented 7% of our total revenues for the year ended December 31, 1998 and 6% for the year ended December 31, 1999.



    Amortization. There was no amortization expense for the year ended
December 31, 1998 and there was approximately $313,000 for the year ended December 31, 1999. This increase resulted from amortization of goodwill from the acquisition of Deltac Limited in January 1999 and Quantum Consulting
Associates, Inc. in June 1999. There was no amortization expense for the year ended December 31, 1998 and an amount equal to 2% of revenues was recorded for the year ended December 31, 1999.



    Stock-based compensation. Stock-based compensation expense increased from zero for the year ended December 31, 1998 to approximately $378,000 for the year ended December 31, 1999. Deferred compensation of approximately $6.4 million at December 31, 1999 will be amortized on an accelerated basis over the applicable vesting period.


    Other income (expenses), net. Other income (expenses), net increased from approximately ($157,000) for the year ended December 31, 1998 to $181,000 for the year ended December 31, 1999. This increase reflects the investment income earned on the proceeds of our private placement during 1998.

    Income taxes. No provision for income taxes has been recorded for either the year ended December 31, 1998 or the year ended December 31, 1999 due to accumulated net operating losses. We have recorded a valuation allowance for the full amount of our net deferred tax assets as a result of the uncertainty surrounding the timing of the realization of these future tax benefits.

    As of December 31, 1999, we had net operating loss carry-forwards for federal tax purposes of approximately $19.5 million. These federal tax loss carry-forwards are available to reduce future taxable income and begin to expire in 2011. Under the provisions of the Internal Revenue Code, certain substantial changes in our ownership have occurred, and as a result, our future utilization of these net operating carry-forwards, that we accumulated prior to the change in ownership, may be subject to a limitation per year. We may generate additional net operating loss carry-forwards in the future.

Comparison of Year Ended December 31, 1997 and Year Ended December 31, 1998

  REVENUES

    Total revenues. Total revenues increased 137% from approximately
$3.7 million for the year ended December 31, 1997 to approximately $8.9 million for the year ended December 31, 1998.


    Subscription/transaction revenues. Subscriptions/transaction revenues increased 86% from approximately $2.2 million for the year ended December 31, 1997 to approximately $4.1 million for the year ended December 31, 1998. This increase is attributed to increased market acceptance of our product offerings.



    Services revenues. Services revenues increased 209% from approximately
$1.5 million for the year ended December 31, 1997 to approximately $4.8 million for the year ended December 31, 1998. This increase in services revenues is attributed to our increased sales of our software applications and overall growth of our installed base of clients.


  COST OF REVENUES

    Cost of subscription/transaction revenues. Cost of subscription/transaction revenues decreased 8% from approximately $766,000 for the year ended
December 31, 1997 to approximately $708,000 for the year ended December 31, 1998. Cost of subscription/ transaction revenues as a percentage of subscription/transaction revenues was 35% for the year ended December 31, 1997 and 17% for the year ended December 31, 1998. This decrease was due to our ability to negotiate during the year more favorable royalty rates for technology products integrated into our software products.


    Cost of services revenues. Cost of services revenues increased 186% from approximately $1.5 million for the year ended December 31, 1997 to approximately $4.2 million for the year ended December 31, 1998. This increase resulted from the hiring and training of professional service personnel to support our growing client base. Cost of services revenues as a percentage of services revenues was 95% for the year ended December 31, 1997 and 88% for the year ended
December 31,1998. This decrease reflected increased utilization of professional service personnel.


  GROSS PROFIT


    Gross profit increased 162% from approximately $1.5 million for the year ended December 31, 1997 to approximately $4.0 million for the year ended December 31, 1998. This increase is attributable to the growth in our client base, which increased subscription/ transaction revenues and services revenues. Gross margin increased from 41% for the year ended December 31, 1997 to 45% for the year ended December 31, 1998. This increase was due to the increase in subscription/transaction revenues and improved productivity in our service organization.


  OPERATING EXPENSES


    Sales and marketing. Sales and marketing expenses increased 3% from approximately $4.4 million for the year ended December 31, 1997 to approximately $4.6 million for the year ended December 31, 1998. The increases in sales and marketing expenses resulted from our investment in sales and marketing infrastructure, which included personnel related expenses. Sales and marketing expenses represented 119% of our total revenues for the year ended

December 31, 1997 and 52% for the year ended December 31, 1998. The decrease in sales and marketing expenses as a percentage of total revenues resulted from increased revenues in 1998.



    Research and development. Research and development expenses increased 3% from approximately $4.1 million for the year ended December 31, 1997 to approximately $4.3 million for the year ended December 31, 1998. The increases in research and development expenses related to the increase in the number of software developers and quality assurance personnel needed to support our product development and testing activities. Research and development costs represented 110% of our total revenues for the year ended December 31, 1997 and 48% for the year ended December 31, 1998. This decrease is due to the completion of a product upgrade in June 1997 and from increased revenues in 1998.



    General and administrative. General and administrative expenses increased 50% from approximately $1.7 million for the year ended December 31, 1997 to approximately $2.6 million for the year ended December 31, 1998. The increase in general and administrative expenses resulted from the addition of executive, finance, and administrative personnel to support the growth of our business during these periods. General and administrative costs represented 46% of our total revenues for the year ended December 31, 1997 and 29% for the year ended December 31, 1998. The decrease as a percentage of total revenues reflected efficiencies gained throughout our general and administrative functions.



    Depreciation. Depreciation expense increased 50% from approximately $426,000 for the year ended December 31, 1997 to approximately $637,000 for the year ended December 31, 1998. This increase resulted from the depreciation of fixed assets purchased to build the infrastructure needed to support the growth of our business. Depreciation expense represented 11% of our total revenues for the year ended December 31, 1997 and 7% for the year ended December 31, 1998.


    Other income (expenses), net. Other income (expenses), net decreased from approximately ($98,000) for the year ended December 31, 1997 to approximately ($157,000) for the year ended December 31, 1998. This decrease resulted from the interest expense incurred from capital equipment leases entered into during the last part of 1997 and the early part of 1998.

    Income taxes. No provision for income taxes has been recorded for either the year ended December 31, 1997 or the year ended December 31, 1998 due to accumulated net operating losses. We have recorded a valuation allowance for the full amount of our net deferred tax assets as a result of the uncertainty surrounding the timing of the realization of these future tax benefits.

Quarterly Results of Operations


    The following tables set forth unaudited quarterly results for the eight fiscal quarters ended June 30, 2000, as well as, such data expressed as a percentage of our net revenues for each quarter. This information has been presented on the same basis as our audited consolidated financial statements appearing elsewhere in this prospectus and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary to present fairly the unaudited quarterly results. This information should be read in conjunction with our audited consolidated financial statements and the related notes appearing elsewhere in this prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.



                                                                         Three Months Ended
                                    ---------------------------------------------------------------------------------------------
                                    Sept. 30,   Dec. 31,   March 31,    June 30,    Sept. 30,   Dec. 31,   March 31,    June 30,
                                      1998        1998        1999        1999        1999        1999        2000        2000
                                    ---------   --------   ----------   ---------   ---------   --------   ----------   ---------
                                                                      (in thousands, unaudited)
Consolidated Statement of
  Operations Data:
Revenues:
  Subscription/transaction
   revenues.......................   $ 1,123    $ 1,231     $ 1,373      $ 1,572     $ 1,984    $ 2,332     $ 2,617      $ 3,012
  Services revenues...............     1,355      2,026       3,125        3,065       3,393      2,286       3,662        4,144
                                     -------    -------     -------      -------     -------    -------     -------      -------
    Total revenues................     2,478      3,257       4,498        4,637       5,377      4,618       6,279        7,156
Cost of revenues:
  Cost of subscription/transaction
   revenues.......................       154        187         130          179         172        211         364          377
  Cost of services revenues.......     1,186      1,810       2,065        2,200       2,695      3,118       3,271        3,229
                                     -------    -------     -------      -------     -------    -------     -------      -------
    Total cost of revenues:.......     1,340      1,997       2,195        2,379       2,867      3,329       3,635        3,606
Gross profit......................     1,138      1,260       2,303        2,258       2,510      1,289       2,644        3,550
Operating expenses:
  Sales and marketing.............     1,086      1,385       1,340        1,567       1,976      2,260       3,387        3,258
  Research and development........       977      1,198       1,121        1,256       1,670      2,147       3,398        2,759
  General and administrative......       706        653         619          753       1,068      1,240       1,294        1,063
  Depreciation....................       220        250         264          305         337        406         461          539
  Amortization....................         0          0          17           57         119        120         119          120
  Stock-based compensation........        --         --          --           --          89        289       2,622        2,989
                                     -------    -------     -------      -------     -------    -------     -------      -------
    Total operating expenses......     2,989      3,486       3,361        3,938       5,259      6,462      11,281       10,728
                                     -------    -------     -------      -------     -------    -------     -------      -------
Loss from operations..............    (1,851)    (2,226)     (1,058)      (1,680)     (2,749)    (5,173)     (8,637)      (7,178)
Other income (expense)............       (91)       (30)         52           71          49          9          27           45
                                     -------    -------     -------      -------     -------    -------     -------      -------
  Net loss........................   $(1,942)   $(2,256)    $(1,006)     $(1,609)    $(2,700)   $(5,164)    $(8,610)     $(7,133)
                                     =======    =======     =======      =======     =======    =======     =======      =======



                                                                         Three Months Ended
                                    ---------------------------------------------------------------------------------------------
                                    Sept. 30,   Dec. 31,   March 31,    June 30,    Sept. 30,   Dec. 31,   March 31,    June 30,
                                      1998        1998        1999        1999        1999        1999        2000        2000
                                    ---------   --------   ----------   ---------   ---------   --------   ----------   ---------
                                                                             (unaudited)
Percentage of Revenues:
Revenues:
  Subscription/transaction
   revenues.......................      45.3%      37.8%       30.5%        33.9%       36.9%      50.5%       41.7%        42.1%
  Services revenues...............      54.7%      62.2%       69.5%        66.1%       63.1%      49.5%       58.3%        57.9%
                                     -------    -------     -------      -------     -------    -------     -------      -------
    Total revenues................     100.0%     100.0%      100.0%       100.0%      100.0%     100.0%      100.0%       100.0%
Cost of revenues:
  Cost of subscription/transaction
   revenues.......................       6.2%       5.7%        2.9%         3.9%        3.2%       4.6%        5.8%         5.3%
  Cost of services revenues.......      47.9%      55.6%       45.9%        47.4%       50.1%      67.5%       52.1%        45.1%
                                     -------    -------     -------      -------     -------    -------     -------      -------
    Total cost of revenues:.......      54.1%      61.3%       48.8%        51.3%       53.3%      72.1%       57.9%        50.4%
Gross margin......................      45.9%      38.7%       51.2%        48.7%       46.7%      27.9%       42.1%        49.6%
Operating expenses:
  Sales and marketing.............      43.8%      42.5%       29.8%        33.8%       36.7%      48.9%       53.9%        45.5%
  Research and development........      39.4%      36.8%       24.9%        27.1%       31.1%      46.5%       54.1%        38.6%
  General and administrative......      28.5%      20.0%       13.8%        16.2%       19.9%      26.9%       20.6%        14.9%
  Depreciation....................       8.9%       7.7%        5.8%         6.6%        6.3%       8.8%        7.3%         7.5%
  Amortization....................       0.0%       0.0%        0.4%         1.2%        2.2%       2.6%        1.9%         1.7%
  Stock-based compensation........        --         --          --           --         1.7%       6.3%       41.8%        41.8%
    Total operating expenses......     120.6%     107.0%       74.7%        84.9%       97.9%     140.0%      179.6%       150.0%
                                     -------    -------     -------      -------     -------    -------     -------      -------
Loss from operations..............     (74.7)%    (68.3)%     (23.5)%      (36.2)%     (51.2)%   (112.1)%    (137.5)%     (100.4)%
Other income (expense)............      (3.7)%     (0.9)%       1.2%         1.5%        0.9%       0.2%        0.4%         0.6%
                                     -------    -------     -------      -------     -------    -------     -------      -------
  Net loss........................     (78.4)%    (69.2)%     (22.3)%      (34.7)%     (50.3)%   (111.9)%    (137.1)%      (99.8)%
                                     =======    =======     =======      =======     =======    =======     =======      =======


    Our operating results have varied on a quarterly basis and may fluctuate significantly in the future. In addition the quarterly results of any quarter do not indicate results to be expected for a full fiscal year.

    For the three months ended December 31, 1999, services revenues decreased sequentially due to the effect of Year 2000 issues. Many clients postponed the start of any new service engagements scheduled to begin in November and December 1999 and instead started these engagements in the first quarter of 2000. Consequently, the increase in services revenues by 60% or approximately $1.4 million for the three months ended March 31, 2000 resulted partially from these delayed engagements. Training revenues, which are a component of services revenues, also decreased for the same reasons. The overall gross margin decreased in quarters ending June 1999 through December 1999 as a result of increased costs related to our acquisition of Quantum Consulting
Associates, Inc. The acquisition of Quantum allowed us to enhance our offering of management consulting services. We have continued to hire personnel and enhance our capabilities in this area through December 1999. Our gross margin was most negatively affected in the quarter ended December 1999 as a combined result of decreased services revenues related to Year 2000 issues and increased costs related to our acquisition of Quantum.



    Operating expenses for the quarter ended June 30, 2000 decreased approximately $553,000 from the quarter ended March 31, 2000. This decrease was primarily due to our decreased usage in contract development as well as a decrease in recruiting fees in our sales, marketing and administrative areas.


    Other factors that could affect our quarterly operating results include those described below and elsewhere in this prospectus:

    - Our ability to attract new clients and retain current clients which could lead to changes in our revenues;

    - The announcement or introduction of new products or services by us or our competitors which could also lead to changes in our revenues;

    - Changes in the pricing of our products and services or those of our competitors;

    - Variability in the mix of our subscription/transaction and services revenues in any quarter which could affect our margins; and

    - The amount and timing of operating expenses and capital expenditures relating to expansion of our business.

    We believe that, while the quarterly period to period comparisons furnish important information about our revenues and expenses, these comparisons are not necessarily meaningful and should not be relied upon as indicators of future performance. Finally, as a result of these foregoing factors, our annual or quarterly results of operations may be below the expectations of the public market analysts or investors. If this occurs, the market price of our common stock may decline.

Liquidity and Capital Resources


    We have primarily financed our operations through private sales of convertible preferred stock, borrowings under our line of credit and capital lease obligations, and net revenues generated from our business. Through
June 30, 2000 we have raised cumulative net proceeds of approximately
$46.6 million through convertible preferred stock offerings. The purchasers of our convertible preferred stock were venture capital firms, a retirement fund and FedEx Corporation. These entities are unrelated third parties and FedEx subsequently sold its holding to some of our other stockholders. As of June 30, 2000 we had cash and cash equivalents of approximately $374,000 plus short term investments of approximately $8.7 million and an accumulated deficit of approximately $82.8 million. The Company has a $2.5 million secured revolving credit facility and a $4.8 million equipment line of credit with PNC Bank. As of June 30, 2000, there was no outstanding indebtedness under the secured revolving credit facility and $3.3 million outstanding under the equipment line of credit, respectively.



    Net cash used in operating activities totaled approximately $5.5 million in 1997, $3.9 million in 1998, $5.7 million in 1999 and $14.8 million for the six months ended June 30, 2000. Net cash flows from operating activities in each period reflect net losses of approximately $9.3 million in 1997, $8.3 million in 1998, $10.5 million in 1999 and $15.7 million for the six months ended June 30, 2000, and to a lesser extent, are offset by the non-cash expenses relating to depreciation and amortization, provision for allowance for doubtful accounts and stock-based compensation. In addition the net cash used in operations was increased by the growth in accounts receivable and decreased by the growth in accounts payable, accrued compensation and deferred revenues.



    Net cash used in investing activities totaled approximately $510,000 in 1997, $2.8 million in 1998, $3.2 million in 1999 and $5.6 million for the six months ended June 30, 2000. Our investing activities reflect the additions of property and equipment, purchases of investments, and the acquisition of subsidiaries completed during 1999. We also anticipate that our capital expenditures will increase over the next several years as we expand our facilities and acquire equipment to support expansion of our sales, marketing, and research and development activities.



    Our financing activities provided cash of approximately $6.1 million in 1997, $13.1 million in 1998, $2.1 million in 1999 and $19.7 million for the six months ended June 30, 2000. These positive financing cash flows primarily reflect the net proceeds from the issuance of redeemable convertible preferred stock, and from the issuance of the line of credit and capital lease obligations. In May 2000, pursuant to stock agreements with existing investors, various existing investors exercised their preferred stock warrants. We issued approximately 104,208 shares of Series B convertible preferred stock, 357,011 shares of Series C-1 convertible preferred stock, and 196,980 of Series D-1 convertible preferred stock for approximate net proceeds of $2.5 million.



    Amounts borrowed from one lending institution for capital leases are due over 36 to 48-month repayment periods and are collateralized by our software products. As of December 31, 1998, 1999 and June 30, 2000, the outstanding balance under this capital lease agreement was approximately $1.4 million, $1.0 million and $781,000 respectively.



    In March 1999, we obtained a $2.5 million secured revolving credit facility and a $1.5 million equipment line of credit. The line bears interest at prime rate plus 0.75% percent for the secured revolving credit facility and prime rate plus 0.85% percent for the equipment line of credit. In September 1999, we negotiated to increase the equipment line to $3.0 million and in March 2000, we negotiated to increase the equipment line to $4.8 million.



    The Company expects to pay approximately $2.0 million, $2.0 million, $1.3 million, $535,000 and $376,000 on its equipment line of credit and lease agreements in 2000, 2001, 2002, 2003 and 2004, respectively. The Company will fund these commitments through its current cash resources, the proceeds of this offering and its future cash flow from operations.



    In March 2000, we renegotiated the financial covenants applicable to our secured revolving credit facility and increased our aggregate borrowing limit under the equipment line of credit to $4.8 million. We are currently in compliance with all restrictions and covenants relating to our credit facilities. These financial covenants, among other things, restrict us from incurring operating losses in excess of stated amounts and require us to maintain stated levels of minimum tangible net worth.

    Our secured revolving credit facility expires on September 5, 2000. We expect to extend the term of this facility. The amounts borrowed under the equipment line are initially subject to interest-only payments and after the interest-only period will be repayable over a three-year time period.


    We intend to continue the investment in the business, particularly in the areas of research and development, sales, and marketing. Our future liquidity and capital requirements will depend on numerous factors, including:

    - The costs and timing of expansion of sales and marketing activities;

    - The costs and timing of product development efforts and the success of these development efforts;

    - The extent to which our existing and new products and services gain market acceptance;

    - The level and timing of revenues;

    - The costs involved in maintaining and enforcing intellectual property rights;

    - The timing of market developments; and

    - Available borrowings under line of credit and capital lease arrangements.


    In addition, we may use cash resources to fund acquisitions of complementary businesses and technologies; however, we currently have no commitments or agreements and are not involved in any negotiations regarding any of these transactions. We believe that the net proceeds from this offering, combined with current cash resources, will be sufficient to meet our working capital and capital expenditures for at least the next 12 months. Thereafter, we may find it necessary to obtain additional equity or debt financing. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us, if at all. See the related risk factor on page 8.


Recently Issued Accounting Pronouncements


    In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," and issued SFAS No. 138 in June 2000 to amend SFAS No. 133. These statements establish accounting and reporting standards for derivative securities instruments and hedging activities. They require an entity to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. As we do not engage in derivative or hedging activities, we do not expect the adoption of this standard to have a significant impact on our financial statements.


Qualitative and Quantitative Disclosures about Market Risk

    We develop products in the United States and market our products in North America, and to a lesser extent, Europe and the Asia-Pacific region. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As a majority of sales are currently made in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. We do not expect any material adverse effect on our consolidated financial position, results of operations or cash flows due to movements in any specific foreign currency.


    We currently do not use financial instruments to hedge operating expenses by our European subsidiary. We intend to assess the need to utilize financial instruments to hedge currency exposures on an ongoing basis. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly since the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures are required.

                                    BUSINESS

Overview


    We are a leading provider of web-based software products and services that facilitate international buying and selling of goods by streamlining and optimizing global trade processes. We call these products and services our solutions. Global trade involves the shipment of goods between countries and the management of information and business processes required to complete shipments. Global trade is regulated by dynamic, country-specific rules and involves a complex network of trade participants, namely exporters, forwarders, carriers, brokers, importers, banks and customs and regulatory agencies. The core of our solutions is our global trade content, which is our extensive on-line library of country-specific rules and regulations that are needed to automate global trade processes. Our web-based software applications utilize this content to improve coordination and collaboration between the network of trade participants required to complete international transactions. Our clients can subscribe to or license our software products, use our transaction-based hosted service through our Internet portal, TradePrism.com, or engage us to provide complete managed services for part or all of their global trade operations.



    We believe the dynamics of global trade present both compelling opportunities and challenges for companies participating in the global marketplace. Global trade is complex and resource-intensive and has largely remained a manual and inefficient process. The Internet and e-commerce provide further opportunities for global expansion but also present significant operational challenges. Our solutions enable clients to address these difficulties and inefficiencies in order to capitalize on the large, highly fragmented and rapidly growing opportunity that global e-commerce presents.



    We provide comprehensive trade content covering countries that accounted for approximately $4.1 trillion of all global trade in 1999. We serve an international client base of over 200 companies, including Alcatel, Dell, Ford, Lucent, Microsoft, the New Zealand Dairy Board, Nike, Nortel and Robert Bosch. Our clients currently utilize our solutions to ship to over 120 countries worldwide. We also provide integrated solutions for specific industry segments, or vertical industries, which are currently used by Internet trading exchanges such as CatalogCity.com, Fasturn.com, RightFreight.com and SupplierMarket.com.



    On July 14, 2000, we entered into an agreement with Ford to acquire its global customs unit including a number of its employees. We also entered into a 10-year agreement whereby we will administer, automate and manage Ford's global customs operations.


Industry Background


    The impact of multilateral trade agreements, the expansion of the modern supply chain, competitive pressures and the rapid growth of e-commerce are accelerating the pace of business globalization. The volume of global trade has increased significantly over the last several decades and has reached an unprecedented level in terms of both the number and size of transactions. The World Trade Organization reported that world trade increased from $4.1 trillion in 1980 to nearly $11.0 trillion in 1998. The U.S. Customs Service predicts that U.S. imports alone will rise from more than $1 trillion in 1999 to approximately $2 trillion by 2005. The U.S. Customs Service also projects that formal customs entries will increase from approximately 18 million in 1999 to over 30 million in 2005. As a result of this globalization, we believe the resources and expertise necessary to manage global trade will increase significantly.

  DIFFICULTIES OF GLOBAL TRADE


    Complex Network. The modern global marketplace is a fast-paced, complex trade network. Global trade involves an extended and geographically dispersed network of exporters, forwarders, carriers, brokers, importers, banks and customs and regulatory agencies. These participants must be coordinated to manage the flow of goods, information and currency while satisfying extensive country-specific trade requirements. These complex processes include classifying and screening orders, determining and applying for required licenses, generating and submitting extensive documentation, managing and minimizing country-specific tariffs and duties, and tracking and tracing shipments across the entire global trade network. Furthermore, trade requirements are unique for every country, often poorly documented, constantly changing and difficult to interpret.



    Compliance Burden. The burden of responsibility for regulatory compliance and documentation weighs heavily on all members of the global trade network. For example, the U.S. Customs Service audits companies importing goods into the U.S. These audits take an average of 15 months to complete and require an average of 1,900 audit hours. If caught in violation of international trade regulations, companies face a variety of possible penalties and negative consequences, including fines, loss of import/export privileges and adverse publicity. As a result, companies must maintain an appropriate global trade compliance program to understand who is buying their products and the end use of their products.


  INEFFICIENCIES OF GLOBAL TRADE


    Inadequate Infrastructure and Procedures. Intense global competition is requiring businesses to collaborate effectively with members of their global trade network and to efficiently manage and optimize the international trade process. For example, companies are finding it necessary to collaborate with trading partners to take advantage of preferential trade programs such as those promulgated under the North American Free Trade Agreement, or NAFTA. In addition, companies are maintaining excess inventory because their clients demand heightened predictability and timely delivery, including real-time tracking of shipments. Benchmarking Partners estimates that up to 25% of a company's international inventory is maintained as surplus stock due primarily to the inefficiencies of global trade. Historically, businesses have lacked the technology and procedures necessary to capitalize fully on the growth opportunities presented by globalization. For example, Forrester Research estimates that 46% of Internet-based orders to the U.S. from international clients go unfilled because companies lack the procedures for international fulfillment.



    Resource-Intensive. The resource demands for global trade management are extensive, and existing trade compliance procedures, which are largely manual and paper-based, tend to be highly inefficient and error-prone. While trade agreements such as NAFTA and the European Free Trade Agreement have lowered duties and taxes, they have increased record-keeping requirements. Many companies engaging in global trade find it cost prohibitive to maintain large in-house staffs to address these requirements. As a result, these companies may outsource their trade compliance and documentation processes to third-party logistics firms or forwarders/brokers.


  THE ROLE OF THE INTERNET


    The rapid growth of the Internet as a global medium through which businesses communicate, share information and conduct business internally and directly with their clients, suppliers and other business partners worldwide has further hastened this era of escalating global competition. Forrester Research estimates that business-to-business e-commerce will grow from approximately $406 billion in 2000 to approximately $2.7 trillion in 2004. Furthermore, the Internet provides the opportunity for organizations to pursue solutions which automate and optimize the global trade management processes.


  MARKET OPPORTUNITY

    We believe companies seeking to realize the benefits of global trade management require solutions that address the following concerns:

    Lack of centralized, comprehensive and current global trade content. A central, up-to-date library of global trade content is difficult to create and maintain. As a result, there is a lack of a central source for this information. Consequently, many multi-national companies resort to purchasing niche trade solutions that cover only a limited number of countries or engage consulting organizations specializing in selected countries to improve their global trade practices. Given these deficiencies, we believe that companies are unable to optimize decision-making based on access to dynamic centralized global trade information.


    Limited capabilities of currently available solutions. In addition to lacking comprehensive global trade content, currently available solutions lack the capabilities required to effectively manage global trade processes. For example, these solutions may address only limited global trade functions, such as export document generation or import duty calculation. Furthermore, these solutions may address the requirements of only one or a few of the participants within the global trade network. Finally, many of these solutions lack the technical architecture to operate over the Internet and do not provide the portal capabilities necessary to facilitate collaboration among global trade participants.



    Limited focus on global trade management. Global trade practices within traditional consulting firms dedicate limited resources to global trade practices for clients across the entire global trade network. Companies offering global trade consulting services typically focus on only one part of the process, such as logistics or trade regulations, or on only a limited number of industries.



    Need for comprehensive managed services. Recently, an increasing number of company executives in multiple sectors of global e-commerce have been indicating to us a desire to have their global trade management issues solved as a comprehensive managed service. The resources required to manage global trade effectively are extensive and include global trade expertise, software solutions and related information technology infrastructure and personnel to implement these solutions. Companies frequently seek comprehensive outsourced solutions from third parties to satisfy their global trade management needs because of the high costs and resource demands associated with maintaining an in-house global trade department.


Our Solutions


    We believe that we offer comprehensive solutions for global trade processes that address all of these needs. The fundamental elements of our solutions include:



    Centralized, comprehensive and current global trade content. Our extensive and actively managed library of country-specific trade requirements is the core of our solutions for global trade processes. We leverage our unique global trade expertise and a sophisticated rules-based engine to deliver accurate, comprehensive, up-to-date global trade information to our clients via a web-based portal.



    Sophisticated, web-based solutions. Our solutions enable clients to automate and optimize information management procedures across their entire global trade network. In


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

addition, our solutions address the requirements of multiple members of a client's extended global trade network and enable an efficient exchange of goods and information among all of these participants.



    Industry and country-specific global trade expertise. Our management consulting professionals analyze and address the global trade practices and opportunities of our clients. Our consulting services help companies effectively enter new geographic markets, better serve existing markets and address areas of compliance risk. As part of our consulting offerings, we design, recommend and implement process improvements for our clients.



    Comprehensive managed services. Our managed services offering utilizes our content, our software and our trade expertise to enable our clients to rely on us to manage their day-to-day global trade operations to us. We intend to deliver services ranging from providing operational management for a single global trade process to managing a client's worldwide trade operation. We believe that our managed services can result in significant improvement in the efficiency and effectiveness of our clients' existing global trade operations.



    Our global trade management solutions provide our clients with the following benefits:



    Infrastructure to pursue global growth opportunities. Our global trade solutions leverage our global trade expertise and web-based functionality to simplify many of the complexities associated with global trade management. Because our web-based solutions are flexible and modular, our clients can select specific components, or engines, to address their particular global trade needs. They may also choose to rely on us to manage all or parts of their global trade network to us. We believe that our solutions improve the speed of the movement of goods globally and the accuracy of trade information by automating the exchange of data among each participant in the global trade network, resulting in enhanced revenue opportunities, increased operational efficiencies and reductions in the costs of global sourcing. Because our solutions automate these processes, our clients can focus on their core competencies and compete more effectively in the global marketplace. We believe that our solutions also increase client service through on-time delivery of goods and ability to quote clients a total purchase cost for the goods at order time, including duties, taxes and fees. Our clients can also reduce accounts receivable collection times through improved compliance with letters of credit and reduced shipment delays.



    Easy access to reliable global trade content. We constantly monitor and interpret global trade rules and regulations and deliver them to our clients through a dynamic web-based portal, which fully integrates with our solutions. We believe that our ability to provide our clients with access to current, centralized and standardized trade requirements differentiates us in the marketplace. We believe that our solutions protect against potential fines, sanctions and business risks that may result from non-compliant or inefficient global trade processes and reduce excess inventory through more predictable customs clearance times. We believe that our solutions reduce duties, taxes and fees through leveraging the content of preferential duty programs such as NAFTA.



    Improved collaboration through enhanced technology. Our software solutions provide a platform for clients to exchange information over the Internet with members of their global trade network. Our Internet architecture includes XML technology that enables our clients to exchange information with their trade partners, regardless of differing information technology infrastructures, systems or software. Our web-based solutions are flexible and user-friendly, which we believe will facilitate their acceptance among the global trade participants. Our solutions are also scalable-capable of satisfying the needs of a business as the business continues to grow. This improved collaboration enables our clients to more effectively move goods globally and strategically manage information required in their global trade process.

    Leveraging of information technology investments. Our web-based platform is designed to integrate existing information management systems and software applications and work within the capacity of existing networks. The ability of our products to integrate existing information systems and software applications enables our clients to preserve and build upon their corporate knowledge and information technology platform, while realizing the benefits of our web-based solutions.



Strategy



    We seek to be the leading provider of solutions for the global trade information management. The key elements of our strategy include:



    Promote multiple delivery models for our solutions. We intend to leverage our web-based delivery model for our software solutions to expand our client base and increase our revenues. We intend to capitalize on a growing demand for managed services by hiring additional personnel with global trade expertise and further developing our software capabilities. We intend to target clients for these services ranging from the Fortune 500 companies to Internet start-ups.



    Target vertical industries and market segments. We plan to continue developing various elements of our solutions to address the specific needs of various vertical industries such as automotive, retail and technology, and trade participants such as carriers and forwarders. For example, we intend to promote our relationship with Ford to expand our penetration into the automotive industry. We also intend to provide pre-configured solutions that are competitively priced, quickly deployed and easily managed for mid-market to small companies. In addition to in-house product development, we intend to supplement these initiatives by evaluating opportunities for acquisitions and strategic investments.



    Expand our global presence. We intend to continue expanding our global presence to enhance our competitive position worldwide and our ability to serve and support our clients. We anticipate expanding our sales, marketing and services presence in strategically important geographic markets. Although we will initially be providing Ford with global trade managed services in the United States, we expect to expand the coverage of services to Ford's operations in other geographic regions. In addition, we intend to utilize our strategic alliances and foster our relationships with leaders within specific vertical markets that participate in international trade. We also intend to evaluate opportunities for acquisitions and investments that can accelerate our global expansion.



    Expand our global trade content and enhance our software solutions. We intend to continue to develop software solutions with features, capabilities and functionality that allow companies of all sizes to manage the complexities of global trade. Because access to reliable, country-specific trade requirements is essential to companies engaging in global trade, we intend to fortify our trade content by continuing to hire top global trade experts worldwide. We intend to leverage certain of the information received from our relationship with Ford into our content database, thereby permitting us to expand our content and software solutions.



    Become the standard and preeminent brand for global trade management. We plan to be the primary information resource for global trade management. We expect to expand our offerings of web-based trade content to cover countries engaged in over 75% of the world's global trade transactions. We intend to launch a global branding campaign that leverages our strategic alliances and relationships with clients, governments and industry consultants.

Products and Services


    Our comprehensive solutions for global trade processes consist of the following elements: our library of trade regulations and requirements, called Global eContent, our software solution, called TradeSphere, our management consulting services, called TradeValue, our managed services, called TradeVantage and our web-based delivery mechanism, TradePrism.com. Clients can select elements of each product and service to address their specific issues and opportunities. This flexibility offers our clients a unique solution to automate and to increase the efficiency of their global trade processes.


  GLOBAL ECONTENT


    Global eContent is a dynamic library of country-specific trade requirements that we provide to our clients. This extensive base of electronic content serves as the platform for our entire suite of global trade management solutions. We employ a full-time content and compliance team dedicated exclusively to tracking and managing trade regulations, trade content and international regulatory data. These full-time Global eContent experts also design intelligence into the data to be leveraged by our solutions. For example, this intelligence includes algorithms that can detect restricted parties even if names or addresses are misspelled, or logic which can search for lower duty rates through preferential programs. This team consists of former government compliance officials, international lawyers, licensed customs brokers, in-country data experts, industry consultants and individuals with previous responsibility for managing import and export functions within multi-national organizations in various industries.



    Periodic regulatory and policy changes require that our solutions be updated on a regular basis to keep current with the latest country-specific trade regulations. To meet this need, daily updates and postings are made available through TradePrism.com, our web-based portal, from which updates and changes can be electronically downloaded and applied. Information provided in our Global eContent library includes trade data, regulation updates, regulation notices, trade committee meeting information, requests for public comment on regulatory issues and final rulings on proposed regulation.


    The following table lists the countries for which we provide Global eContent support. The level of data we provide varies by country and ranges from simple references to extensive import and export regulations.

Australia
Austria
Belgium
Brazil
Canada
Czech Republic
Denmark
Estonia
Finland
France
Germany
Greece
Hong Kong
Hungary
Ireland
Italy
Japan
Kazakhstan
Latvia
Lithuania
Luxembourg
Netherlands
New Zealand
Norway
Poland
Portugal
Romania
Russia
Singapore
South Africa
South Korea
Spain
Sweden
Switzerland
Turkey
Ukraine
United Kingdom
United States


  TRADESPHERE SOLUTIONS


    TradeSphere


    TradeSphere is a set of software applications which streamline and automate the information exchanges required to move goods across international borders. TradeSphere components facilitate specific global trade functions, strategically manage the information required to trade globally and enhance the efficient exchange of information and goods among extended members of a client's global trade network. TradeSphere is flexible, modular and highly scalable and supports multiple languages including Dutch, French, German, Spanish, Portuguese, Chinese Simplified, Chinese Traditional, Japanese, U.K. English, Italian and U.S. English. Components of TradeSphere include restricted party and boycott/embargo screening, landed cost calculation, shipment documentation, global tracking and tracing, sourcing optimization and tariff management. Clients may use our TradeSphere components on either a subscription or transaction fee basis. We also offer these components as a hosted solution.



    The following table summarizes the key functions that we currently offer through TradeSphere. We also continue to develop additional TradeSphere applications to meet the growing needs of extended members of the global trade network.



                                  Operational Modules
TradeSphere Exporter        -  Manages export process for companies trading globally.
                            Manages transactions to ensure compliance with export laws and international trade agreements before goods are
                              exported.
                            -  Performs checks and calculations on orders and shipments.

TradeSphere Broker          -  Provides collaboration between brokers and global trade partners.
                            Manages the import entry information provided by the broker.

TradeSphere Importer        -  Manages import process for companies trading globally.
                            -  Electronically files import entries.
                            -  Performs checks and calculations on pre-entries and
                               commercial invoices.
                            -  Manages transactions to ensure compliance with import
                            laws and international trade agreements before goods are
                               imported.



                                   Execution Modules
Restricted Party Screening  -  Screens transaction parties against a government maintained list of restricted parties.
                            -  Places holds on transactions in which restricted parties are identified.
Landed Cost Calculator      -  Calculates total landed cost, including duties, taxes and fees.
                            -  Optimizes supply sourcing decisions associated with
                               international shipments.
Document Director           -  Produces the required documents for international
                               shipments.
                            -  Tracks the status of documents as they flow among
                               participants in international shipments.
                            -  Determines the delivery method for each document such as fax, email or printer.
Tariff Agent                -  Maintains current duty rates, tariff codes and FTZ (free trade zone) information for clients to reference.

    Our TradeSphere solutions use elements of our client-server software solution for import and export management named Global Passport. Global Passport's capabilities include generating international shipping documents, calculating import duties, ensuring adherence to trade regulations, electronically filing entries with customs and tracking and tracing international shipments. Its intelligent algorithms and global trade data serve as the import/ export engines within our TradeSphere solution.



    TradeSphere Services


    Our TradeSphere Services are provided to our clients to complement our TradeSphere solutions and include the following:


    IMPLEMENTATION SERVICES. Our implementation consultants assist our TradeSphere clients with the development and management of a project and with the technical activities during the installation phase, provide them with comprehensive documentation instructions and offer training classes to help our clients understand the functions of TradeSphere.


    POST IMPLEMENTATION SUPPORT. Client support specialists are available on a daily basis and tend to develop ongoing relationships with our clients to better understand their needs. To facilitate troubleshooting, we maintain dial-in access to the client's production environment. We also give clients opportunities to provide feedback on our solutions through meetings of our Client Council, which is comprised of eight to twelve of our key clients, and our annual user conference, which is open to our full client base.

  MANAGEMENT CONSULTING

    Our management consulting services, called TradeValue, leverage our extensive global trade expertise and our proprietary analytical methodology. Our TradeValue services range from operational assessments to detailed strategic analyses designed to enable clients to improve their global trade practices. Each consulting engagement is based on focused objectives and deliverables that are specifically tailored to our clients' needs. The size and length of a management consulting engagement depends on the scope of work and the size and complexity of the client.

    Our TradeValue clients range from Fortune 500 companies to early stage emerging companies. These clients include leading technology firms, Internet companies, retail and consumer products companies, logistics providers and automotive and industrial companies. Our TradeValue consultants provide extensive, hands-on experience gained from careers in a variety of industry sectors with specific areas of expertise including import and export operations and compliance, international transportation, logistics and distribution, trade finance, pricing, international marketing, training and manufacturing. All of our consultants are trained in TradeValue proprietary assessment and implementation consulting methodologies. Our initiatives tend to focus on skill-set and knowledge transfer to the employees of our clients, thus resulting in significant long-term value to clients after engagements have concluded.

    Our TradeValue consulting services are divided into the following areas:


    Strategic Consulting. Our strategic consulting services are designed to help an organization assess its global market potential, identify new revenue opportunities and identify current areas of compliance risk. Some of these offerings include:


    - Quantifying and analyzing existing global trade management processes;

    - Identifying and recommending import/export compliance processes;

    - Developing global trade management processes, systems and organizational structures; and

    - Analyzing and quantifying global growth opportunities.

    Operational Consulting. Our operational consulting services are designed to define and improve the operational efficiencies of an organization's global trade management practices. These services focus on import and export trade processes, global trade information solutions and implementation of operational global trade initiatives. Specific offerings include assisting clients in licensing foreign nationals, accelerating customs clearance, minimizing duty payments and expediting collection of accounts payable.



  MANAGED SERVICES



    Our managed services offerings, called TradeVantage, are the combination of our Global eContent, TradeSphere solutions and proprietary global trade methodology and processes. Managed services deliver to our clients our expertise in managing all or parts of their global trade operations. Through the combination of our business process improvement and technology improvement, we are able to improve operational efficiencies at a predictable level of expenditure to the client.



    We offer services to manage all or a portion of our clients global trade operations, ranging from specific global trade functions to providing a complete managed service. Our goal is to provide consistent levels of service while working with our clients to reduce operational cost and realize benefits such as capitalizing on preferential trade programs, increased speed in their global supply chain and improved supplier sources.



  TRADEPRISM.COM



    TradePrism.com is our global trade management portal that delivers our Global eContent, TradeSphere solutions and TradeVantage services via the Internet. TradePrism.com also allows our clients to collaborate with other members of their global trade network from a public or private exchange portal.



Sales and Marketing



    We market and sell our solutions through our direct sales force, resellers, web-based marketplaces and strategic alliances. Our marketing organization is responsible for educating the marketplace, generating leads, communicating with market analysts, working with complementary technology and consulting partners and creating sales programs and literature. In addition, our marketing organization is responsible for identifying preferred alliance partners and initiating those relationships. In addition to our internal resources, we rely on third parties such as public relations firms and graphic design firms to assist us with our marketing campaigns.



    As of June 30, 2000, our direct sales organization consisted of a total of 46 sales and marketing personnel. We have recently added a Senior Vice President of Worldwide Sales, a Vice President of North American Sales and a Director for European Sales to our marketing and sales team. We have also realigned our sales and marketing professionals along geographic and vertical markets in order to strategically target our customers and alliance partners. We plan to expand our sales and marketing organization as our business expands into new markets. In addition to the direct sales force, members from other departments contribute to the sales effort at various stages in the sales cycle.


    Our marketing professionals assist in generating new sales opportunities by creating various marketing programs, updating our web site and hosting or sponsoring various events. We participate in a number of trade shows and industry events. We also provide speakers from our company and our clients to represent us in a number of industry forums. We host monthly teleconferences led by individual experts focused on educating individuals involved in global trade operations for companies worldwide. Our public relations plan is designed to convey our messages to appropriate audiences and we reinforce these efforts through our ongoing communications with a number of key industry analysts and press representatives.

Strategic Alliances


    We maintain strategic alliances with a number of technology leaders and industry experts through written and oral agreements. The principal goals of our strategic alliances are to accelerate the global market acceptance of our solutions, to extend our global resources and to help our clients realize the benefits of our solutions quickly. The strategic alliances that are subject to written agreements are summarized as follows:



    - We license key components to our solutions from Sun Microsystems and IBM. The proprietary technology of these companies are integrated into our solutions. We, in turn, provide license fees for the use of their proprietary technology.



    - We have marketing relationships with a number of enterprise resource planning, or ERP, companies including SAP, i2 Technologies, Baan and JD Edwards. Our solutions are certified to be compatible with and complementary to the enterprise software solutions offered by these ERP companies. Our agreements with SAP, Baan and JD Edwards allows these ERP companies to market our solutions alongside their enterprise software solutions to their current and prospective clients.



    - Elements of our web-based solutions are being incorporated into a number of trade exchanges including CatalogCity.com, Fasturn.com, RightFreight.com and SupplierMarket.com. These trade exchanges work to connect separate parties, often in different countries, over the Internet to consummate a transaction. We have agreements with these trade exchanges that allow them to implement and embed our solutions into their product offerings.



    - We have strategic alliances with a number of consulting companies including Andersen Consulting and KPMG. Under our agreement with KPMG, KPMG agrees to disclose potential opportunities for new clients to Vastera and we agree to train their consultants in the use and implementation of our solutions.



    While the strategic relationships subject to these agreements are important, the agreements themselves, with the exception to the license agreements, are not material to our operations and in many cases may be terminated with little or no notice. We also have informal agreements, with a number of leading technology companies to develop compatibility of solutions, business opportunities and cross-referrals of each other's existing client base.


Product Development


    Our product engineering team is made up of over 68 professionals focused on new and developing solutions. Our product engineers are organized into the following groups: quality assurance, documentation, release management, solution development and sustaining engineering. Our solutions development is structured around project teams that are comprised of developers led by a senior development manager responsible for delivering a defined solution engine. This structure allows for the organization to quickly scale and allows us to outsource non-critical development activities when necessary to bring products to market quickly. These dedicated product engineers are partnered with a product management team consisting of experienced global trade professionals who set the product plan and requirements based on our business plan and market dynamics. Our engines are tied into the complete TradeSphere suite through process and specifications defined and managed by our infrastructure and integration team.


    In addition, our Global eContent development methodology and approach allows us to deliver market leading solutions for import and export management for specific countries. This effort requires synthesizing an often lengthy export or import manual into a set of requirements that then are integrated with our rules-based Global eContent engine. In addition, these solutions are designed so that we can readily provide updates for frequent country regulation changes. We believe our product development professionals, teamed with our 35 product management trade professionals, allow us to provide robust, market-driven, web-based technology solutions that are reliable and scalable.


    Our research and development expenses totaled approximately $6.2 million for the year ended December 31, 1999, and $6.2 million for the six months ended
June 30, 2000 which represented 32% of our total revenues. We expect to significantly increase our research and development efforts in future years.



Financial Information About Geographic Areas



    The Company sells its products and services through its offices in the United States and through a subsidiary in the United Kingdom. The geographic classification of product and services revenues is based upon the location of our clients. Information regarding our revenues and long-lived assets attributable to the United States and to foreign countries is set forth in
Note 11 in the Notes to the Consolidated Financial Statements.



Financial Information About Segments



    We have two reportable operating segments: subscription/transactions and services. Our subscription/transaction segment generates revenues from the subscription software license agreements of our global trade solution products. Our services segment provides implementation, management consulting and training services for our clients as well as managed services. See Note 11 in the Notes to the Consolidated Financial Statements for more information about our reportable segments.


Clients


    We have over 200 clients utilizing some or all of our solutions, Global eContent, management consulting and managed services offerings. The following is a partial list of our clients categorized by industry.


Technology


Dell
Hughes Network Systems
Lucent
Matsushita
Microsoft
Motorola
Nortel
Novell
Sun Microsystems



Industrial and Automotive Products



Ford Motor Company
Garlock Sealing Technologies, a division of   Coltec Industries
Gates Rubber Company
Ingersoll-Rand
Mallinckrodt
Robert Bosch

Consumer and Retail Products


Herman Miller
New Zealand Dairy Board
Nike
Ortho--Clinical Diagnostics, a division of
  Johnson & Johnson
S.C. Johnson
Sony


Internet Marketplaces


CatalogCity.com
Fasturn.com
RightFreight.com
SupplierMarket.com


Logistics

BAX Global
Crowley Maritime
Schenker International


    Our long-standing relationships with clients such as Nortel, our newly established relationship with Ford and our recent successes with clients, such as the New Zealand Dairy Board and RightFreight.com, a business-to-business solutions provider, demonstrate our ability to service a variety of large multi-national corporations with complex trade management networks as well as emerging Internet portals and marketplaces. While none of our clients currently represent more than 10% of our revenues, we expect to derive more than 10% of our revenues from Ford in the future.



Case Studies



    We believe the following case studies reflect the range of products and services that we provide:


  NORTEL

    CHALLENGE: Prior to implementing our solutions, Nortel handled its global trade management functions either manually or through a variety of internally developed systems. As Nortel's business increased and the number of international shipments grew, Nortel experienced challenges generating the volume of global trade documentation required, which resulted in delayed deliveries as goods were held up in customs. Another issue was the lack of product visibility within Nortel's own global network of over 90 shipping sites as well as across its global trade network.

    SOLUTION: Our solutions were first implemented in 1993 and are now Nortel's standard for global trade management. Our solutions have been deployed in the United States, Canada, UK, Mexico, Brazil, Malaysia and Singapore. In late 1999, Nortel purchased a subscription for TradeSphere and other web-based global trade collaboration capabilities.

    RESULTS: Our solutions have reduced Nortel's costs and improved global trade information and time to market, resulting in more than $9.4 million of value over two years. Our solutions were cited by Nortel as the project with the highest return on investment for 1997.

  NEW ZEALAND DAIRY BOARD

    CHALLENGE: The New Zealand Dairy Board (NZDB) is the world's largest single dairy exporter, shipping more than 4,000 products to over 1,000 destination ports in over 120 countries across six continents. Prior to implementing our solutions, the NZDB maintained a 10-year-old legacy system and relied heavily on contractors to modify this system. It also relied on frequent manual intervention to handle business functions not addressed by its legacy system. Each of the NZDB's international shipments averaged 12 documents. Adding further complexity to the NZDB's global trade operations were frequent changes to international shipping documents and regulations imposed by governments around the world in an effort to protect their local dairy businesses. The NZDB recognized that it could not continue to generate and update the necessary country-specific shipping documents and trade regulations by simply adding personnel.

    SOLUTION: Our solutions were implemented in 1998 as the NZDB worldwide standard for global trade management. The implementation of our solutions was completed in less than six months.

    RESULTS: Our solutions reduced the total number of source shipping documents at the NZDB from over 5,000 to fewer than 300. In 1999, unlike previous years, there were no late shipment dispatches caused by export documentation errors. By utilizing our global trade solutions, the NZDB was able to manage an estimated 300,000 ton increase in exports to approximately
1.3 million tons for the fiscal year ending in May 2000.

  RIGHTFREIGHT.COM


    CHALLENGE: RightFreight.com is an Internet-based business-to-business airfreight services exchange, providing reverse auctions for carrier services including contract and spot shipment proposal processing. To differentiate its offering, RightFreight.com needed to determine how to address global trade in its business processes and offer more value-added services to its clients.


    SOLUTION: In December 1999, RightFreight.com selected our solution to provide embedded and hosted global trade management capabilities. Our TradeSphere solutions allowed for fast time-to-market and provided mission critical global trade functions and value-added services such as restricted party screening, landed-cost information and international document generation.


    RESULTS: In less than eight weeks, RightFreight.com was able to create a web-based exchange that included global trade capabilities by leveraging our global trade expertise and extensive research and development investment.


Competition

    Our market is intensely competitive, evolving and highly fragmented. We expect the intensity of competition to increase in the future. We face competition from third-party development efforts, consulting companies and in-house development efforts. We expect that these parties will continue to be a principal source of competition for the foreseeable future. Our principal competitors by solution segment include:

    - Content aggregators such as Dun & Bradstreet and TradeCompass;


    - International trade logistics providers such as Capstan, Nextlinx, QRS Corporation and ClearCross;


    - Trade consultants such as management consulting firms, law firms and boutique consulting firms; and

    - Outsourcing service providers such as third party logistics providers, fourth party logistics providers and carriers.


    In addition, certain technology companies recently invested in or acquired companies that we compete with or may compete with in the future. For example, i2 recently invested in

Capstan and Quik Response Services recently acquired Rockport, a company focused on import trade management for the retail industry. Other acquisitions may further consolidate our industry or create unforeseen competition.



    We believe that the principal competitive factors affecting our market include a referenceable client base, the breadth and depth of a given solution, product quality and performance, client service, core technology, product scalability and reliability, product features, the ability to implement solutions and the value of a given solution. Although we believe our solutions currently compete favorably with respect to these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors, especially those with significantly greater financial, marketing, service, support, technical and other resources.


Technology


    Our software solutions are based on leading edge technology, enabling us to deliver high performance, scalable, flexible and interoperable solutions. Our software solutions are built using a browser-based user interface, or UI, XML integration technology and are also offered with a traditional Windows or Motif-based UI. Our TradeSphere architecture supports the client demand for configurability, electronic updates to country-specific content and plug-in additions for new countries, functions and content.


    For our web-based solutions infrastructure, we utilize IBM's WebSphere, HTML/DHTML, Java and Enterprise Java Beans, MQ Systems Integration Series and XML. We incorporate a SmarteLink architecture that facilitates XML integration and also leverages our repository of Forte-developed C++ applications allowing interoperability with our web-based applications.

    Unique to the TradeSphere design and implementation approach is that both content rules and configurations or installation-specific options are stored as metadata within the solution's database. This approach supports a single source solution which is able to operate on multiple hardware platforms, operating environments and database platforms. Currently supported environments include Windows NT and UNIX operating environments based on Sun Solaris, IBM AIX and HP-UX platforms. Currently supported relational databases include either the Oracle or SQL Server. Current user interfaces include a web-browser, Windows NT and Motif. The system also supports multiple languages including double byte languages.


    The following diagram describes our TradeSphere Architecture.

                                     [LOGO]


    This diagram illustrates that the TradeSphere architecture utilizes IBM Websphere at the middle layer and existing TradeSphere engines for business logic processing on the backend. A typical transaction consists of an XML message transmitted from the browser. The Web Server forwards the message to the Websphere application server where security authentication and authorization is performed. Websphere then uses a Java servlet to send an XML transaction to one of the TradeSphere engines through the TradeSphere Link-XML gateway for processing over a TCP/IP socket. The TradeSphere engine formulates a reply to the servlet. The servlet then prepares the XML or HTML response to the browser.


Intellectual Property and Other Proprietary Rights

    We rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality agreements with employees and third parties, and protective contractual provisions contained in license agreements with consultants, vendors and clients to protect our proprietary rights.

    We have registered the trademark Vastera in the United States. We have also filed federal trademark applications with respect to Global Trade Management, Global Trade Value Chain, TradeSphere, TradeValue, TradeVantage, TradePrism, Global eContent, TradeAxiom, Opening the World to eBusiness, Global Passport, Smarte Commerce, Smarte Contents, Smarte Methods and SmartWare. The Vastera logo is also a trademark of Vastera, Inc.

    We believe the strength of our trademarks and service marks benefits our business and we intend to continue to protect our registered and common law trademarks and service marks in the United States and abroad. We have not secured registration of all of our marks in the United States and have not pursued registration in any foreign country.

    We also protect our proprietary rights by requiring employees to agree not to reveal any proprietary information to our competitors and to sign a confidentiality agreement. Employees also are required to execute a non-competition agreement, which restricts them from working for a competitor for one year after termination of employment with us. However, we may not obtain these agreements in every case.

    We incorporate technology from third parties into our software. We currently have non-exclusive license agreements with Sun Microsystems and IBM for the use of their technology in our global trade management solutions. The term of our Sun Microsystems license is perpetual and the term of our IBM license expires on June 30, 2006.


Employees


    As of June 30, 2000, we had 234 employees. Upon completion of the Ford acquisition, we will acquire or have access to a number of additional employees. Our employees are not represented by any collective bargaining agreement and we have never experienced a work stoppage. We believe our relations with our employees are good.


Facilities


    Our principal administrative, sales, marketing, technical support and product development facilities are located at our headquarters in Dulles, Virginia. We currently occupy approximately 51,000 square feet of office space in the Dulles facility under a lease that terminates on October 31, 2002. We also lease office space for sales, marketing and consulting activities outside of San Francisco, outside of Denver and outside of London in the United Kingdom. In addition, pursuant to our arrangement with Ford, we maintain employees in Dearborn, Michigan in office facilities that we may occupy until April 1, 2001 to manage and administer Ford's global customs unit. We believe these facilities are suitable for our current operations.


Legal Proceedings

    We are not a party to any material legal proceedings.

                                   MANAGEMENT



Directors, Executive Officers and Other Key Employees


    Our directors, executive officers and other management employees and their respective ages and positions as of December 31, 1999, are as follows.


Name                                     Age  Position
----                                     ---  --------
EXECUTIVE OFFICERS AND DIRECTORS
Richard A. Lefebvre....................  51   Chairman of the Board of Directors
Arjun Rishi............................  36   Chief Executive Officer, President and Director
Mark J. Ferrer.........................  40   Chief Operating Officer and Director
Philip J. Balsamo......................  38   Chief Financial Officer
Robert G. Barrett......................  53   Director
Richard H. Kimball.....................  41   Director
James D. Robinson IV...................  38   Director
Timothy Davenport......................  44   Director
Nicolas C. Nierenberg..................  43   Director

OTHER KEY EMPLOYEES
Laurent F. Ferrere, II.................  40   Senior Vice President, Business Development
Mark E. Palomba........................  41   Senior Vice President, Global Services
David M. Pierce........................  45   Senior Vice President, Worldwide Sales
Thomas E. Bright.......................  40   Vice President, Product Engineering
Gregory E. Stock.......................  35   Vice President, Marketing
Kimberly A. Walsh......................  30   Vice President, Human Resources


  EXECUTIVE OFFICERS AND DIRECTORS


    Richard A. Lefebvre has served as Chairman of our board of directors since June 1998 and a member of our board of directors since 1997. From March 1991 to December 1998, Mr. Lefebvre served as Chairman of the Board of AXENT Technologies, Inc., a computer network security company. He also served as AXENT's Chief Executive Officer from March 1991 to July 1997. Mr. Lefebvre remains a director of AXENT.


    Arjun Rishi co-founded Vastera in 1992 and has served as President, Chief Executive Officer and a member of our board of directors since its inception. Mr. Rishi has been responsible for our direction and vision. From 1990 to 1992, Mr. Rishi worked as a consultant with Electronic Data Systems, a computer software company, developing a credit card validation system. From 1987 to 1989, Mr. Rishi was an employee of PRC, a computer software company.


    Mark J. Ferrer joined Vastera in December 1999 as Chief Operating Officer and is responsible for our day-to-day operations. Mr. Ferrer was appointed to our board of directors in March 2000. From October 1998 to December 1999,
Mr. Ferrer served as President, Baan Americas, a software company, where he held fiscal responsibility for Baan operations in North and South America. From
April 1998 to October 1998, Mr. Ferrer served as Chief Operating Officer for Aurum Software (A Baan Company) where he was responsible for sales, marketing, services and development. From 1982 to April 1998, Mr. Ferrer held numerous positions with IBM, most recently as Vice President, Software Marketing and Sales.



    Philip J. Balsamo joined Vastera in May 1998, and he currently serves as our Chief Financial Officer. From May 1997 to May 1998, Mr. Balsamo was Business Advisor and Controller of the SCM and Data Connectivity Business Units of INTERSOLV, Inc., an application enablement software provider, now known as Merant. From May 1992 to May 1997, Mr. Balsamo was Director of Financial Reporting and Assistant Controller of INTERSOLV. From 1987 to 1992, he served as Treasurer and Controller of Government Marketing Services, Inc., a computer reseller. From 1984 to
November 1986, he served as Senior Accountant to MBI Business Centers and to Buchanan & Company. Mr. Balsamo is a certified public accountant.



    Robert G. Barrett has served as one of our directors since 1996. Since 1984, he was a founding partner of Battery Ventures and is a General Partner of Battery Ventures III, L.P., a venture capital firm. Mr. Barrett serves on the board of directors of Brooktrout Technology, Inc., Interspeed, Inc. and Peerless Corporation and several privately owned companies.



    Richard H. Kimball has served as one of our directors since August 1997.
Mr. Kimball co-founded Technology Crossover Ventures, a venture capital firm, in June 1995 and has been a General Partner since its founding. Prior to that, Mr. Kimball spent over 10 years at Montgomery Securities serving as a securities analyst and Managing Director. He is currently on the board of directors of Copper Mountain Networks, Inc. and several private companies.



    James D. Robinson IV has served as one of our directors since
November 1998. Since 1994, Mr. Robinson has served as a General Partner of RRE Ventures GP II, L.L.C., a venture capital firm. Mr. Robinson was one of the founders of RRE Ventures. Mr. Robinson currently serves on the Board of Directors of Callware Technologies, Evoke Software, Fandom.com, indulge.com, Invention Machine Corporation, Quixi, Vocera, GoldPocket.com, M4 Financial and the New York City Investment Fund's Education and Information Services Sector Group. From 1992 to 1994, Mr. Robinson served in various capacities for Hambrecht & Quist Venture Capital.



    Timothy Davenport has served as one of our directors since April 2000.
Mr. Davenport served as President, Chief Executive Officer and a director of
Best Software, Inc., a           software company, from June 1995 until Best
Software's acquisition by the Sage Group plc in in February 2000. From
March 1987 to June 1995, Mr. Davenport served as Vice President, Developer Tools Group, and Vice President, Graphics Division, of Lotus Development Corporation.



    Nicolas C. Nierenberg has served as one of our directors since April 2000. Mr. Nierenberg is a co-founder of Actuate Corporation, a comprehensive solution provider for delivery of business information over the Internet, and has been its Chief Executive Officer and Chairman of the Board since December 1993.
Mr. Nierenberg was also President of Actuate Corporation until October 1998. Prior to co-founding Actuate, from April 1993 to November 1993, Mr. Nierenberg worked as a consultant for Accel Partners, a venture capital firm.
Mr. Nierenberg co-founded Unify Corporation, which develops and markets relational database development tools. Mr. Nierenberg held a number of positions at Unify, including Chairman of the Board of Directors, Chief Executive Officer, President, Vice President Engineering and Chief Technology Officer.



  OTHER KEY EMPLOYEES


    Laurent F. Ferrere, II joined Vastera in January 1997. Mr. Ferrere has served as Senior Vice President, Business Development since August 1999 and is responsible for product requirements and alliances. From January 1997 to August 1999, Mr. Ferrere served as Vastera's Vice President, Marketing and Business Development where he was responsible for marketing. From August 1992 to January 1997, Mr. Ferrere was Director, Industry Marketing at J.D. Edwards. From June 1981 to August 1992, Mr. Ferrere held numerous management positions with Andersen Consulting.

    Mark E. Palomba joined Vastera in February 2000 as Senior Vice President, Global Services and is responsible for our global service operations. Prior to joining Vastera, Mr. Palomba served as Senior Vice President of Consulting for Baan Americas from January 1999 to February 2000 and as Vice President of Consulting, Client Services from July 1998 to January 1999. From 1982 to
July 1998, Mr. Palomba held numerous positions with IBM, most recently as Global Solutions Segment Executive.


    David M. Pierce joined Vastera in March 2000 as Senior Vice President, Worldwide Sales. From 1979 to March 2000, Mr. Pierce held numerous positions with IBM where, since August 1996, he served as Vice President Sales and Marketing for Software and eBusiness. Prior to that assignment, Mr. Pierce held numerous positions relating to the sales and marketing growth of the software and services provided by IBM.


    Thomas E. Bright joined Vastera in August 1999 as Vice President, Product Engineering and is responsible for the development of our applications. From
May 1996 to August 1999, Mr. Bright served as Vice President of Engineering & Product Operations for Fidelity Investments Systems Company, a division of Fidelity Investments, a large asset management company, where he was responsible for an organization of over 70 engineers working in a multi-project, multi-site, engineering and product operations environment. From 1993 to May 1996, Mr. Bright served as General Manager, Engineering for Progress Software and from 1984 to 1993, Mr. Bright held numerous positions with Lotus Development Corporation.



    Gregory E. Stock joined Vastera in September 1999 as Vice President, Marketing and is responsible for all marketing communication activities, including lead generation, public relations and advertising. From November 1998 to September 1999, Mr. Stock served as Vice President, Sales and Marketing, Consumer Packaged Goods for POMS Corporation, a software company, where he was responsible for global sales and marketing for the POMS manufacturing execution product suite. From March 1995 to November 1998, Mr. Stock held numerous positions with Manugistics, a software company, most recently as Director, Business Development where he organized a global business consulting organization for seven geographies and four industrial segments. From 1987 to 1993, Mr. Stock held a number of logistics positions with IBM, Rohm & Haas and Chrysler Motors Corporation.



    Kimberly A. Walsh joined Vastera in December 1995 and currently serves as Vice President, Human Resources. From 1992 to December 1995, Ms. Walsh was Human Resource and Training Manager at Servus Financial Corporation, a provider of financial products and services, where she was responsible for all human resource activities, including recruitment, employee benefit programs, training and corporate development.


Board Committees

    The audit committee of the board of directors makes recommendations concerning the engagement of independent public accountants. In addition the committee reviews the plans, results and fees of the audit engagement with our independent public accountants, and any independence issues with our independent public accountants. The audit committee also reviews the adequacy of our internal accounting controls. Current members of the audit committee are Timothy Davenport, Richard H. Kimball and James D. Robinson IV.

    The compensation committee of the board of directors determines compensation for our executive officers and administers our 1996 Stock Option Plan and our 2000 Stock Option Plan. The compensation committee currently consists of Richard
A. Lefebvre, Robert G. Barrett and Richard H. Kimball.

Compensation Committee Interlocks and Insider Participation

    No member of the compensation committee serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Compensation


    We reimburse each member of our board of directors for out-of-pocket expenses incurred in connection with attending board meetings. Upon becoming a member of our board, we pay each member of our board who is not an employee or an affiliate of one of our principal stockholders a director fee consisting of options to purchase 45,000 shares of common stock vesting over the three years following the date of grant. We pay our directors an annual retainer of $5,000 and fees of $1,000 for attendance at each board meeting and committee meeting and $500 for participation on telephone calls regarding board or committee business.


Executive Compensation

    The table below summarizes information concerning the compensation earned for services rendered to us in all capacities by our executive officers during the fiscal year ended December 31, 1999.

                           Summary Compensation Table


                                                                                    Long Term
                                                                                   Compensation
                                                                                      Awards
                                                                                   ------------
                                                            Annual Compensation     Securities
                                                            --------------------    Underlying
Name and Principal Position                                  Salary      Bonus       Options
---------------------------                                 ---------   --------   ------------
Arjun Rishi...............................................  $203,077    $80,000           --
  Chief Executive Officer, President
Mark J. Ferrer............................................    12,500*        --      675,000
  Chief Operating Officer
Philip J. Balsamo.........................................   122,974     38,273      120,000
  Chief Financial Officer


------------------------

* Mark J. Ferrer joined Vastera as Chief Operating Officer in December 1999. Mr. Ferrer's annual base salary is $300,000 and his targeted bonus is $150,000.

Option Grants During Fiscal Year Ended December 31, 1999

    The following table sets forth information regarding the stock options grants made to each of the named executive officers in the fiscal year ended December 31, 1999. All of our options generally vest over a period of four years, with 25% of the shares subject to the option vesting on the first anniversary of the grant date, and the remaining option shares vesting ratably monthly thereafter.


                                                                                                           Potential Realizable
                                                                     Individual Grants                       Value at Assumed
                                                    ----------------------------------------------------      Annual Rate of
                                                    Number of     Percent of                                    Stock Price
                                                    Securities   Total Options                               Appreciation for
                                                    Underlying    Granted to     Exercise                       Option Term
                                                     Options     Employees in    Price Per   Expiration    ---------------------
Name                                                 Granted      Fiscal Year      Share        Date          5%          10%
----                                                ----------   -------------   ---------   -----------   ---------   ---------
Arjun Rishi.......................................         --           --            --             --           --          --
Mark J. Ferrer....................................    675,000       22.02%         $4.00     12/31/2009    1,698,015   4,303,105
Philip J. Balsamo.................................     60,000         1.96          2.17      4/30/2009       81,882     207,505
Philip J. Balsamo.................................     60,000         1.96          2.67      8/31/2009      100,749     255,318


    The exercise price per share of each option was equal to the fair market value of the common stock on the grant date as determined by the board of directors. We have never granted any stock appreciation rights. The potential realizable values assume that the options' price per share was the fair market value of the common stock on the date of grant. This potential realizable value also assumes that the price of the stock appreciates at rates of 5% and 10% compounded annually from the date the options were granted until their expiration date. These numbers are calculated based on the requirements of the Securities and Exchange Commission and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the common stock and the date on which the options are exercised.

Aggregated Option Exercises and Values in Fiscal Year Ended December 31, 1999


    The following table sets forth information containing the value realized upon exercise of options during the fiscal year ended December 31, 1999 and the number and value of unexercised options held by the executive officers named in the Summary Compensation Table above. As of December 31, 1999, there was no public market for the common stock. The "Value of Unexercised In-the-Money Options at Fiscal Year End" is based upon a value per share, the assumed initial public offering price per share of $10.00, minus the per share exercise price, multiplied by the number of shares underlying the option.


                         Fiscal Year-End Options Value


                                                Number of Securities
                                               Underlying Unexercised         Value of Unexercised
                                                     Options at               In-the-Money Options
                                                  December 31, 1999           December 31, 1999 ($)
                                             ---------------------------   ---------------------------
Name                                         Exercisable   Unexercisable   Exercisable   Unexercisable
----                                         -----------   -------------   -----------   -------------
Arjun Rishi................................         --             --           --             --
Mark J. Ferrer.............................         --        675,000           --
Philip J. Balsamo..........................     23,751        156,249



Compensation Plans


  1996 STOCK OPTION PLAN


    Our board of directors and stockholders adopted and approved the 1996 Stock Option Plan on July 26, 1996. The 1996 Plan provides for grants of incentive stock options, nonqualified stock options and stock awards to employees, directors, consultants and advisors. Members of the non-employee director administrative committee are not eligible to receive options and awards. As of July 21, 2000, we may issue options to purchase a maximum of 8,250,000 shares of common stock under the 1996 Plan. The board of directors may not increase the maximum number of shares without obtaining the approval of the stockholders. No options or awards may be granted under the 1996 Plan after July 26, 2006.


    The 1996 Plan may be administered by the board of directors or by a committee of non-employee directors. The plan administrator has the power to determine the persons to whom, the times at which, and the price at which the options and awards shall be granted, and to determine the type of option or award to be granted and the number of shares subject to options and awards.

    The plan administrator determines the option price for options. For a nonqualified stock option, the price shall be at least equal to 85% of the fair market value of the shares on the date the option is granted. For an incentive stock option, the price shall be at least 100% of the fair market value on the date the option is granted. If a recipient of an incentive stock option owns shares possessing more than 10% of the total voting power of all classes of stock, the option price shall be at least 110% of the fair market value on the grant date.

    Options expire not later than 10 years after the date of the grant or five years after the date of grant if the recipient owns shares possessing more than 10% of the combined voting power of all classes of stock. Options expire
90 days from the date the recipient's employment or service with Vastera terminates or 12 months after disability or death, unless the grant agreement or plan administrator provides otherwise. Options are not transferable during the lifetime of the recipient, except that a nonqualified stock option may be transferred pursuant to the terms of a domestic relation's order, or otherwise as provided in the grant agreement.

    The 1996 Plan provides that in the event of a change of control, the plan administrator may take any appropriate action with respect to options, including terminating options with 15 days' notice or causing options to become immediately exercisable in full. In the event of a merger of Vastera into another company or a sale of all or substantially all of the assets of Vastera, options shall become immediately exercisable unless the successor company agrees to assume the options or provide equivalent options.

    Awards of stock granted pursuant to the 1996 Plan shall be in the form of written award agreements approved by the plan administrator. The plan administrator may impose appropriate restrictions and forfeiture conditions on stock awards.

    In the event that the outstanding shares are modified by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination or exchange of shares, the plan administrator shall make appropriate adjustments to the aggregate number of shares available under the 1996 Plan, the number of shares outstanding and price per share of outstanding options.

  2000 STOCK OPTION/STOCK ISSUANCE PLAN

    Introduction. Our 2000 Stock Option/Stock Issuance Plan is intended to serve as the successor equity incentive program to our 1996 Plan. Our 2000 Plan was adopted by our board on April 4, 2000 and approved by the stockholders in April 2000. Our 2000 Plan will become effective on the date the underwriting agreement for this offering is signed. At that time, all options available for grant under the 1996 Plan will be transferred to our 2000 Plan, and no further option grants will be made under that predecessor plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee elects to extend one or more features of our 2000 Plan to those options. Except as otherwise noted below, the transferred options will have substantially the same terms as are in effect for grants made under the discretionary option grant program of our 2000 Plan.

    Share Reserve. Under our 2000 Plan, 18,250,000 shares of common stock have been authorized for issuance. This share reserve consists of the number of shares we estimate will be carried over from our 1996 Plan, including the shares subject to outstanding options thereunder, plus an additional increase of approximately 10,000,000 shares. The number of shares of common stock reserved for issuance under our 2000 Plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1.5% of the total number of shares of common stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 750,000 shares. In addition, no participant in our 2000 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 500,000 shares of common stock per calendar year.

    Equity Incentive Programs. Our 2000 Plan is divided into five separate components:

    - the discretionary option grant program, under which eligible individuals in our employ or service may be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

    - the stock issuance program, under which such individuals may be issued shares of common stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the attainment of performance milestones or the completion of a specified period of service;

    - the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary to the acquisition of special below-market value stock option grants;

    - the automatic option grant program, under which option grants will automatically be made at periodic intervals to our non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    - the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market value option grants.

    Eligibility. The individuals eligible to participate in our 2000 Plan include our officers and other employees, our non-employee board members and any consultants we hire.


    Administration. The discretionary option grant program and the stock issuance program will be administered by the compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years.


    Plan Features. Our 2000 Plan will include the following features:

    - The exercise price for the shares of common stock subject to option grants made under our 2000 Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the plan administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

    - The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including options transferred from the 1996 Plan, in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of our common stock on the new grant date.

    - Stock appreciation rights are authorized for issuance under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option, less the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the outstanding options under our 1996 Plan contain any stock appreciation rights.

    The 2000 Plan will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

    - In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

    - The compensation committee will have complete discretion to structure one or more options under the discretionary option grant program so those options will vest as to all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

    - The compensation committee will also have the authority to grant options which will immediately vest in the event we are acquired, whether or not those options are assumed by the successor corporation.

    - The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections for board membership. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

    - The options currently outstanding under our 1996 Plan will immediately vest in the event we are acquired by merger or sale of substantially all our assets, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity.

    Salary Investment Option Grant Program. In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files such a timely election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the amount by which the optionee's salary is reduced under the program. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect.


    Automatic Option Grant Program. Under the automatic option grant program, each individual who first becomes a non-employee board member at any time after the completion of this offering will automatically receive an option grant for 15,000 shares on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the completion of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase shares of common stock, provided such individual has served on our board for at least six months.



    Each automatic grant will have an exercise price per share equal to the fair market value per share of our common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 15,000-share automatic option grant will vest in a series of three successive annual installments upon the optionee's completion of each year of board service over the three-year period measured from the grant date. The shares subject to each annual 15,000-share automatic option grant will vest upon the optionee's completion of one year of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member.


    Director Fee Option Grant Program. Should the director fee option grant program be activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market value option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable for all the option shares upon the optionee's death or disability while serving as a board member.

    Our 2000 Plan will also have the following features:

    - Outstanding options under the salary investment and director fee option grant programs will immediately vest if we are acquired by a merger or asset sale or if there is a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections.

    - Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share based upon the highest price per share of our common stock paid in that tender offer.

    The board may amend or modify the 2000 Plan at any time, subject to any required stockholder approval. The 2000 Plan will terminate no later than
             , 2010.

  2000 EMPLOYEE STOCK PURCHASE PLAN

    Introduction. Our 2000 Employee Stock Purchase Plan was adopted by the board of directors on April 4, 2000 and approved by the stockholders in 2000. The plan is administered by the Compensation Committee. The plan will become effective immediately upon the signing of the underwriting agreement for this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions.

    Share Reserve. 5,000,000 shares of our common stock will initially be reserved for issuance. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2001, by an amount equal to 1.0% of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any such annual increase exceed 500,000 shares.

    Offering Periods. The plan will have a series of successive overlapping offering periods, with a new offering period beginning on the first business day of May and November each year. Each offering period will have a duration of 24 months, unless otherwise determined by the compensation committee. However, the initial offering period may have a duration in excess of 24 months and will start on the date the underwriting agreement for this offering is signed and will end on the last business day in April 2002. The next offering period will start on the first business day in May 2000.

    Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than 5 calendar months per year may join an offering period on the start date of that period. However, employees may participate in only one offering period at a time.

    Payroll Deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share on the participant's date of entry into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of April and October each
year. However, a participant may not purchase more than       shares on any
purchase date, and not more than       shares may be purchased in total by all
participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

    Reset Feature. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

    Change in Control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the market value per share on the participant's date of entry into the offering period in which an acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition.

    Plan Provisions. The following provisions will also be in effect under the plan:

    The plan will terminate no later than the last business day of April 2010.

    The board may at any time amend, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

  401(K) PROFIT SHARING PLAN

    We have adopted a tax-qualified employee savings and retirement plan, the 401(k) Profit Sharing Plan, for eligible U.S. employees. Eligible employees may elect to defer a portion of their eligible compensation, subject to the statutorily prescribed annual limit. We may make matching contributions on behalf of all participants who have elected to make deferrals to the 401(k) Profit Sharing Plan in an amount determined annually by the Company. Any contributions to the plan by the company or the participants are paid to a trustee. The contributions made by the company, if any, are subject to a vesting schedule; all other contributions are fully vested at all times. The 401(k) Profit Sharing Plan, and the accompanying trust, are intended to qualify under Sections 401(k) and 501 of the Internal Revenue Code, so that contributions by us or by employees and income earned (if any) on plan contributions are not taxable to employees until withdrawn and contributions by us, if any, will be deductible by the company when made. At the direction of each participant, the trustee invests the contributions made to the 401(k) Profit Sharing Plan in any number of investment options.

Limitations on Liability of Directors and Officers and Indemnification

    LIMITATION OF LIABILITY. Our certificate of incorporation provides that our officers and directors will not be personally liable to us or our stockholders for monetary damages resulting from a breach of fiduciary duty, to the maximum extent permitted by Delaware law. Under Delaware law, directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for:

    - Any breach of the duty of loyalty to the corporation or its stockholders;

    - Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

    - Unlawful payments of dividends or unlawful stock repurchases or redemptions; or

    - Any transaction from which the director derived an improper personal benefit.

    This limitation of liability does not apply to non-monetary remedies that may be available, such as injunctive relief or rescission, nor does it relieve our officers and directors from complying with federal or state securities laws.

    INDEMNIFICATION. Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers, and may indemnify our other corporate agents, to the fullest extent permitted by law. This provision deters transactions not approved by the board, including transactions which may offer a premium over market price for shares of common stock. An officer or director shall not be entitled to indemnification if:

    - The officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to our best interests; or

    - The officer or director is subject to criminal action or proceedings and had reasonable cause to believe the conduct was unlawful.

    We intend to enter into agreements to indemnify our directors and officers in addition to the indemnification provided for in our certificate of incorporation and our bylaws. These agreements, among other things, provide for indemnification of our directors and officers for expenses specified in the agreements, including attorneys' fees, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding arising out of these persons' services as a director or officer for us, any of our subsidiaries or any other entity to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

                              CERTAIN TRANSACTIONS


Equity Financings

    On July 29, 1996, we sold 800,000 shares of our Series A convertible preferred stock for $5.00 per share. Each share of Series A convertible preferred stock will convert into three shares of common stock upon the closing of this offering. The purchaser of our Series A convertible preferred stock is:


                                                  Shares of Series A
                                                      Convertible             As Converted
Purchaser                                           Preferred Stock      Shares of Common Stock
---------                                        ---------------------   ----------------------
Battery Ventures III, L.P......................         800,000                 2,400,000


    In addition, we granted to the above-listed purchaser a warrant to purchase 150,376 shares of Series B convertible preferred stock at an exercise price of $6.65 per share. Each share of Series B convertible preferred stock will convert into three shares of our common stock upon the closing of this offering. We also, contemporaneously with our sale of Series A convertible preferred stock, redeemed an aggregate of 660,000 shares of common stock for $1.1 million from the following people: 252,000 shares from Arjun Rishi, one of our founders, for $420,000; 195,000 shares from Punkaj Rishi, Mr. Rishi's brother, for $325,000; 21,000 shares from Sonja Rishi, Mr. Rishi's sister, for $35,000; and 192,000 shares from other stockholders for $320,000.

    From August 7, 1997 to May 28, 1998, we sold 2,310,813 shares of our Series C convertible preferred stock for $3.70 per share. Each share of Series C convertible preferred stock will convert into 1.50 shares of common stock upon the closing of this offering. The purchasers of the Series C convertible preferred stock are:


                                                  Shares of Series C
                                                      Convertible             As Converted
Purchaser                                           Preferred Stock      Shares of Common Stock
---------                                        ---------------------   ----------------------
Battery Ventures III, L.P......................          540,541                  810,811
Technology Crossover Ventures and its
  affiliates...................................        1,081,082                1,621,622
Other Purchasers...............................          689,190                1,033,784



    Pursuant to an investors' rights agreement dated November 24, 1998, as amended, the holders of shares of our Series C convertible preferred stock are entitled to purchase in this offering $3.0 million of common stock. In addition, we also issued to the above-listed purchasers warrants to purchase an aggregate of 405,488 shares of our Series C-1 convertible preferred stock at an exercise price of $4.92 per share. Each share of Series C-1 convertible preferred stock will convert into 1.50 shares of our common stock upon the closing of this offering. We issued warrants to the purchasers as follows:



                                                   Shares of Series C-1
                                                  Convertible Preferred          As Converted
Warrant Holder                                   Stock Underlying Warrant   Shares of Common Stock
--------------                                   ------------------------   ----------------------
Battery Ventures III, L.P......................           94,851                    142,276
Technology Crossover Ventures and its
  affiliates...................................          189,702                    284,551
Other Purchasers...............................          120,935                    181,401



    On November 24, 1998 and February 26, 1999, we sold 2,461,034 shares and 512,715 shares, respectively, of our Series D convertible preferred stock for $4.876 per share. Each share of Series D convertible preferred stock will convert into 1.50 shares of common stock upon the closing of this offering. The purchasers of the Series D convertible preferred stock are:



                                                    Shares of Series D             As Converted
Purchaser                                       Convertible Preferred Stock   Shares of Common Stock
---------                                       ---------------------------   ----------------------
Battery Ventures III, L.P.....................             205,086                     307,629
MSD Portfolio Capital, L.P. and its
  affiliates..................................             820,345                   1,230,517
Teachers Insurance and Annuity Association of
  America.....................................             615,258                     922,887
Technology Crossover Ventures and its
  affiliates..................................             140,485                     210,726
Other Purchasers..............................           1,192,575                   1,788,861



    Banc of America Securities LLC (formerly, NationsBanc Montgomery Securities L.L.C.), as placement agent for our Series D convertible preferred stock offering, was issued a warrant to purchase 30,763 shares of our Series D convertible preferred stock at an exercise price of $5.61 per share. Banc of America Securities LLC will hold 46,144 shares of common stock upon the exercise of their warrant and the conversion of their Series D convertible preferred stock. In addition, we also issued to the above-listed purchasers warrants to purchase an aggregate of 631,608 shares of our Series D-1 convertible preferred stock at an exercise price of $6.485 per share. Each share of Series D-1 convertible preferred stock will convert into 1.50 shares of our common stock upon the closing of this offering. We issued warrants to the purchasers as follows:



                                                   Shares of Series D-1
                                                  Convertible Preferred          As Converted
Warrant Holder                                   Stock Underlying Warrant   Shares of Common Stock
--------------                                   ------------------------   ----------------------
Battery Ventures III, L.P......................           20,509                     30,763
MSD Portfolio Capital, L.P. and its
  affiliates...................................           82,034                    123,050
Teachers Insurance and Annuity Association of
  America......................................           61,526                     92,289
Technology Crossover Ventures and its
  affiliates...................................           14,048                     21,071
Other Purchasers...............................          453,491                    680,236


    On February 4, 2000 and February 29, 2000, we sold 1,569,577 shares of our Series E convertible preferred stock for $10.83 per share. Each share of Series E convertible preferred stock will convert into 1.50 shares of common stock upon the closing of this offering. The purchasers of the Series E convertible preferred stock are:


                                                    Shares of Series E             As Converted
Purchaser                                       Convertible Preferred Stock   Shares of Common Stock
---------                                       ---------------------------   ----------------------
Battery Ventures III, L.P.....................             92,336                      138,504
MSD Portfolio Capital, L.P. and its
  affiliates..................................             84,576                      126,864
Teachers Insurance and Annuity Association of
  America.....................................            738,689                    1,108,034
Technology Crossover Ventures and its
  affiliates..................................            218,278                      327,417
Other Purchasers..............................            435,698                      653,546



    In May 2000, MSD Portfolio Capital, L.P. and its affiliates, Teachers Insurance and Annuity Association of America and Technology Crossover Ventures and its affiliates fully exercised their convertible preferred stock warrants. In May 2000, as well, Battery Ventures III, L.P. exercised certain of its convertible preferred stock warrants by way of a net issuance for

402,607 shares of common stock on an as converted basis. The aggregate cash proceeds received by Vastera for their exercises of convertible preferred stock warrants is approximately $2.5 million.



    Battery Ventures III, L.P., MSD Portfolio Capital, L.P. and its affiliate, Technology Crossover Ventures and its affiliates and Teachers Insurance and Annuity Association of America are considered each a holder of more than 5% of our common stock. Mr. Barrett, one of our directors, is a partner of Battery Ventures III, L.P. Mr. Kimball, one of our directors, is a partner of Technology Crossover Ventures and its affiliate. Mr. Robinson, another one of our directors, is a partner of RRE Ventures, L.P. and its affiliate.
Messrs. Barrett, Kimball and Robinson disclaim beneficial ownership of the securities held by their respective entities, except for their respective pecuniary interests in their entities.



Transaction with Ford Motor Company



    On July 14, 2000, our wholly owned subsidiary, Vastera Solutions Services Corporation, entered into a series of agreements with Ford that transfer the responsibility of managing Ford's global trade processes to us. We will purchase Ford's global customs unit including its technologies and the services of its employees in exchange for 8,000,000 shares of our common stock to be issued by Ford. The material agreements that define the relationship are the Global Trade Services Agreement, the Stock Transfer Agreement, the License Agreement, the Salaried Employee Secondment Agreement and the Employee Transfer Agreement. Beginning in 2000, we expect to derive more than 10% of our annual revenues from Ford. The principal terms of each of these agreements are described below. Our relationship with Ford will not become binding until the waiting period applicable to our transaction under the Hart-Scott-Rodino Act has terminated or expired.



  GLOBAL TRADE SERVICES AGREEMENT



    We have signed a 10-year agreement to provide the entire range of our service offerings to Ford. Under this Agreement, we will be administering and managing Ford's global trade operations including supporting and managing Ford's import/export customs operations, administering contracts between Ford and third party brokers and freight forwarders, minimizing duties and customs fees and generally automating and managing Ford's global trade management requirements.



    We will initially provide our suite of product and service offerings to Ford in the United States. If we have successfully implemented our services in the United States, we have the opportunity to provide our services to Ford divisions and subsidiaries in other geographic regions around the world. Although this agreement has an initial term of 10 years, commencing on July 1, 2003, either party may terminate for convenience after providing the non-terminating party one-year advance notice. Commencing on July 1, 2004 and continuing thereafter, either party may terminate the agreement upon providing six-month advance written notice.



    As consideration for our service and product offerings, Ford has agreed to pay us certain transaction fees and there will be minimum fees paid to us applicable to each geographic region or country in which we are providing services. Additionally, Ford will pay us a gainsharing fee, which will be equal to a specified percentage of the cost savings experienced by Ford under this agreement.

  STOCK TRANSFER AGREEMENT



    Under this agreement, we will issue 8,000,000 shares of our common stock to Ford. Ford has agreed to certain market standstill conditions that limit the number of our shares that Ford can acquire without obtaining approval from our board of directors. Ford has also agreed to limit the number of shares of our common stock that it will sell into the market during the first four years following the date of signing of this agreement. In addition, Ford will become a party to our Investors' Rights agreement.



  LICENSE AGREEMENT



    To enable us to perform the services described in the Global Trade Services Agreement, we will need access to certain of Ford's computer systems, trade secrets, copyrights, patents, software and other intellectual property. Under this agreement, Ford has agreed to license to us all of the intellectual property we will require to commence performance. We have agreed to pay Ford a monthly fee for the use of Ford's information technology and related support services.



  SALARIED EMPLOYEE SECONDMENT AGREEMENT



    Under this agreement, which terminates on December 31, 2002, Ford has agreed to assign to us selected employees that are performing its import/export customs operations. In addition to reimbursing Ford for the direct salary and benefits costs attributable to each seconded employee, we will pay Ford a per employee fee for each employee that is assigned to us and is engaged in performing global trade management services on Ford's behalf.



  EMPLOYEE TRANSFER AGREEMENT



    Under this agreement, we agreed to make employment offers to selected Ford employees who were previously performing the import/export customs operations at Ford.


Transaction with Dell Products L.P.


    On June 28, 1996 and April 14, 1999, we entered into software license agreements with Dell Products L.P., or Dell, an affiliate of Dell Computer Corporation. The agreements provide certain nontransferable, perpetual licenses to use our software products with the later agreement being for newer versions of our software products. Michael S. Dell, the Chairman of the board of directors and the Chief Executive Officer of Dell Computer Corporation, holds a controlling ownership interest in MSD Portfolio Capital, L.P. and two of its affiliates, significant investors in Vastera, Inc. For 1999, we received a total of $594,801 for license, maintenance and support, and consulting services fees related to our software products from Dell Products L.P. under these agreements.



Arms Length Transactions



    All past and future transactions with our officers, directors, principal stockholders or affiliates have been and will be approved by a majority of the independent and disinterested members of the board of directors or, if required by law, a majority of disinterested stockholders, and have been or will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth information as of June 30, 2000 regarding the beneficial ownership of our common stock by:


    - each person or entity who is known by us to own beneficially more than 5% of our outstanding common stock;

    - each of our executive officers named in the Summary Compensation Table;

    - each of our directors; and

    - all directors and executive officers as a group.


    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after June 30, 2000, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable.



    The number and percentage of shares beneficially owned are based on the aggregate of (i) 28,457,508 shares of common stock outstanding as of June 30, 2000, assuming conversion of all outstanding shares of preferred stock into common stock and the issuance of 8,000,000 shares of common stock to Ford on completion of our acquisition of Ford's global customs unit anticipated to occur in August 2000, and (ii) 6,000,000 shares of common stock issued in this offering.


    Unless otherwise indicated, the principal address of each of the stockholders below is c/o Vastera, Inc., 45025 Aviation Drive, Suite 200, Dulles, Virginia 20166.

                                                                                      Percentage
                                                                                  Beneficially Owned
                                                            Shares Beneficially   -------------------
                                                              Owned Prior to       Before     After
Name of Beneficial Owner                                         Offering         Offering   Offering
------------------------                                    -------------------   --------   --------
Battery Ventures III, L.P. (1)............................        4,104,887         14.4%      11.9%
  901 Mariner's Island Blvd., Suite 475
  San Mateo, CA 94404
Ford Motor Company........................................        8,000,000         28.1%      23.2%
  Henry Ford II World Center
  One American Road
  Dearborn, MI 48126
MSD Portfolio Capital, L.P. and its affiliates (2)........        1,515,046          5.3%       4.4%
  599 Lexington Ave., Suite 2300
  New York, NY 10022
Technology Crossover Ventures and its affiliates (3)......        3,687,399         13.0%      10.7%
  575 High Street, Suite 400
  Palo Alto, CA 94301
Teachers Insurance and Annuity Association of America.....        2,123,209          7.5%       6.2%
  730 Third Avenue
  New York, NY 10017-3206
Arjun Rishi (4)...........................................        1,054,363          3.7%       3.1%
Philip J. Balsamo (5).....................................           48,749            *          *
Richard A. Lefebvre (6)...................................          217,086            *          *
Nicolas C. Nierenberg (7).................................           67,500            *          *
Robert G. Barrett (8).....................................        4,263,375         15.0%      12.4%
Richard H. Kimball (9)....................................        3,687,399         13.0%      10.7%
James D. Robinson IV (10).................................        1,081,021          3.8%       3.1%
Mark J. Ferrer (11).......................................           84,375            *          *
Timothy Davenport.........................................               --           --         --
All directors and executive officers as a group (9 people)
  (12)....................................................       10,503,868         36.9%      30.5%
Punkaj Rishi..............................................        1,634,685          5.7%       4.7%


------------------------

*  Represents beneficial ownership of less than 1%.


(1) Includes 4,092,725 shares held by Battery Ventures III, L.P. and 12,162 shares subject to warrants held by Battery Ventures III, L.P.



(2) Includes (a) 1,325,666 shares held by MSD Portfolio Capital, L.P.,
    (b) 94,690 shares held by RPKS Investment, L.L.C. and (c) 94,690 shares held by Triple Marlin Investments, L.L.C.



(3) Includes (a) 1,195,247 shares held by Technology Crossover Ventures II, L.P., (b) 182,488 shares held by Technology Crossover Ventures II, C.V.,
    (c) 163,075 shares held by TCV II Strategic Partners, L.P., (d) 918,924 shares held by TCV II (Q), L.P., (e) 38,825 shares held by TCV II, V.O.F.,
    (f) 654,211 shares held by TCV IV, L.P., (g) 491,893 shares subject to warrants held by TCV IV, L.P., (h) 24,394 shares held by TCV Strategic Partners, L.P. and (i) 18,342 shares subject to warrants held by TCV Strategic Partners, L.P.



(4) Includes 15,624 shares subject to stock options exercisable within 60 days of June 30, 2000.



(5) Includes 48,749 shares subject to stock options exercisable within 60 days of June 30, 2000.

(6) Includes 217,086 shares subject to stock options exercisable within 60 days of June 30, 2000.



(7) Includes 67,500 shares subject to stock options exercisable within 60 days of June 30, 2000.



(8) Includes (a) 4,092,725 shares held by Battery Ventures III, L.P.,
    (b) 12,162 shares subject to warrants held by Battery Ventures III, L.P. and
    (c) 68,022 shares subject to warrants held by Mr. Barrett. Mr. Barrett is a general partner of Battery Ventures III, L.P. Mr. Barrett disclaims beneficial ownership of the shares held by Battery Ventures III, L.P., except to the extent of his pecuniary interest in the shares held.



(9) Includes (a) 1,195,247 shares held by Technology Crossover Ventures II, L.P., (b) 182,488 shares held by Technology Crossover Ventures II, C.V.,
    (c) 163,075 shares held by TCV II Strategic Partners, L.P., (d) 918,924 shares held by TCV II (Q), L.P., (e) 38,825 shares held by TCV II, V.O.F.,
    (f) 654,211 shares held by TCV IV, L.P., (g) 491,893 shares subject to warrants held by TCV IV, L.P., (h)) 24,394 shares held by TCV Strategic Partners, L.P. and (i) 18,342 shares subject to warrants held by TCV Strategic Partners, L.P. Mr. Kimball is a general partner of Technology Crossover Ventures. Mr. Kimball disclaims beneficial ownership of the shares held by Technology Crossover Ventures and its affiliates, except to the extent of his pecuniary interest in the shares held.



(10) Includes (a) 697,189 shares held by RRE Investors, L.P. and 383,832 shares held by RRE Investors Fund, L.P. Mr. Robinson is a general partner of RRE Investors, L.P. and RRE Investors Fund, L.P. Mr. Robinson disclaims beneficial ownership of the shares held by RRE Investors, L.P. and RRE Investors Fund, L.P., except to the extent of his pecuniary interest in the shares held.



(11) Includes 84,375 shares subject to stock options exercisable within 60 days of June 30, 2000.



(12) Includes 590,419 shares subject to warrants and 365,834 shares subject to stock options exercisable within 60 days of June 30, 2000.

                          DESCRIPTION OF CAPITAL STOCK

    The following description of our common stock and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws as will be in effect upon the closing of this offering are summaries and are qualified by reference to these documents. Forms have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock


    As of June 30, 2000, there were 6,632,691 shares of common stock outstanding held of record by 58 stockholders. Based upon the number of shares outstanding as of that date and giving effect to the automatic conversion of all previously outstanding convertible preferred stock into shares of common stock and the issuance of 8,000,000 shares of common stock that will be issued to Ford in connection with completing our acquisition of Ford's global customs unit anticipated to occur in August 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after June 30, 2000, there will be approximately 34,457,508 shares of common stock outstanding at the closing of this offering.


    Holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to receive dividends as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends, subject to the preferences that apply to any outstanding preferred stock. See "Dividend Policy." Upon a liquidation, dissolution or winding up of Vastera, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and after giving effect to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights and no additional subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable. The shares issued in this offering will be fully paid and nonassessable.

Preferred Stock

    Our amended and restated certificate of incorporation authorizes the board of directors, without stockholder action, to designate and issue from time to time shares of preferred stock in one or more series. The board of directors may designate the price, rights, preferences and privileges of the shares of each series of preferred stock, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock until the board of directors determines the specific rights of the preferred stock. However, possible effects of issuing preferred stock with voting and conversion rights include:

    - Restricting dividends on common stock;

    - Diluting the voting power of common stock;

    - Impairing the liquidation rights of the common stock;

    - Delaying or preventing a change of control of Vastera without stockholder action; and

    - Harming the market price of common stock.

    Upon the closing of this offering, no shares of our preferred stock will be outstanding. We have no present plans to issue any shares of preferred stock.

Warrants


    As of June 30, 2000, we had outstanding the following warrants to purchase our stock:



                                                              Total Number               As Converted
                                                               of Shares     Exercise     Shares of
                                                               Subject to    Price Per      Common
Type of Stock                                                   Warrants       Share        Stock        Expiration Date
-------------                                                 ------------   ---------   ------------   ------------------
Series A convertible preferred stock........................      7,000       $5.000        21,000       January 31, 2002
Series B convertible preferred stock........................      4,511       $6.650        13,533        June 30, 2002
Series C convertible preferred stock........................     14,324       $3.700        21,486        August 7, 2007
Series C convertible preferred stock........................      4,122       $3.700         6,183       January 31, 2003
Series D convertible preferred stock........................     30,763       $5.610        46,144      Upon this offering
Series D-1 convertible preferred stock......................    385,505       $6.485       578,257        March 1, 2001


    After the closing of this offering, all of the warrants that have not expired will become exercisable for that number of shares of common stock as is indicated in the table.

Options


    In 1996, Vastera adopted the 1996 Stock Option Plan. As of June 30, 2000, 8,250,000 shares of common stock are reserved for issuance to employees at the discretion of our board of directors under the 1996 Plan and there were 1,328,477 shares of common stock available for future grant under the 1996 Plan. The exercise price of all options outstanding at June 30, 2000 under the 1996 Plan range from $1.00 to $9.33 with a weighted average exercise price of $3.56 and these options are exercisable in the aggregate for 6,504,552 shares of common stock. Please see "Management--Employee Benefit Plans" for a detailed description of the plan.


Registration Rights


    Upon closing of this offering, the holders of 22,511,421 shares of common stock, assuming the exercise of all outstanding convertible preferred stock warrants and the conversion into common stock of the convertible preferred stock issued upon the exercise of the warrants, will be entitled to demand registration rights requiring us to register the sale of their shares under the Securities Act of 1933, under the terms of an agreement between us and the holders of these shares. The holders of 40% or more of these shares are entitled to demand that Vastera register their shares under the Securities Act, subject to various limitations. Vastera is not required to effect more than two registrations pursuant to these demand registration rights. In addition, these holders are entitled to piggyback registration rights with respect to the registration of their shares under the Securities Act, subject to various limitations. Further, at any time after Vastera becomes eligible to file a registration statement on Form S-3, these holders may require Vastera to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock. These registration rights are subject to certain conditions and limitations, among them the right of the underwriters of an offering to limit the number of shares of common stock held by these holders with registration rights to be included in a registration. Vastera is generally required to bear all of the expenses of all of these registrations, except underwriting discounts and selling commissions. Registration of any of the shares of common stock held by these holders with registration rights would result in shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of such registration.

Delaware Anti-Takeover Law and Provisions in Our Charter and Bylaws


  DELAWARE ANTI-TAKEOVER STATUTE


    We are subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law. Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.


  CERTIFICATE OF INCORPORATION


    Our amended and restated certificate of incorporation provides that:

    - Our board of directors may issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock;

    - Any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

    - Our board of directors shall be divided into three classes, with each class serving for a term of three years;

    - Vacancies on the board, including newly created directorships, can be filled by a majority of the directors then in office; and

    - Our directors may be removed only for cause.

  BYLAWS



    Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice to us in writing. To be timely, a stockholder's notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. In the event that the annual meeting is called for a date that is not within 30 days before or 60 days after the anniversary date, in order to be timely notice from the stockholder must be received:

    - not earlier than 120 days prior to the annual meeting of stockholders; and

    - not later than 90 days prior to the annual meeting of stockholders or the tenth day following the date on which notice of the annual meeting was made public.

    In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder, in order to be timely, must be received:

    - not earlier than 120 days prior to the special meeting; and

    - not later than 90 days prior to the special meeting or the close of business on the tenth day following the day on which public disclosure of the date of the special meeting was made.

    Our amended and restated bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual or special meeting of stockholders, from making nominations for directors at an annual or special meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders. In addition, a two-thirds supermajority vote of stockholders will be required to amend our amended and restated bylaws.

    The provisions in our amended and restated certificate of incorporation and our amended and restated bylaws are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of Vastera. These provisions also are designed to reduce our vulnerability to an unsolicited proposal for a takeover of Vastera that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or parts of Vastera. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Vastera. They may also have the effect of preventing changes in our management.

Transfer Agent

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us.


    Of the 34,457,508 shares to be outstanding after the offering, 6,000,000 shares of common stock will be freely tradable unless they are purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. The remaining shares, assuming no exercise of outstanding options and warrants, will be eligible for sale in the public market as follows:



           Days after Date
          of this Prospectus            Eligible for Sale                  Comment
          ------------------            -----------------   --------------------------------------
Upon effectiveness....................              --      All holders of securities have
                                                            executed or are bound to execute
                                                            lock-up agreements
180 days..............................      20,457,508      Lock-up released; shares saleable
                                                            under Rule 144, 144(k) or 701
Various dates thereafter..............       8,000,000      Restricted securities held for one
                                                            year or less as of 180 days following
                                                            effectiveness


Rule 144



    In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in the Securities Act, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:


    - one percent of the then outstanding shares of our common stock (34,457,508 shares immediately following the offering), or


    - the average weekly trading volume during the four calendar weeks preceding filing of notice of such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us. A shareholder who is deemed not to have been an "affiliate" of ours at any time during the 90 days preceding a sale, and who has beneficially owned restricted shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the volume, limitations, manner of sale provisions or public information requirements. For purposes of Rule 144, an "affiliate" of an issuer is a person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, such issuer. All of our affiliates have agreed to further restrict their shares by entering into lock-up arrangements discussed above.

Rule 701




    In general, under Rule 701 of the Securities Act as currently in effect, each of our directors, officers, employees, consultants or advisors who purchased shares from us before the date of this prospectus in connection with a compensatory stock plan or other written compensatory agreement is eligible to resell such shares 90 days after the effective date of this prospectus in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

Stock Plans



    As of June 30, 2000, options to purchase 6,504,552 shares of our common stock were outstanding under our 1996 Stock Option Plan. After this offering, we intend to file registration statements on Form S-8 under the Securities Act of 1933 covering shares of common stock reserved for issuance under our 1996 Plan, our 2000 Stock Option/Stock Issuance Plan and our 2000 Employee Stock Purchase Plan. Based on the number of options outstanding and shares reserved for issuance under our 1996 Plan, our 2000 Plan and our 2000 Stock Purchase Plan, the registration statements on Form S-8 will cover 23,250,000 shares. The
Form S-8 registration statements will become effective immediately upon filing, whereupon, subject to the satisfaction of applicable exercisability periods, Rule 144 volume limitations applicable to affiliates and the lock-up agreements with the underwriters referred to above, shares of common stock to be issued upon exercise of outstanding options granted pursuant to our 1996 Plan, our 2000 Plan and our 2000 Stock Purchase Plan (to the extent that such shares were not held by affiliates) will be available for immediate resale in the public market.



Lock-up Agreement


    Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. Upon the expiration of these lock-up agreements, additional shares will be available for sale in the public market.


Registration Rights



    After this offering, the holders of 22,511,421 shares of our common stock, assuming the exercise of all outstanding convertible preferred stock warrants and the conversion into common stock of the convertible preferred stock issued upon the exercise of the warrants, will be entitled to certain rights with respect to the registration of their shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After any such registration of these shares, such shares will be freely tradeable without restriction under the Securities Act. These sales could cause the market price of our common stock to decline.

                                  UNDERWRITING


    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Chase Securities Inc. and Banc of America Securities LLC, have severally agreed to purchase from Vastera the following respective number of shares of common stock at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:

Underwriters                                                  Number of Shares
------------                                                  ----------------
Deutsche Bank Securities Inc................................
Chase Securities Inc........................................
Banc of America Securities LLC..............................
                                                                  -------
  Total Underwriters (  )...................................
                                                                  =======

    The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all shares of the common stock offered hereby, other than those covered by the over-allotment option described below, if any of these shares are purchased.

    The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $          per
share under the public offering price. The underwriters may allow, and these
dealers may re-allow, a concession of not more than $          per share to
other dealers. After the initial public offering, representatives of the underwriters may change the offering price and other selling terms.

    We have granted to the underwriters an option, exercisable not later than
30 days after the date of this prospectus, to purchase up to       additional
shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered hereby. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered hereby. We will be obligated, pursuant to the option, to sell these additional shares of common stock to the underwriters to the extent the option is exercised. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on
which the       shares are being offered.

    The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common
stock. The underwriting fee is   % of the initial public offering price. We have
agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                        Total Fees
                                                       ---------------------------------------------
                                                        Without Exercise of    With Full Exercise of
                                                       Over-Allotment Option   Over-Allotment Option
                                                       ---------------------   ---------------------
Fees paid by Vastera.....................  $                  $                      $

    In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be
approximately $          .

    We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

    Each of our officers and directors, and substantially all of our stockholders and holders of options and warrants to purchase our stock, have agreed not to offer, sell, contract to sell or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any shares of our common stock or other securities convertible into or exchangeable or exercisable for shares of our common stock or derivatives of our common stock owned by these persons prior to this offering or common stock issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. Transfers or dispositions can be made during the lock-up period in the case of gifts or for estate planning purposes where the donee signs a lock-up agreement. We have entered into a similar agreement with the representatives of the underwriters, except that without such consent we may grant options and sell shares pursuant to our 1996 Stock Option Plan, our 2000 Stock Option/Stock Issuance Plan and our 2000 Employee Stock Purchase Plan, and may issue shares of our common stock in connection with a strategic partnering transaction or in exchange for all or substantially all of the equity or assets of a company in connection with a merger or acquisition. There are no agreements between the representatives and any of our stockholders or affiliates releasing them from these lock-up agreements prior to the expiration of the 180-day period.

    The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.


    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 600,000 shares for our vendors, employees, family members of employees, clients and other third parties. Pursuant to a prior agreement, the holders of shares of our Series C convertible preferred stock are entitled to purchase in this offering $3.0 million of common stock. The number of shares of our common stock available for sale to the general public will be reduced to the extent these reserved shares are purchased. Any reserved shares that are not purchased by these persons will be offered by the underwriters to the general public on the same basis as the other shares in this offering.

    In February 2000, we sold shares of our Series E convertible preferred stock in a private placement at a price of $10.83 per share. In this private placement, BT Investment Partners, Inc., an affiliate of Deutsche Bank Securities Inc., purchased 46,168 shares of Series E convertible preferred stock for an aggregate purchase price of $499,999.44. Additionally, Hambrecht & Quist California, H&Q Employee Venture Fund 2000, L.P., Access Technology Partners, L.P. and Access Technology Partners Brokers Fund, L.P., affiliates of Chase Securities Inc., purchased 6,186 shares, 2,308 shares, 36,935 shares and 739 shares, respectively, of Series E convertible preferred stock for an aggregate purchase price of $499,999.44. BT Investment Partners, Inc. and the above-named affiliates of Chase Securities Inc. will each agree with us not to sell, transfer, assign, pledge or hypothecate, other than to an entity that is participating in the offering or an officer or partner thereof, any shares of or common stock issued with respect to such shares of Series E convertible preferred stock for one year after the date of this offering.



    In November 1998 we issued a warrant for 30,763 shares of our Series D convertible preferred stock in a private placement to Banc of America Securities LLC (formerly, NationsBanc Montgomery Securities L.L.C.). Banc of America Securities LLC acted as placement agent in this private placement. In June 2000, Banc of America Securities LLC exercised this warrant.


Pricing of this Offering


    Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. The primary factors that will be considered in determining the public offering price are:



    - information set forth in this prospectus and otherwise available to the representatives;



    - prevailing market conditions;


    - the market capitalization and stage of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

    - estimates of our business potential.


                                 LEGAL MATTERS


    Brobeck, Phleger & Harrison LLP, Washington, D.C. will provide Vastera an opinion relating to the validity of the common stock issued in this offering. Legal matters will be passed upon for the underwriters by Ropes & Gray, Boston, Massachusetts.


                                    EXPERTS


    The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.


                                 OTHER MATTERS



    On March 26, 1999, our board of directors dismissed PricewaterhouseCoopers LLP as its independent accountants. From our inception through March 26, 1999, the former auditors did not disagree with us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which disagreements, if not resolved to their satisfaction, would have caused them to make reference thereto in their report on the financial statements for such years. During the period from our inception to the date of their dismissal, there have been no reportable events as defined in Regulation S-K Item 304(a)(1)(iv). In response to our request, PricewaterhouseCoopers LLP has furnished us with a letter addressed to the Securities and Exchange Commission stating whether or not PricewaterhouseCoopers LLP agrees with the above statements. We have filed a copy of such letter dated April 5, 2000 as Exhibit 16 to the registration statement of which this prospectus is a part.


    On March 26, 1999, our board of directors retained Arthur Andersen LLP as our independent public accountants. Prior to retaining Arthur Andersen LLP, we had not consulted with Arthur Andersen LLP on any accounting, auditing or reporting matter.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


    We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect us and the common stock, reference is made to the registration statement and the exhibits and schedules thereto. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at HTTP://WWW.SEC.GOV. Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the Web site of the SEC referred to above.

                                 VASTERA, INC.
                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Public Accountants....................    F-2
Consolidated Balance Sheets.................................    F-3
Consolidated Statements of Operations.......................    F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit).................................................    F-5
Consolidated Statements of Cash Flows.......................    F-6
Notes to the Consolidated Financial Statements..............    F-7

    After the three-for-two stock split and the increase in authorized shares discussed in Note 6 to Vastera, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.


                                          /s/ ARTHUR ANDERSEN LLP
                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
April 5, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vastera, Inc.:


    We have audited the accompanying consolidated balance sheets of Vastera, Inc. (a Delaware corporation) and its subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations and changes in stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vastera, Inc. and its subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended
December 31, 1999 in conformity with accounting principles generally accepted in the United States.

    As explained in Note 2 to the consolidated financial statements, the Company has given retroactive effect to the change in accounting for software license revenues.

Vienna, Virginia
April 5, 2000

                                 VASTERA, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (in thousands, except per share data)


                                                                 December 31,                      Pro Forma
                                                              -------------------    June 30,      June 30,
                                                                1998       1999        2000          2000
                                                              --------   --------   -----------   -----------
                                                                                    (unaudited)   (unaudited)
Assets
Current assets:
  Cash and cash equivalents.................................  $  7,792   $    961    $    374
  Short-term investments....................................     1,892      3,908       8,669
  Accounts receivable, net of allowance for doubtful
   accounts of $339, $589 and $531, respectively............     3,612      5,237       9,830
  Prepaid expenses and other current assets.................       115        442       1,715
                                                              --------   --------    --------
      Total current assets..................................    13,411     10,548      20,588
Property and equipment, net.................................     2,232      3,859       5,602
Goodwill, net...............................................        --      2,079       1,840
Deposits and other assets...................................       639        666         569
                                                              --------   --------    --------
      Total assets..........................................  $ 16,282   $ 17,152    $ 28,599
                                                              ========   ========    ========

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
  Line of credit and capital lease obligations, current.....  $    392   $    391    $    675
  Accounts payable..........................................     1,648      2,440       2,011
  Accrued expenses..........................................     1,908      2,979       3,478
  Accrued compensation and benefits.........................     1,245      1,736       1,950
  Deferred revenue, current.................................     5,019      7,202       7,722
                                                              --------   --------    --------
      Total current liabilities.............................    10,212     14,748      15,836
Long-term liabilities:
  Line of credit and capital lease obligations..............       996      2,326       3,408
  Deferred revenue, net of current portion..................     3,406      3,889       3,174
                                                              --------   --------    --------
      Total liabilities.....................................    14,614     20,963      22,418
                                                              --------   --------    --------
Commitments and contingencies
Redeemable convertible preferred stock:
Series A, Series B, Series C, Series C-1, Series D, Series
  D-1, and Series E; $0.01 par value; 9,198 shares
  authorized in aggregate; 5,572, 6,085 and 8,312 shares
  issued and outstanding in aggregate as of December 31,
  1998 and 1999, and June 30, 2000, respectively, and no
  shares outstanding on a pro forma basis (aggregate
  redemption amount and liquidation preference of $112,217
  and $53,307, respectively, as of June 30, 2000)...........    24,431     46,117      80,224      $     --
Stockholders' equity (deficit):
  Common stock, $0.01 par value; 100,000 shares authorized;
    5,502, 6,430 and 6,632 shares issued and outstanding as
    of December 31, 1998 and 1999, and June 30, 2000,
    respectively, and 20,457 on a pro forma basis...........        55         64          66           204
  Additional paid-in capital................................     1,029      9,765      21,456       101,542
  Accumulated other comprehensive loss......................        --        (41)        (10)          (10)
  Deferred compensation.....................................        --     (6,043)    (12,713)      (12,713)
  Accumulated deficit.......................................   (23,847)   (53,673)    (82,842)      (82,842)
                                                              --------   --------    --------      --------
      Total stockholders' equity (deficit)..................   (22,763)   (49,928)    (74,043)        6,181
                                                              --------   --------    --------      --------
      Total liabilities and stockholders' equity
       (deficit)............................................  $ 16,282   $ 17,152    $ 28,599      $ 10,638
                                                              ========   ========    ========      ========


   The accompanying notes are an integral part of these consolidated balance sheets.

                                 VASTERA, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)


                                                                                                 Six Months Ended
                                                               Years Ended December 31,              June 30,
                                                            ------------------------------   -------------------------
                                                              1997       1998       1999        1999          2000
                                                            --------   --------   --------   -----------   -----------
                                                                                             (unaudited)   (unaudited)
Revenues:
  Subscription/transaction revenues.......................  $ 2,200    $ 4,088    $  7,261     $ 2,945      $  5,629
  Services revenues.......................................    1,545      4,778      11,869       6,190         7,806
                                                            -------    -------    --------     -------      --------
    Total revenues........................................    3,745      8,866      19,130       9,135        13,435
                                                            -------    -------    --------     -------      --------

Cost of revenues:
  Cost of subscription/transaction revenues (excluding
   stock-based compensation of $21 for the six months
   ended June 30, 2000.)..................................      766        708         692         309           741
  Cost of services revenues (excluding stock-based
   compensation of $27 and $780 for the year ended
   December 31, 1999 and the six months ended June 30,
   2000, respectively.)...................................    1,473      4,206      10,078       4,265         6,500
                                                            -------    -------    --------     -------      --------
    Total cost of revenues................................    2,239      4,914      10,770       4,574         7,241
                                                            -------    -------    --------     -------      --------
Gross profit..............................................    1,506      3,952       8,360       4,561         6,194

Operating Expenses:
  Sales and marketing (excluding stock-based compensation
   of $135 and $2,286 for the year ended December 31, 1999
   and the six months ended June 30, 2000,
   respectively.).........................................    4,442      4,581       7,143       2,907         6,645
  Research and development (excluding stock-based
   compensation of $56 and $579 for the year ended
   December 31, 1999 and the six months ended June 30,
   2000 respectively.)....................................    4,137      4,271       6,194       2,377         6,157
  General and administrative (excluding stock-based
   compensation of $160 and $1,945 for the year ended
   December 31, 1999 and the six months ended June 30,
   2000, respectively.)...................................    1,710      2,562       3,680       1,372         2,357
  Depreciation............................................      426        637       1,312         569         1,000
  Amortization............................................       --         --         313          74           239
  Stock-based compensation................................       --         --         378          --         5,611
                                                            -------    -------    --------     -------      --------
    Total operating expenses..............................   10,715     12,051      19,020       7,299        22,009
                                                            -------    -------    --------     -------      --------
    Loss from operations..................................   (9,209)    (8,099)    (10,660)     (2,738)      (15,815)
Other income (expense):
Interest income...........................................       48         51         421         224           214
Interest expense..........................................     (146)      (208)       (240)       (101)         (142)
                                                            -------    -------    --------     -------      --------
    Total other income (expense)..........................      (98)      (157)        181         123            72
                                                            -------    -------    --------     -------      --------
Net loss..................................................  $(9,307)   $(8,256)   $(10,479)    $(2,615)     $(15,743)
Dividends and accretion on redeemable convertible
  preferred stock.........................................     (668)    (1,184)    (19,347)     (1,728)      (13,426)
                                                            -------    -------    --------     -------      --------
Net loss applicable to common stockholders................  $(9,975)   $(9,440)   $(29,826)    $(4,343)     $(29,169)
                                                            =======    =======    ========     =======      ========
Basic and diluted net loss per common share...............  $ (1.87)   $ (1.73)   $  (4.92)    $ (0.75)     $  (4.40)
                                                            =======    =======    ========     =======      ========
Weighted-average common shares outstanding................    5,341      5,457       6,065       5,754         6,629
Pro forma basic and diluted loss per common share.........                        $   (.64)                 $   (.82)
                                                                                  ========                  ========
Pro forma weighted-average common shares outstanding......                        $ 16,277                  $ 19,206
                                                                                  ========                  ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VASTERA, INC.


      CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)


                                 (in thousands)

                                                                                               Accumulated
                                                         Common Stock         Additional          Other
                                     Comprehensive    -------------------      Paid-In        Comprehensive       Deferred
                                     Income (Loss)     Shares     Amount       Capital            Loss          Compensation
                                    ---------------   --------   --------   --------------   ---------------   --------------
Balance, December 31, 1996........                       6,000     $60          $  308           $   --           $    --
  Net loss........................                          --      --              --               --                --
  Issuance of warrants to purchase
    Series C-1 preferred stock....                          --      --             477               --                --
  Exercise of stock options.......                          27      --              27               --                --
  Dividends and accretion on
    redeemable convertible
    preferred stock...............                          --      --              --               --
                                                      --------     ---          ------           ------           -------
Balance, December 31, 1997........                       6,027      60             812               --
  Net loss........................                          --      --              --               --
  Issuance of warrants to purchase
    Series C-1 preferred stock....                                  --            -171               --                --
  Issuance of warrants to purchase
    Series D preferred stock......                          --      --              40               --                --
  Issuance of warrants to purchase
    Series D-1 preferred stock....                          --      --             197               --                --
  Issuance of common stock in
    legal
    settlement....................                        -120       1             119               --                --
  Exercise of stock options.......                         -15      --              14               --                --
  Retirement of treasury stock....                        (660)     (6)           (324)              --                --
  Dividends and accretion on
    redeemable convertible
    preferred stock...............                          --      --              --               --
                                                      --------     ---          ------           ------           -------
Balance, December 31, 1998........                       5,502      55           1,029               --                --
  Net loss........................     $(10,479)            --      --              --               --                --
  Unrealized gains and losses on
    investments...................          (41)            --      --              --             -(41)               --
                                       --------
  Comprehensive loss..............     $(10,520)
                                       ========
  Issuance of warrants to purchase
    Series D-1 preferred stock....                          --      --             231               --                --
  Exercise of stock options.......                         172       2             170               --                --
  Deferred stock compensation.....                          --      --           6,421               --            (6,421)
  Amortization of deferred stock
    compensation..................
  Stock issued for acquisition of
    subsidiaries..................                         756       7           1,914               --              -378
  Dividends and accretion on
    redeemable convertible
    preferred stock...............                          --      --              --               --                --
                                                      ========     ===          ======           ======           =======
Balance, December 31, 1999........                       6,430      64           9,765              (41)           (6,043)
  Net loss (unaudited)............      (15,743)            --      --              --               --                --
  Foreign currency translation
    adjustment (unaudited)........          (59)                                                    (59)
  Unrealized gains and losses on
    investments (unaudited).......           90             --      --              --               90                --
                                       --------
  Comprehensive loss
    (unaudited)...................     $(15,712)
                                       ========
  Dividend for beneficial
    conversion feature on Series E
    preferred stock (unaudited)...                          --      --              --               --                --
  Exercise of stock options
    (unaudited)...................                         203       2             583               --                --
  Exercise of preferred stock
    warrants (unaudited)..........                                              (1,173)
  Deferred stock compensation
    (unaudited)...................                          --      --          12,281               --           (12,281)
  Amortization of deferred stock
    compensation (unaudited)......                          --      --              --               --             5,611
  Dividends and accretion on
    redeemable convertible
    preferred stock (unaudited)...                          --      --              --               --                --
                                                      ========     ===          ======           ======           =======
Balance, June 30, 2000
  (unaudited).....................                       6,632      66          21,456              (10)          (12,713)
                                                      ========     ===          ======           ======           =======


                                                      Treasury Stock
                                     Accumulated    -------------------
                                       Deficit       Shares     Amount     Total
                                    -------------   --------   --------   --------
Balance, December 31, 1996........    $  4,432)         660    $  (330)   $ (4,394)
  Net loss........................      (9,307)          --         --      (9,307)
  Issuance of warrants to purchase
    Series C-1 preferred stock....          --           --         --         477
  Exercise of stock options.......          --           --         --          27
  Dividends and accretion on
    redeemable convertible
    preferred stock...............        (668)          --         --        (668)
                                      --------      -------    -------    --------
Balance, December 31, 1997........     (14,407)         660       (330)    (13,865)
  Net loss........................      (8,256)          --         --      (8,256)
  Issuance of warrants to purchase
    Series C-1 preferred stock....          --           --         --        -171
  Issuance of warrants to purchase
    Series D preferred stock......          --           --         --          40
  Issuance of warrants to purchase
    Series D-1 preferred stock....          --           --         --         197
  Issuance of common stock in
    legal
    settlement....................          --           --         --         120
  Exercise of stock options.......          --           --         --          14
  Retirement of treasury stock....          --         (660)       330          --
  Dividends and accretion on
    redeemable convertible
    preferred stock...............      (1,184)          --         --      (1,184)
                                      --------      -------    -------    --------
Balance, December 31, 1998........     (23,847)          --         --     (22,763)
  Net loss........................    -(10,479)          --         --     (10,479)
  Unrealized gains and losses on
    investments...................          --           --         --         (41)

  Comprehensive loss..............

  Issuance of warrants to purchase
    Series D-1 preferred stock....          --           --         --         231
  Exercise of stock options.......          --           --         --         172
  Deferred stock compensation.....          --           --         --          --
  Amortization of deferred stock
    compensation..................                                             378
  Stock issued for acquisition of
    subsidiaries..................          --           --         --       1,921
  Dividends and accretion on
    redeemable convertible
    preferred stock...............     (19,347)          --         --     (19,347)
                                      ========      =======    =======    ========
Balance, December 31, 1999........     (53,673)          --         --     (49,928)
  Net loss (unaudited)............     (15,743)          --         --     (15,743)
  Foreign currency translation
    adjustment (unaudited)........                                             (59)
  Unrealized gains and losses on
    investments (unaudited).......          --           --         --          90

  Comprehensive loss
    (unaudited)...................

  Dividend for beneficial
    conversion feature on Series E
    preferred stock (unaudited)...      (8,115)          --         --      (8,115)
  Exercise of stock options
    (unaudited)...................          --           --         --         585
  Exercise of preferred stock
    warrants (unaudited)..........                                          (1,173)
  Deferred stock compensation
    (unaudited)...................          --           --         --          --
  Amortization of deferred stock
    compensation (unaudited)......          --           --         --       5,611
  Dividends and accretion on
    redeemable convertible
    preferred stock (unaudited)...      (5,311)          --         --      (5,311)
                                      ========      =======    =======    ========
Balance, June 30, 2000
  (unaudited).....................     (82,842)          --         --     (74,043)
                                      ========      =======    =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VASTERA, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                   Years Ended December            Six Months Ended
                                                                           31,                           June,
                                                              ------------------------------   -------------------------
                                                                1997       1998       1999        1999          2000
                                                              --------   --------   --------   -----------   -----------
                                                                                               (unaudited)   (unaudited)
Cash flows from operating activities:
  Net loss..................................................  $(9,307)   $(8,256)   $(10,479)    $(2,615)     $(15,743)
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Stock-based compensation................................       --         --         378          --         5,611
    Depreciation and amortization...........................      407        637       1,625         643         1,239
    Provision for allowance for doubtful accounts...........      313         61         300          --            --
    Provision for litigation settlement.....................      120         --          --          --            --
    Amortization of discount related to warrants............       --         --           6          --           151
    Changes in operating assets and liabilities:
      Accounts receivable...................................   (2,047)    (1,215)     (1,925)     (1,817)       (4,593)
      Prepaid expenses and other current assets.............        5        (50)       (102)        (34)       (1,424)
      Deposits and other assets.............................       10        (44)       (536)         12            97
      Accounts payable and accrued expenses.................    1,431      1,489       1,863         415            70
      Accrued compensation and benefits.....................      328        611         491        (392)          214
      Deferred revenue......................................    3,261      2,905       2,666       2,043          (195)
                                                              -------    -------    --------     -------      --------
Net cash used in operating activities.......................   (5,479)    (3,862)     (5,713)     (1,745)      (14,573)
                                                              -------    -------    --------     -------      --------
Cash flows from investing activities:
  Acquisition of subsidiaries...............................       --         --        (539)       (539)           --
  Purchase of investments...................................       --     (2,401)     (1,548)       (732)       (4,671)
  Acquisition of property and equipment.....................     (510)      (433)     (1,148)     (1,060)         (962)
                                                              -------    -------    --------     -------      --------
      Net cash used in investing activities.................     (510)    (2,834)     (3,235)     (2,331)       (5,633)
                                                              -------    -------    --------     -------      --------
Cash flows from financing activities:
  Proceeds from issuance of redeemable convertible preferred
   stock....................................................    5,248     13,415       2,339       2,339        16,974
  Proceeds from the exercise of preferred stock warrants....       --         --          --          --         2,534
  Proceeds from the exercise of stock options...............       27         14         172           6           585
  Proceeds from the issuance of long-term debt..............    2,500      1,600         150          --            --
  Principal payments on long-term debt......................   (1,681)    (1,929)       (544)        (79)         (415)
                                                              -------    -------    --------     -------      --------
  Net cash provided by financing activities.................    6,094     13,100       2,117       2,266        19,678
                                                              -------    -------    --------     -------      --------
Effect of foreign currency exchange rate changes on cash and
  cash equivalents..........................................       --         --          --          --           (59)
      Net increase (decrease) in cash and cash
       equivalents..........................................      105      6,404      (6,831)     (1,810)         (587)
Cash and cash equivalents, beginning of period..............    1,283      1,388       7,792       7,792           961
                                                              -------    -------    --------     -------      --------
Cash and cash equivalents, end of period....................  $ 1,388    $ 7,792    $    961     $ 5,982      $    374
                                                              =======    =======    ========     =======      ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                 VASTERA, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. The Company:

Nature of the Business


    Vastera, Inc. ("Vastera" or the "Company") is a leading provider of web-based solutions for global trade management and was incorporated in Virginia in November 1991 under the name Export Software International, Inc. The Company reincorporated in Delaware in July 1996 and changed its name to Vastera, Inc. in June 1997.



    The Company's offerings include a library of global trade content, web-based software solutions and management consulting and managed services. Global trade involves the shipment of goods between countries and the management of information and business processes to complete shipment.



    The Company's operations are subject to certain risks and uncertainties, including among others, uncertainties relating to product development, rapidly changing technology, current and potential competitors with greater financial, technological, production, and marketing resources, dependence on key management personnel, limited protection of intellectual property and proprietary rights, uncertainty of future profitability and possible fluctuations in financial results.


Acquisitions


    On January 31, 1999, the Company acquired Deltac Limited, located in Wales, United Kingdom, a privately owned company and provider of international trade consulting. The purchase method of accounting has been applied to this acquisition, and accordingly, the results of operations of Deltac are included in the Company's operations from the date of acquisition. In connection with this transaction, the Company changed the name of Deltac to Vastera, Ltd.


    The shareholders of Deltac received $100,000 in cash and 189,000 shares of common stock of Vastera, valued at $409,000, in exchange for all of the outstanding common stock of Deltac. The excess of the purchase price over the fair value of the net assets of Deltac was approximately $512,000. This amount was allocated to goodwill and is being amortized on a straight-line basis over five years.


    On June 1, 1999, the Company acquired Quantum Consulting Associates, Inc., located in Denver, Colorado, a privately owned international trade consulting company. The purchase method of accounting has been applied to this acquisition, and accordingly, the results of operations of Quantum are included in the Company's operations from the date of acquisition.


    The shareholders of Quantum received approximately $439,000 in cash and 567,000 shares of common stock of Vastera, valued at approximately $1,511,000, in exchange for all of the outstanding common stock of Quantum. The excess of the purchase price over the fair value of the net assets of Quantum was approximately $1,880,000. This amount was allocated to goodwill and is being amortized on a straight-line basis over five years.

                                 VASTERA, INC.

    The following unaudited pro forma information has been prepared as if the acquisitions of Deltac and Quantum had occurred as of January 1, 1998 and 1999, respectively:


                                                             Pro Forma for the   Pro Forma for the
                                                                Year Ended          Year Ended
                                                               December 31,        December 31,
                                                                   1998                1999
                                                             -----------------   -----------------
                                                                (Unaudited)         (Unaudited)
Total revenues.............................................       $11,329            $ 19,708
Net loss...................................................        (8,366)            (10,684)
Pro forma loss per common and common equivalent share......            --                (.66)


    The unaudited pro forma information is not necessarily indicative of the results of operations that would have occurred had the purchase been made at the beginning of the periods presented or the future results of the combined operations.

2. Summary of Significant Accounting Policies:

Principles of Consolidation and Basis of Presentation

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Vastera, Ltd., from the date of acquisition. All significant intercompany balances and transactions have been eliminated in consolidation.

Unaudited Interim Financial Information


    The consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 and all related disclosures are unaudited. These unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim period ended June 30, 2000 are not necessarily indicative of results to be expected for the entire fiscal year or future periods.


Unaudited Pro Forma Balance Sheet Information


    The unaudited pro forma balance sheet information is being presented to show the mandatory conversion of all shares of redeemable convertible preferred stock outstanding at June 30, 2000 into shares of common stock upon a qualified initial public offering. All of the Company's preferred stock will automatically convert into shares of common stock if the initial public offering is consummated under terms presently anticipated.


Use of Estimates

    The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 VASTERA, INC.

Revenue Recognition


    The Company's revenues consist of subscription/transaction revenues and services revenues.



    Revenues classified as subscription/transaction revenues are derived from subscription/ transaction arrangements and sales of perpetual software licenses and maintenance services. Revenues from software licenses, maintenance contracts, and subscription arrangements are recognized as subscription/transaction revenue ratably over the estimated economic life of the product (three years) or, if stated, the contract term. Maintenance contracts include the right to unspecified enhancements on a when-and-if available basis, ongoing support, and content update services. Transaction fees are recognized as revenue when earned based on the usage of the Company's product. Revenue recognition begins upon the execution of a software license and maintenance agreement and delivery of the product.


    Services revenues are derived from implementation, management consulting and training services. Services are performed on a time and materials basis or under fixed price arrangements and are recognized as the services are performed or using percentage of completion.

Accounting Change

    In 1999, the Company changed its method of recognizing revenue under software license arrangements. The Company has accounted for software licenses as a subscription arrangement over the term of the contract or the estimated economic life of the product (three years) if the contract term is not specified. Prior to the change, license fees were recognized upon delivery of the software. The new method of accounting for software license fees was adopted since the content updates provided under maintenance arrangements are essential to the continued functionality of the software product. The financial statements of prior years have been restated to apply the new method retroactively.

    The direct effect of the change in accounting principle on net losses and pro forma loss per share for the years ending December 31, 1997, 1998, and 1999 is as follows:


                                                                       December 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net loss (in thousands)
Subscription accounting.....................................  $(9,307)   $(8,256)   $(10,479)
Up-front license fee recognition............................   (7,703)    (5,314)     (9,068)
                                                              -------    -------    --------
Increase in net loss due to accounting change...............  $(1,604)   $(2,942)   $ (1,411)
                                                              -------    -------    --------
Pro forma loss per share
Subscription accounting.....................................                        $   (.64)
Up-front license fee recognition............................                        $   (.56)
                                                                                    --------
Increase in loss per share due to accounting change.........                        $   (.08)
                                                                                    --------


Software Development Costs


    In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed,"

                                 VASTERA, INC.

software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant, and therefore, the Company has not capitalized any software development costs.


Cash and Cash Equivalents

    The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments


    SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from these disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The carrying amounts reported in the consolidated balance sheets approximate the fair value for cash and cash equivalents, investments, accounts receivable, accounts payable, the line of credit and capital lease obligations.



Accounts Receivable



    As of December 31, 1998, 1999, and June 30, 2000, the Company had approximately $225,000, $285,000, and $1,228,000, respectively, of unbilled revenue included in accounts receivable. Unbilled amounts primarily relate to services performed but not yet billed under fixed price arrangements.


Investments


    The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." In 1998, the Company began using its existing cash on hand to invest in certain debt securities. The Company considers all of its investments as of December 31, 1998 and 1999, to be available-for-sale.



    As of December 31, 1998, there were no material unrealized gains and losses. As of December 31, 1999 and June 30, 2000, the Company recognized approximately ($41,000) and $49,000, respectively of net unrealized gains (losses) on investments in debt securities as a component of stockholders' equity.


Concentrations of Credit Risk

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company limits the amount of investment exposure in any one financial instrument and does not have any foreign currency investments. The Company sells products and services to customers across several

                                 VASTERA, INC.

industries throughout the world without requiring collateral. However, the Company routinely assesses the financial strength of its customers and maintains allowances for anticipated losses.


    There were no customers that represented 10 percent or more of accounts receivable as of December 31, 1998. As of December 31, 1999, one customer accounted for 16 percent of total accounts receivable. As of June 30, 2000, one customer accounted for 11 percent of total accounts receivable.


Depreciation and Amortization


    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years. Assets acquired under capital leases and leasehold improvements are amortized using the straight-line method over the shorter of the estimated useful lives of the assets or the terms of the leases. Goodwill related to the 1999 acquisitions is being amortized using the straight-line method over five years.


Long-Lived Assets

    The Company reviews its long-lived assets, including property and equipment and goodwill for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. To determine recoverability of its long-lived assets, the Company evaluates the future, undiscounted, net cash flows compared to the carrying amount of the assets.

Income Taxes


    Deferred taxes are provided utilizing the liability method as prescribed by SFAS No. 109, "Accounting for Income Taxes," whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.



Net Loss Per Common Share



    Basic earnings per share includes no dilution and is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share includes the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. As of December 31, 1999 and June 30, 2000, options to purchase approximately 4,728,000 and 6,505,000 shares of common stock, respectively; and warrants to purchase approximately 1,248,000 and 446,000 shares, respectively, of redeemable convertible preferred stock were outstanding. Due to the anti-dilutive nature of the options and warrants there is no effect on the calculation of weighted-average shares for diluted earnings per share. As a result, the basic and diluted loss per share amounts are identical.

                                 VASTERA, INC.

    Unaudited pro forma loss per common share is computed using the pro forma weighted-average number of common shares outstanding for the period. Pro forma weighted-average common shares include the assumed conversion of all outstanding convertible preferred stock into common stock.


Foreign Currency Translation


    The Company uses the local currency as its functional currency in all foreign locations. Assets and liabilities are translated into U. S. dollars as of the balance sheet date. Revenues, expenses, gains, and losses are translated at the average exchange rates in effect during each period. If material, gains and losses resulting from translation are included in accumulated other comprehensive loss in stockholders' equity. Net gains or losses resulting from foreign currency exchange transactions are included in the consolidated statements of operations. There were no material gains or losses resulting from translation or foreign currency exchange transactions for the years ended December 31, 1997, 1998 and 1999. The Company incurred a loss of approximately $59,000 from translation of its foreign subsidiary's assets and liabilities into U.S. dollars for the six months ended June 30, 2000. There were no material gains and losses from foreign currency exchange transactions for the same period.


Comprehensive Loss


    As of December 31, 1997 and 1998, the Company did not have any material items of comprehensive loss other than net loss, as the components of accumulated other comprehensive loss were immaterial to the financial statements. As of December 31, 1999, accumulated other comprehensive loss includes unrealized gains and losses on investments. As of June 30, accumulated other comprehensive loss includes unrealized gains and losses on investments and foreign currency translation adjustments.


3. Property and Equipment and Goodwill:

    Property and equipment consists of the following (in thousands):


                                                   December 31,
                                                -------------------    June 30,
                                                  1998       1999        2000
                                                --------   --------   -----------
                                                                      (unaudited)
Computer equipment............................  $ 1,526    $ 2,649      $ 3,859
Software......................................    1,369      1,939        1,982
Furniture and equipment.......................      600      1,677        2,434
Leasehold improvements........................       33        230          956
                                                -------    -------      -------
                                                  3,528      6,495        9,231
Less--Accumulated depreciation................   (1,296)    (2,636)      (3,629)
                                                -------    -------      -------
Property and equipment, net...................  $ 2,232    $ 3,859      $ 5,602
                                                =======    =======      =======



    As of December 31, 1999 and June 30, 2000, goodwill of approximately $2,079,000 and 1,840,000, respectively, relates to the Company's 1999 acquisitions. Accumulated amortization as of December 31, 1999 and June 30, 2000, was approximately $313,000 and $552,000, respectively.

                                 VASTERA, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

4.  Long-Term Debt:

Line of Credit


    In June 1997, the Company received a $1,000,000 convertible bridge loan (the "Bridge Loan") from an equity investor (the "Investor"). The loan had an interest rate of 10 percent. In August 1997, the $1,000,000 principal bridge loan was converted into approximately 270,000 shares of Series C redeemable convertible preferred stock.


    On April 28, 1998, the Company obtained a line of credit from a bank for $2,500,000 with a $500,000 sublimit for equipment purchases, subject to borrowing base restrictions. During 1998 the equipment line of credit was increased to $1,000,000. The line bears interest at prime plus 1.25 percent. The line of credit is collateralized by the first lien on all corporate assets, including intangible assets. As of December 31, 1998, there were no borrowings outstanding under this line of credit. The Company terminated this line of credit in March 1999.


    In March 1999, the Company negotiated a $2,500,000 secured revolving credit facility and a $1,500,000 equipment line of credit with a different bank. The line bears interest at the prime rate plus .75 percent for the secured revolving credit facility and the prime rate plus .85 percent for the equipment line of credit. In September 1999, the equipment line was increased to $3,000,000. As of December 31, 1999 and June 30, 2000, the outstanding balance under the equipment line was approximately $1,723,000 and $3,302,000, respectively, and there were no amounts outstanding under the revolving line of credit. The revolving line of credit expires on September 5, 2000.



    The equipment line of credit has two interest-only payment periods. Amounts borrowed until March 15, 2000 are subject to interest-only payments. After this date, the Company is required to make principal and interest payments to repay these borrowings over three years. The second interest-only payment period is applicable to borrowings from March 16, 2000 to September 15, 2000. After September 15, 2000, the Company is required to make principal and interest payments to repay the borrowings from the second interest-only period over three years.


    The terms of the line of credit require the Company to comply with certain financial covenants. As of December 31, 1999, the Company was in violation of these covenants. On February 3, 2000, the bank granted the Company a waiver of past covenant violations and waived its right to call the line of credit for these covenant violations.


    On March 31, 2000, the Company amended the existing financial covenants and increased the equipment line of credit to $4,800,000. The most restrictive of the amended financial covenants is that the Company's operating losses, as defined, will not exceed $5,000,000 for the second, third, and fourth fiscal quarters of 2000 and $2,000,000 in any quarter thereafter, and, beginning in the first quarter of 2002, the Company is not permitted to have two consecutive quarters with operating losses. Pursuant to an amendment dated June 19, 2000, the Company's financial covenants were clarified by the bank to exclude all non-cash charges

                                 VASTERA, INC.

from the calculations of the covenants. Other financial covenants, which were amended, require that the Company maintain minimum tangible net worth, as defined, as follows (in thousands):



                                                              Minimum Tangible
As of the quarter ended,                                         Net Worth
------------------------                                      ----------------
March 31, 2000..............................................      $  4,000
June 30, 2000...............................................           400
September 30, 2000..........................................        (3,750)
December 31, 2000...........................................        (6,600)
March 31, 2001..............................................        (9,500)
June 30, 2001...............................................       (11,500)
September 30, 2001..........................................       (11,750)
Thereafter..................................................       (11,250)


Capital Lease Obligations


    The Company leases office equipment under various non-cancelable capital leases. The Company obtained an equipment leasing arrangement in the aggregate of $1,400,000 in 1997 and an additional $250,000 in 1998 from a lending institution (the "Lender"). Amounts borrowed from the equipment leasing arrangement are due over 36- to 48-month repayment periods and are collateralized by the Company's software product.



    In connection with the capital lease arrangement from the Lender and the Bridge Loan from the Investor during 1997, the Company issued the Lender and the Investor warrants to purchase an aggregate of approximately 7,000, 5,000, and 18,000 shares of Series A preferred stock, Series B preferred stock, and Series C preferred stock, respectively. The fair value of these warrants was immaterial and, accordingly, have not been accounted for separately in the consolidated financial statements.



    As of December 31, 1998 and 1999 and June 30, 2000, capital lease obligations outstanding were approximately $1,388,000, $994,000 and $781,000, respectively. Property and equipment includes approximately $1,914,000, $1,798,000 and $1,798,000 of equipment under capital lease arrangements at December 31, 1998 and 1999 and June 30, 2000, respectively. Related accumulated depreciation was approximately $904,000, $1,437,000 and $1,658,000 at December 31, 1998 and 1999 and June 30, 2000, respectively.



    Future minimum payments under the Company's line of credit and capital lease arrangements at December 31, 1999, are as follows (in thousands):


2000........................................................  $1,190
2001........................................................   1,199
2002........................................................     704
                                                              ------
  Total minimum payments....................................   3,093
Less--Amounts representing interest.........................     376
                                                              ------
Present value of net minimum payments.......................   2,717
Less--Current obligations...................................     391
Long--term debt.............................................  $2,326
                                                              ======

                                 VASTERA, INC.

5.  Redeemable Convertible Preferred Stock:


    As of June 30, 2000, the Company had a total of approximately 9,198,000 shares of authorized redeemable convertible preferred stock, which has been designated as Series A, B, C, C-1, D, D-1 and E redeemable convertible preferred stock. The following table details the number of shares issued and liquidation preference for each series of the redeemable convertible preferred stock outstanding (in thousands):


                                     Shares Outstanding                                    Amount
                        ---------------------------------------------   ---------------------------------------------
                         December 31,     December 31,     June 30,      December 31,     December 31,     June 30,
                             1998             1999           2000            1998             1999           2000
                        --------------   --------------   -----------   --------------   --------------   -----------
                                                          (unaudited)                                     (unaudited)
Series A..............        800              800             800         $ 4,533          $ 8,271         $ 8,655
Series B..............         --               --             104              --               --             374
Series C..............      2,311            2,311           2,311           8,845           17,630          19,436
Series C-1............         --               --             357              --               --           2,274
Series D..............      2,461            2,974           2,974          11,053           20,216          23,213
Series D-1............         --               --             197              --               --           1,348
Series E..............         --               --           1,569              --               --          24,924
                            -----            -----           -----         -------          -------         -------
                            5,572            6,085           8,312         $24,431          $46,117         $80,224
                            =====            =====           =====         =======          =======         =======

                                    Liquidation Preference
                        ----------------------------------------------
                         December 31,     December 31,      June 30,
                             1998             1999            2000
                        --------------   --------------   ------------
                                                          (unaudited)
Series A..............     $ 4,773          $ 5,093         $ 5,253
Series B..............          --               --             702
Series C..............       9,407           10,091          10,433
Series C-1............          --               --           1,780
Series D..............      12,113           15,742          16,310
Series D-1............          --               --           1,295
Series E..............          --               --          17,534
                           -------          -------         -------
                           $26,293          $30,926         $53,307
                           =======          =======         =======



    On July 29, 1996, pursuant to a stock purchase agreement with an investor, the Company issued 800,000 shares of Series A redeemable convertible preferred stock ("Series A") and warrants to purchase approximately 150,000 shares of Series B redeemable convertible preferred stock ("Series B") for total consideration of $4,000,000. The warrants were valued at approximately $328,000.



    On August 7, 1997, pursuant to a stock purchase agreement with a new and an existing investor, the Company issued approximately 1,622,000 shares of Series C redeemable convertible preferred stock ("Series C") and warrants to purchase approximately 285,000 shares of Series C-1 redeemable convertible preferred stock ("Series C-1") for total consideration of $6,000,000, which includes the $1,000,000 Bridge Loan (see Note 4) that was converted into approximately 270,000 shares of Series C. On September 3, 1997, the Company issued approximately 81,000 shares of Series C and warrants to purchase approximately 14,000 shares of Series C-1 to new investors for total consideration of $300,000. The Series C-1 warrants were valued at approximately $477,000. The Company paid approximately $52,000 in issuance costs, which has been reflected as a reduction in the proceeds from the sale of Series C.


    On February 12, 1998, and May 28, 1998, pursuant to stock purchase agreements with various new investors, the Company issued approximately 540,000 and 68,000 shares of Series C and warrants to purchase approximately 95,000 and 11,000 shares of Series C-1 for total consideration of $2,000,000 and $250,000, respectively. The warrants were valued at approximately $171,000.


    On November 24, 1998, pursuant to a stock purchase agreement with various investors, the Company issued approximately 2,461,000 shares of Series D redeemable convertible preferred stock ("Series D") and warrants to purchase approximately 246,000 shares of Series D-1 redeemable convertible preferred stock ("Series D-1") for total consideration of $12,000,000. The warrants to purchase shares of Series D-1 were valued at approximately $197,000. The Company paid approximately $832,000 in legal and broker fees related to these issuances, which has been reflected as a reduction in the proceeds from the sale of Series D.

                                 VASTERA, INC.

In connection with the sale of Series D, the Company issued warrants to purchase approximately 31,000 shares of Series D to a securities company as a fee related to the transaction. The fair value of these warrants was approximately $40,000.



    On February 26, 1999, pursuant to a stock purchase agreement with a new investor, the Company issued approximately 513,000 shares of Series D for total consideration of approximately $2,500,000. On September 1, 1999, the Company issued this new investor warrants to purchase approximately 386,000 shares of Series D-1 in connection with the signing of a subscription agreement. The warrants issued to this customer were valued at approximately $231,000 and are accounted for as a discount to revenue over the term of the subscription agreement. On February 22, 2000, the investor notified the Company that they will terminate the subscription agreement, effective September 1, 2000. Accordingly, the remaining sales discount will be amortized through September 1, 2000. The Company paid approximately $161,000 in issuance costs, which has been reflected as a reduction in the proceeds from the sale of Series D.



    On February 4, 2000 and February 29, 2000, pursuant to a stock purchase agreement with new and existing investors, the Company issued approximately 1,569,000 shares of Series E redeemable convertible preferred stock ("Series E") for approximately $16,999,000. The Company recorded a beneficial conversion feature of approximately $8,115,000 as a dividend in the first quarter of 2000 to reflect the difference between the underlying convertible price per share of common stock and the estimated fair market value of the common stock on the date of issuance. The Company paid approximately $25,000 in issuance costs, which has been reflected as a reduction in the proceeds from the sale of Series E.



    In May 2000, several existing investors exercised warrants to purchase approximately 104,000, 357,000, and 197,000 shares of Series B, Series C-1, and Series D-1, respectively, for an aggregate of approximately $2,534,000.


    In connection with the various stock purchase agreements, the Company and the various investors entered into a stockholders agreement. The stockholders agreement, among other things, prescribes certain limitations on the transfer of stock, grants the various investors certain rights of first refusal and co-sale rights with respect to the sales of stock, and provides for voting rights with respect to the election of the directors under certain circumstances.


    Holders of Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series E are entitled to cumulative dividends at the rate per annum of $0.40, $0.53, $0.30, $0.39, $0.39, $0.52 and $0.86 per share, respectively. As of June 30, 2000, the aggregate amount of arrearages of cumulative dividends is approximately $5,531,000 and on a per share basis $1.57, $0.09 , $0.81, $0.06,
$0.61, $0.09 and $0.34 for Series A, Series B, Series C, Series C-1, Series D, Series D-1 and Series E.

                                 VASTERA, INC.

    A summary of activity of the redeemable convertible preferred stock is as follows (in thousands):



                                                               Shares     Amount
                                                              --------   --------
Balance, December 31, 1996..................................     800     $ 3,801
    Issuance of Series C....................................   1,703       5,771
    Dividends and accretion.................................      --         668
                                                               -----     -------
Balance, December 31, 1997..................................   2,503      10,240
    Issuance of Series C....................................     608       2,076
    Issuance of Series D....................................   2,461      10,931
    Dividends and accretion.................................      --       1,184
                                                               -----     -------
Balance, December 31, 1998..................................   5,572      24,431
    Issuance of Series D....................................     513       2,339
    Dividends and accretion.................................      --      19,347
                                                               -----     -------
Balance, December 31, 1999..................................   6,085      46,117
    Issuance of Series E (unaudited)........................   1,569      16,974
    Dividend for beneficial conversion feature on Series E
     (unaudited)............................................      --       8,115
    Exercise of preferred stock warrants (unaudited)........     658       3,707
    Dividends and accretion (unaudited).....................      --       5,311
                                                               -----     -------
Balance, June 30, 2000 (unaudited)..........................   8,312     $80,224


Warrants


    In connection with the sales of the Series A, Series C, and Series D, the Company issued warrants to investors to purchase an aggregate of approximately 150,000, 405,000, and 632,000 shares of Series B, Series C-1 and Series D-1, respectively, at exercise prices of $6.65, $4.92, and $6.49 per share. In connection with the sale of Series D, the Company also issued warrants to purchase approximately 31,000 shares of Series D at $5.61 per share. The warrants are immediately exercisable and may be exercised only in their entirety.



    In May 2000, several existing investors exercised warrants to purchase approximately 104,000, 357,000, and 197,000 shares of Series B, Series C-1, and Series D-1, respectively, for an aggregate of approximately $2,534,000. Several investors exercised their warrants on a cashless basis and accordingly, the number of shares purchased was reduced, as defined in the respective stock purchase agreements. Warrants to purchase approximately 31,000 and 386,000 shares of Series D and Series D-1, respectively, remain outstanding as of June 30, 2000.



    The warrants to purchase shares of Series D will expire on the earlier of
(i) the fifth anniversary of the issuance date, (ii) on the date of the closing of an initial public offering where the price per share is at least $7.40 per share and the net proceeds to the Company are at least $15 million, or
(iii) 30 days after written notice from the Company informing the warrant holder that the Company has completed a 12-month operating period during which gross revenues equal or exceed $30 million. The warrants to purchase shares of Series D-1 will expire on March 1, 2001.

                                 VASTERA, INC.

Conversion


    Each share of redeemable convertible preferred stock is convertible into common stock at the option of the holder and converts automatically at the consummation date of a qualified initial public offering. As of December 31, 1999 and June 30, 2000, each share of Series A and Series B was convertible into three shares of common stock, and each share of Series C, Series C-1, Series D, Series D-1, and Series E was convertible into one and a half shares of common stock. The conversion rates are subject to adjustments for events such as stock splits, stock dividends, or issuances of stock.


Liquidation Preference


    In the event of liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B, Series C, Series C-1, Series D, Series D-1, and Series E are entitled to a liquidation preference over the holders of the Company's common stock. The liquidation preference equals the original issuance price plus any unpaid dividends. No dividends have been declared or paid through June 30, 2000.


    Holders of Series D, Series D-1, and Series E shares have partial liquidation preferences, which are preferential to other shares of redeemable convertible preferred stock. This partial preference is limited to accrued dividends of $.79, $1.86, and $4.75 per share, subject to stock dividends and stock splits, for Series D, Series D-1, and Series E, respectively.

    If the holders of shares of redeemable convertible preferred stock would be entitled to receive an amount per share greater than two times the original issuance price for each share of redeemable convertible preferred stock, subject to adjustment in the event of any stock dividend or stock split, then the holders of the shares of redeemable convertible preferred stock shall be entitled to share only with the holders of the common stock on an as-if-converted basis, and such holders of shares of redeemable convertible preferred stock shall not be entitled to receive the liquidation preference.

Redemption


    At the option of the holders of a majority of the aggregate number of shares of each series of redeemable convertible preferred stock, the Company shall redeem, commencing on August 7, 2002, and continuing on the immediately succeeding two anniversaries thereof in three installments, taking into effect the prior redemptions, the number of shares of that series held by the holders. In the event that the holders of a majority of the aggregate number of shares of the particular series do not elect to exercise their redemption rights, they may elect to exercise such rights at a subsequent anniversary, subject to certain defined limitations. The redemption price shall be the greater of the fair market value of such shares or the liquidation preference. The Company records periodic accretion under the effective interest method on the redeemable convertible preferred stock to recognize the excess of the redemption price over the carrying value. As of December 31, 1999 June 30, 2000, the redemption price is calculated based on the fair market value of such shares ($15.00 and $13.50, respectively) as it is greater than the liquidation preference.

                                 VASTERA, INC.

6.  Stockholders' Equity (Deficit):


Stock Splits and Increase in Authorized Shares

    On February 10, 1997, the Company declared a two-for-one stock split effected in the form of a stock dividend for each common share. On April 4, 2000, the board of directors voted to approve a three-for-two stock split which will be effected in the form of a stock dividend for each common share just prior to the closing of the offering. The Board also approved an increase in authorized shares of common stock from 40,000,000 to 100,000,000 which will be effected prior to the closing of the offering. All share information has been adjusted retroactively in these consolidated financial statements for all periods presented.

Common Stock


    Dividends may be declared and paid on common stock shares at the discretion of the Company's Board of Directors and are subject to any preferential dividend rights of any current outstanding Preferred Stock. No common stock dividends have been declared or paid as of June 30, 2000.


    Subject to the voting rights of the holders of preferred stock shares, the holder of each share of common stock is entitled to one vote on all matters voted on by the stockholders of the Company.

Stock Option Plan


    On July 26, 1996, the Company adopted a Stock Option Plan (the "Plan") in order to provide an incentive to eligible employees, consultants, and officers of the Company. The Plan provides for grants of incentive stock options, nonqualified stock options, and stock awards to employees, directors, consultants and advisors. Under the Plan, 6,750,000 shares of common stock were reserved and available for distribution at December 31, 1999. On April 26, 2000 the number of shares reserved under the plan was increased to 8,250,000. For incentive stock options, the exercise price may not be less than the determined fair market value at the date of grant. For nonqualified stock options, the exercise price shall be at least equal to 85 percent of the fair market value of the shares at the date of grant. Stock options granted under the Plan vest over a four to six-year period and expire ten years after the grant date. Approximately 1,057,000 and 1,328,000 options were available for future grant as of December 31, 1999 and June 30, 2000, respectively.

                                 VASTERA, INC.

    The following table summarizes activity for the stock options granted to employees pursuant to the Plan for the three years ended December 31, 1999 and the six months ended June 30, 2000:



                                                    Number of        Range of         Weighted-Average
                                                     Options      Exercise Price       Exercise Price
                                                    ---------   -------------------   ----------------
Options outstanding, December 31, 1996............    663,000         $  1.00              $1.00
                                                    ---------   -------------------        -----
  Granted.........................................  1,137,000          1.00                 1.00
  Exercised.......................................    (27,000)         1.00                 1.00
  Forfeited.......................................   (273,000)         1.00                 1.00
                                                    ---------   -------------------        -----
Options outstanding, December 31, 1997............  1,500,000          1.00                 1.00
                                                    ---------   -------------------        -----
  Granted.........................................  1,251,000        1.00-2.17              1.01
  Exercised.......................................    (15,000)         1.00                 1.00
  Forfeited.......................................   (269,000)         1.00                 1.00
                                                    ---------   -------------------        -----
Options outstanding, December 31, 1998............  2,467,000        1.00-2.17              1.00
                                                    ---------   -------------------        -----
  Granted.........................................  3,083,000        1.00-4.00              3.17
  Exercised.......................................   (172,000)         1.00                 1.00
  Forfeited.......................................   (650,000)       1.00-2.67              1.08
                                                    ---------   -------------------        -----
Options outstanding, December 31, 1999............  4,728,000        1.00-4.00              2.40
                                                    ---------   -------------------        -----
  Granted (unaudited).............................  2,517,000        4.00-9.33              5.45
  Exercised (unaudited)...........................   (203,000)       1.00-6.67              2.86
  Forfeited (unaudited)...........................   (537,000)       1.00-4.00              2.54
                                                    ---------   -------------------        -----
Options outstanding, June 30, 2000 (unaudited)....  6,505,000       $1.00-$9.33            $3.56
                                                    =========   ===================        =====


    The weighted-average grant date fair value of options granted during the years ended December 31, 1997, 1998, and 1999, was $0.27, $0.21, and $0.71,
respectively.


    As of June 30, 2000, options to purchase approximately 1,442,000 shares of common stock were exercisable with a weighted-average per share exercise price of $1.45. The weighted-average remaining contractual life and weighted-average exercise price of options outstanding and options exercisable at December 31, 1999, for selected exercise price ranges are as follows:



                                      Options Outstanding
                        -----------------------------------------------
                                    Weighted-Average                          Options Exercisable
                                       Remaining                          ----------------------------
      Range of          Number of   Contractual Life   Weighted-Average   Number of   Weighted-Average
   Exercise Prices       Options       (in Years)       Exercise Price     Options     Execise Price
---------------------   ---------   ----------------   ----------------   ---------   ----------------
     $1.00              1,674,000         7.70              $1.00         1,147,000        $1.00
 2.17-3.33              1,932,000         9.50               2.51             4,000         2.17
      4.00              1,122,000         9.70               4.00                --           --
                        ---------         ----              -----         ---------        -----
$1.00-$4.00             4,728,000         8.90              $2.40         1,151,000        $1.01
                        =========         ====              =====         =========        =====



    During 1996, the Company adopted the disclosure requirements of SFAS
No. 123, "Accounting for Stock-Based Compensation." The Company applies Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related

                                 VASTERA, INC.

interpretations in accounting for its Plan. Accordingly, deferred compensation cost of approximately $6,421,000 and $12,281,000 has been recorded for the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, for its Plan based on the deemed intrinsic value of the stock option at the date of the grant. The deferred compensation will be recognized over the vesting period of the related options. No compensation expense related to options granted during 1997 and 1998 has been included in the consolidated financial statements because the exercise prices were equal to the fair market value at the time the options were granted. For the year ended December 31, 1999 and the six months ended June 30, 2000, the Company recognized compensation expense of approximately $378,000 and $5,611,000, respectively.



    Had compensation expense for the Company's Plan been determined based on the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below (in thousands).



                                                                 Years ended December 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Net loss, as reported.......................................  $(9,307)   $(8,256)   $(10,479)
Net loss, pro forma.........................................   (9,526)    (8,509)    (10,932)
Net loss per common share, as reported......................    (1.87)     (1.73)      (4.92)
Pro forma net loss per common share.........................    (1.91)     (1.78)      (4.99)


    For purposes of the SFAS No. 123 disclosure, the fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the years ended December 31, 1997, 1998, and 1999:

                                                                 Years ended December 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Dividend yield..............................................        0%         0%         0%
Expected volatility.........................................        0%         0%         0%
Average risk-free interest rate.............................     6.18%      5.09%      5.59%
Expected term...............................................  5 years    4 years    4 years

2000 Stock Option/Stock Issuance Plan


    On April 4, 2000 the Company adopted a 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") to replace the 1996 Stock Option Plan, effective upon the completion of the offering. 18,250,000 shares of common stock have been authorized for issuance under the 2000 Plan which includes the shares subject to outstanding options under the Plan. The 2000 Plan provides for grants of options to purchase common stock and issuance of shares of common stock to employees, directors, consultants and advisors.


2000 Employee Stock Purchase Plan


    On April 4, 2000 the Company adopted a 2000 Employee Stock Purchase Plan (the "ESP Plan") to be effective upon the completion of the offering. 5,000,000 shares of common stock have been authorized for issuance under the ESP Plan. Employees who work more than 20 hours a week for more than five calendar months per year are eligible to participate in the

                                 VASTERA, INC.

ESP Plan. A participant may contribute up to 15 percent of their salary. Shares of common stock will be purchased semi-annually at a price per share equal to the lower of 85 percent of the fair market value on the participants date of entry into the offering period or 85 percent of the fair market value on the semi-annual purchase date.


7.  Income Taxes:

    For the years ended December 31, 1997, 1998, and 1999, the tax provision was comprised primarily of a deferred tax benefit which was offset by a valuation allowance of the same amount. The tax provision differed from the expected tax benefit, computed by applying the U.S. Federal statutory rate of 35% to the loss before income taxes, principally due to the effect of increases in the valuation allowance.

    Deferred tax assets are comprised of the following (in thousands):

                                                                1998       1999
                                                              --------   --------
Depreciation and amortization...............................  $   (73)   $   (104)
Allowance for doubtful accounts.............................      129         224
Deferred revenue............................................    3,201       4,214
Accrual to cash adjustment..................................      280         210
Net operating loss carryforwards............................    4,695       7,411
Research and development credit.............................      379         590
                                                              -------    --------
                                                                8,611      12,545
Valuation allowance.........................................   (8,611)    (12,545)
                                                              -------    --------
Net deferred tax asset......................................  $    --    $     --
                                                              =======    ========


    Management believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance is required. Such factors include the lack of a significant history of material profits, recent increases in expense levels to support the Company's growth, the fact that the market in which the Company competes is intensely competitive and characterized by rapidly changing technology, the materiality of revenues from indirect channel partners, the lack of carryback capacity to realize deferred tax assets, and the uncertainty regarding market acceptance of new versions of the Company's software.


    As of December 31, 1998 and 1999, the Company had approximately
$12.4 million and $19.5 million, respectively, of federal net operating losses, which will be carried forward to offset future taxable income, subject to ownership change limitations. As of December 31, 1998 and 1999, the Company had research and development tax credit carryforwards of approximately $379,000 and $590,000, respectively. The net operating loss and research and development tax credit carryforwards will begin to expire in 2011.

8.  Commitments and Contingencies:

Operating Leases

    The Company leases various equipment and office space under operating lease agreements expiring at various dates through 2004. In addition to base rent, the Company is responsible for certain taxes, utilities, and maintenance costs.

                                 VASTERA, INC.

    Future minimum lease payments under noncancelable operating leases as of December 31, 1999, are as follows (in thousands):

2000........................................................  $  774
2001........................................................     753
2002........................................................     623
2003........................................................     535
2004........................................................     376
                                                              ------
                                                              $3,061
                                                              ======


    Total rental expense for the years ended December 31, 1997, 1998, and 1999, was approximately $281,000, $322,000, and $860,000, respectively, and for the six months ended June 30, 1999 and 2000, was approximately $345,000 and $841,000, respectively.



License Agreements



    The Company has a value-added reseller license agreement with a third party in which Vastera has agreed to pay a royalty of 2% of revenues generated from its base application package in exchange for the right to sublicense the third party's software through June 30, 2000. Effective July 2000 through December 2002, the Company has the right to sublicense the software royalty free.



    The Company has a license agreement with another third party in which the Company can sublicense this third party's software in exchange for a royalty of $350,000 in 2000 and 6% of its product revenue containing this software from 2001 through 2005.


Litigation

    On April 6, 1998, the Company settled an employment-related lawsuit with a former employee by issuing 120,000 shares of common stock valued at $120,000. The estimated settlement cost, including legal costs associated with the case, was accrued as of December 31, 1997.

    The Company is periodically a party to disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company.

9.  Employee Benefit Plan:


    The Company sponsors a 401(k) profit sharing plan to provide retirement and incidental benefits for its employees (the "401(k) Plan"). As allowed under
Section 401(k) of the Internal Revenue Code, the 401(k) Plan provides tax-deferred salary deductions for eligible employees. The Company may make matching contributions to the 401(k) Plan. The Company contributed approximately $148,000, $131,000, and $248,000 to the 401(k) Plan for the years ended
December 31, 1997, 1998, and 1999, respectively, and $111,000 and $263,000 for the six months ended June 30, 1999 and 2000, respectively.

                                 VASTERA, INC.

10. Supplemental Cash Flow Information:


    Cash paid for interest was $144,000, $208,000, and $231,000 for the years ended December 31, 1997, 1998, and 1999, respectively, and $101,000 and $135,000 for the six months ended June 30, 1999 and 2000, respectively.


    Noncash activities were as follows (in thousands):


                                                      Years Ended                 Six Months Ended
                                                      December 31,                    June 30,
                                             ------------------------------   -------------------------
                                               1997       1998       1999        1999          2000
                                             --------   --------   --------   -----------   -----------
                                                                              (unaudited)   (unaudited)
Noncash investing and financing activities:
Capitalized lease obligations incurred.....   $  700     $  947    $ 1,723       $  751        $1,781
Conversion of bridge loan to Series C......    1,000         --         --           --            --
Dividends and accretion on redeemable
  convertible preferred stock..............      668      1,184     19,347        1,728         5,311
Issuance of common stock in legal
  settlement...............................       --        120         --           --            --
Retirement of treasury shares..............       --        330         --           --            --


11. Segment Information:


    For the year ended December 31, 1999, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company has two reportable operating segments: subscription/transactions and services. The subscription/transaction segment generates revenues from subscription software license agreements of its Global Trade Solution Products. The services segment provides implementation, management consulting and training services for its customers. The Company evaluates its segments' performance based on revenues and gross profit. The Company's unallocated costs include corporate and other costs not allocated to the segments for management's reporting purposes.

                                 VASTERA, INC.

    The following table summarizes the Company's two segments (in thousands):



                                                                             Six Months Ended
                                           Years Ended December 31,              June 30,
                                        ------------------------------   -------------------------
                                          1997       1998       1999        1999          2000
                                        --------   --------   --------   -----------   -----------
                                                                         (unaudited)   (unaudited)
Revenues:
  Subscription/transaction............  $  2,200   $  4,088   $  7,261     $ 2,945       $  5,629
  Services............................     1,545      4,778     11,869       6,190          7,806
                                        --------   --------   --------     -------       --------
    Total revenues....................     3,745      8,866     19,130       9,135         13,435
                                        --------   --------   --------     -------       --------
Net loss:
  Subscription/transaction............     1,434      3,380      6,569       2,636          4,888
  Services............................        72        572      1,791       1,925          1,306
                                        --------   --------   --------     -------       --------
    Gross profit......................     1,506      3,952      8,360       4,561          6,194
                                        --------   --------   --------     -------       --------
  Unallocated expense.................   (10,715)   (12,051)   (19,020)     (7,299)       (22,009)
  Interest income.....................        48         51        421         224            214
Interest expense......................      (146)      (208)      (240)       (101)          (142)
                                        --------   --------   --------     -------       --------
Net loss..............................  $ (9,307)  $ (8,256)  $(10,479)    $(2,615)      $(15,743)
                                        ========   ========   ========     =======       ========


    Under SFAS No. 131, the Company is required to provide enterprise-wide disclosures about revenues by product and services, long-lived assets by geographic area, and revenues from significant customers.

Revenues


    All of the Company's product revenues are from the subscription and transaction sales of its global trade solutions products.


Geographic Information


    The Company sells its product and services through its offices in the United States and through a subsidiary in the United Kingdom. Information regarding revenues and long-lived assets attributable to the United States and to all foreign countries is stated below. The geographic classification of product and services revenues was based upon the location of the customer. Vastera's product and services revenues were generated in the following geographic regions (in thousands):



                                                                                  Six Months Ended
                                                Years Ended December 31,              June 30,
                                             ------------------------------   -------------------------
                                               1997       1998       1999        1999          2000
                                             --------   --------   --------   -----------   -----------
                                                                              (unaudited)   (unaudited)
United States..............................   $3,741     $8,154    $17,145      $ 7,903       $12,388
Europe and Asia............................        4        470      1,433          796           813
Other international operations.............       --        242        552          436           234
                                              ------     ------    -------      -------       -------
    Total revenues.........................   $3,745     $8,866    $19,130      $ 9,135       $13,435
                                              ======     ======    =======      =======       =======

                                 VASTERA, INC.

    Vastera's tangible long-lived assets were located as follows:



                                                                 December 31,
                                                              -------------------    June 30,
                                                                1998       1999        2000
                                                              --------   --------   -----------
                                                                                    (unaudited)
United States...............................................   $2,232     $3,438       $8,565
Europe and Asia.............................................       --        421          666
Other international operations..............................       --         --           --
                                                               ------     ------       ------
    Total long-lived assets.................................   $2,232     $3,859       $9,231
                                                               ======     ======       ======


Significant Customers


    For the year ended December 31, 1999, the Company did not have any revenues greater than 10 percent of total revenues to any specific customer. For the year ended December 31, 1998, one customer accounted for 10 percent of total revenues. For the year ended December 31, 1997, two customers accounted for 23 percent (12 percent and 11 percent, respectively) of total revenues. For the six months ended June 30, 1999, one customer accounted for 11 percent of total revenues. For the six months ended June 30, 2000, the Company did not have any customers that accounted for greater than 10 percent of total revenues.



12. Unaudited Subsequent Event:



    On July 14, 2000, the Company entered into a definitive agreement with Ford Motor Company ("Ford") to acquire Ford's global customs operations in exchange for 8,000,000 shares of the Company's common stock valued at approximately $64.8 million. The Company also entered into a managed services agreement whereby Vastera will manage Ford's global trade operations. Consummation of the acquisition is contingent upon Hart-Scott-Rodino approval. The acquisition will be accounted for under the purchase method of accounting, and accordingly, the results of operations of Ford's global customs operations will be included in the Company's operations from the effective date of the acquisition. The purchase price has been allocated on a preliminary basis to the intangible assets with the estimated useful lives as following:



                                                                              Estimated
                                                                 Value       Useful Life
                                                              ------------   -----------
Assembled Workforce.........................................  $ 6,500,000       3 yrs
Licensed Technology.........................................    2,300,000       5 yrs
Ford contract...............................................    1,200,000       4 yrs
Goodwill....................................................   55,550,000       5 yrs
                                                              -----------
                                                              $65,550,000
                                                              ===========

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                               TABLE OF CONTENTS


                                          Page
                                        --------
Prospectus Summary....................       1
Risk Factors..........................       5
Special Note Regarding Forward-
  Looking Statements..................      15
Use of Proceeds.......................      17
Dividend Policy.......................      17
Capitalization........................      18
Dilution..............................      19
Selected Consolidated Financial Data..      20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................      21
Business..............................      38
Management............................      54
Certain Transactions..................      66
Principal Stockholders................      70
Description of Capital Stock..........      73
Shares Eligible for Future Sale.......      77
Underwriting..........................      79
Legal Matters.........................      81
Experts...............................      81
Other Matters.........................      81
Where You Can Find Additional
  Information.........................      82
Index to Consolidated Financial
  Statements..........................     F-1


Through and including             , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscriptions.

[LOGO]


6,000,000 Shares


Common Stock


Deutsche Banc Alex. Brown
Chase H&Q
Banc of America Securities LLC


Prospectus

           , 2000

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution


    The expenses (other than underwriting discounts and commissions and the underwriters' non-accountable expense allowance) payable in connection with the sale of the common stock offered in this Registration Statement are as follows:



Securities and Exchange Commission registration fee.........  $   20,038
NASD filing fee.............................................       8,090
Nasdaq filing fee...........................................      95,000
Printing and engraving expenses.............................     500,000
Legal fees and expenses.....................................      *
Accounting fees and expenses................................     750,000
Blue Sky fees and expenses (including legal fees)...........      25,000
Transfer agent and rights agent and registrar fees and
  expenses..................................................      25,000
Miscellaneous...............................................      *
                                                              ----------
    Total...................................................  $3,000,000
                                                              ==========


------------------------


*  To be filed by amendment.


All expenses are estimated except for the SEC fee and the NASD fee.

Item 14. Indemnification of Directors and Officers


    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of Vastera may and, in certain cases, must be indemnified by Vastera against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Vastera. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Vastera, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.



    Article VI of Vastera's certificate of incorporation, as amended, provides that no director of Vastera shall be liable to Vastera or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.



    Article VII of Vastera's certificate of incorporation, as amended, also provides that Vastera shall indemnify to the fullest extent permitted by Delaware law any and all of its directors and officers, or former directors and officers, or any person who may have served at Vastera's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.


    Reference is made to Section 8 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of Vastera against certain liabilities under the Securities Act.

    Vastera has entered into Indemnification Agreements with each director of Vastera, a form of which is filed as Exhibit 10.5 to this Registration Statement. Pursuant to such agreements, Vastera will be obligated, to the extent permitted by applicable law, to indemnify such directors against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors of Vastera or assumed certain responsibilities at the direction of Vastera. Vastera also intends to purchase directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.


Item 15. Recent Sales of Unregistered Securities

(a) Stock Splits.

    We have effected and will effect the following splits of our common stock:


    - On February 19, 1997, we effected a 2-for-1 stock split of our common stock in the form of a stock dividend of one share of common stock paid on each share of common stock outstanding and held of record by a stockholder as of February 19, 1997. All common share and per share amounts herein have been retroactively adjusted to reflect the stock split.



    - On April 4, 2000, we approved a 3-for-2 stock split of our common stock effective immediately prior to the closing of this offering in the form of a stock dividend of two shares of common stock to be paid on each share of common stock. All common share and per share amounts herein have been retroactively adjusted to reflect the stock split.


(b) Certain Sales of Securities.


    In the three years preceding the filing of this registration statement, the registrant has issued the following securities that were not registered under the Securities Act:



    - On March 31, 1997, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with a working capital line of credit to purchase 4,511 shares of Series B convertible preferred stock at an exercise price of $6.65 per share. Lighthouse Capital Partners, L.P. is an accredited investor and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - On April 7, 1997, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with an equipment lease line to purchase 7,000 shares of Series A convertible preferred stock at an exercise price of $5.00 per share. Lighthouse Capital Partners, L.P. is an accredited investor and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - On August 7, 1997, we issued warrants to Lighthouse Capital Partners, L.P. and Battery Ventures III, L.P. in connection with a bridge financing to purchase 6,216 shares and 8,108 shares, respectively, of Series C convertible preferred stock at an exercise price of $3.70 per share. Lighthouse Capital Partners, L.P. and Battery Ventures III, L.P. are accredited investors and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - From August 7, 1997 to May 28, 1998, we offered, sold and issued an aggregate of 2,310,813 shares of our Series C convertible preferred stock to ten accredited investors at a price of $3.70 per share for an aggregate purchase price of $8,550,008. In addition, we also issued to these investors warrants to purchase an aggregate of 405,488 shares of our Series C-1 convertible preferred stock at an exercise price of $4.92 per share. The transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - On January 31, 1998, we issued a warrant to Lighthouse Capital Partners, L.P. in connection with an equipment lease line to purchase 4,122 shares of Series C convertible preferred stock at an exercise price of $3.70 per share. Lighthouse Capital Partners, L.P. is an accredited investor and the transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - On April 10, 1998, we issued 120,000 shares of common stock at a fair market value of $1.00 per share for an aggregate amount of $120,000 to one of our employees in connection with a settlement agreement with such employee. The transaction was exempt from registration under Section 4(2) of the Securities Act.



    - On November 24, 1998 and February 26, 1999, we offered, sold and issued an aggregate of 2,973,749 shares of Series D convertible preferred stock to 14 accredited investors at a price of $4.876 per share for an aggregate purchase price of $14,500,000. In addition, we issued to these investors warrants to purchase an aggregate of 631,608 shares of our Series D-1 convertible preferred stock at an exercise price of $6.485 per share. NationsBanc Montgomery Securities L.L.C., an accredited investor and our placement agent for this Series D convertible preferred stock offering, was issued a warrant to purchase 30,763 shares of Series D convertible preferred stock at an exercise price of $5.61 per share. The transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - On January 31, 1999, we purchased Deltac Limited for aggregate consideration equal to $510,130, consisting of $100,000 in cash and 189,000 shares of common stock issued to the stockholders of Deltac at a fair market value of $2.17 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.



    - On June 1, 1999, we purchased Quantum Consulting Associates, Inc., for aggregate consideration equal to $1,952,890, consisting of $439,000 in cash and 566,719 shares of common stock issued to the stockholders of Quantum at a fair market value of $2.67 per share. The transaction was exempt from registration under Section 4(2) of the Securities Act.



    - On February 4, 2000 and February 29, 2000, we offered, sold and issued an aggregate of 1,569,577 shares of Series E convertible preferred stock to 24 accredited investors at a price of $10.83 per share for an aggregate purchase price of $16,998,519. The transaction was exempt from registration under Rule 506 and Section 4(2) of the Securities Act.



    - In May 2000, we issued an aggregate of 104,208 shares of Series B convertible preferred stock, 357,011 shares of Series C-1 convertible preferred stock and 196,980 shares of Series D-1 convertible preferred stock to 16 accredited insiders upon the exercise of their convertible preferred stock warrants on both a cash paid and net issuance basis, with the aggregate cash proceeds to us equalling $2,533,978.



    Between February 10, 1997 and June 30, 2000, Vastera issued an aggregate of 320,925 shares of common stock to 22 people, all of whom were employees or directors of, or consultants to, Vastera. Such shares were issued upon exercise of stock options, all with exercise prices of $1.00 per share, granted under our 1996 Stock Option Plan.

    For a more detailed description of this plan, see "Management--Employee Benefit Plans" in this registration statement. In granting the options and issuing the underlying common stock upon exercise of the options, Vastera is relying upon exemptions from registration set forth in Rule 701 and
Section 4(2) of the Securities Act.


Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits.


        1.1             Form of Underwriting Agreement.

        3.1             Restated Certificate of Incorporation, as amended.

        3.2             Form of Amended and Restated Certificate of Incorporation
                        (to be filed with the Delaware Secretary of State
                        immediately prior to the closing of the offering covered by this Registration Statement).

        3.3             Bylaws, as amended.

        3.4             Form of Amended and Restated Bylaws (to be adopted
                        immediately prior to the closing of the offering covered by this Registration Statement).

        4.1**           Specimen common stock certificate.

        4.2 Second Amended and Restated Investors' Rights Agreement, dated November 24, 1998, as amended.

        5.1**           Opinion of Brobeck, Phleger & Harrison LLP.

       10.1*            Value-Added Reseller License and Services Agreement with
                        Forte Software, Inc. (subsequently acquired by Sun
                        MicroSystems), dated July 19, 1996, as amended.

       10.2*            Lease Agreement with RHI Holdings, Inc., dated August 20,
                        1996, as amended and assigned, for property located at 45025
                        Aviation Drive, Dulles, Virginia.

       10.3             Lease Agreement with Pratt Land, LLC, dated December 13,
                        1993, for property located at 1375 Ken Pratt Blvd.,
                        Longmont, Colorado.

       10.4* Lease with Axon Solutions Limited for property located at 188 High Street, Engham, Surrey.

       10.5             Form of Indemnification Agreement between Vastera, Inc. and members of its board of directors.

       10.6             1996 Stock Option Plan, as amended.

       10.7             Form of Stock Option Agreement for 1996 Plan.

       10.8**           2000 Employee Stock Purchase Plan.

       10.9**           2000 Stock Option/Stock Issuance Plan.

       10.10**          Form of Stock Option Agreement for 2000 Stock Option/Stock
                        Issuance Plan.

       10.11*           IBM/OEM Software Agreement with IBM, dated March 31, 2000.

       10.12*           Loan Agreement with PNC Bank, National Association, dated
                        March 5, 1999, as amended.

       10.13* Security Agreement with PNC Bank, National Association, dated March 5, 1999, as amended.

       10.14*           Amended and Restated Promissory Note with PNC Bank, National
                        Association, dated September 15, 1999.

       10.15** Global Trade Services Agreement with Ford Motor Company, dated July 14, 2000.

       10.16**          Stock Transfer Agreement with Ford Motor Company, dated
                        July 14, 2000.

       10.17**          License Agreement with Ford Motor Company, dated July 14,
                        2000.

       10.18**          Salaried Employee Secondment Agreement with Ford Motor
                        Company, dated July 14, 2000.

       10.19**          Employee Transfer Agreement with Ford Motor Company, dated
                        July 14, 2000.

       16.1             Letter from former auditors.

       21.1             List of subsidiaries.

       23.1             Consent of Arthur Andersen LLP.

       23.2**           Consent of Brobeck, Phleger & Harrison LLP (Included in
                        Exhibit 5.1).

       24.1 Power of Attorney (contained in the signature page to this Registration Statement).

       27.1*            Financial data schedule.


------------------------


*  Filed herewith.



** To be filed by amendment.


(b) Financial Statement Schedules

    Schedule I--Report of Independent Public Accountants

    Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings.

    The undersigned registrant hereby undertakes

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes (1) to provide to the underwriter at the closing specified in the standby underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser; (2) that for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (3) that for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dulles, Virginia, on July 21, 2000.


                                                       VASTERA, INC.

                                                       By:               /s/ ARJUN RISHI
                                                            -----------------------------------------
                                                                           Arjun Rishi
                                                                     CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                Signature                                    Title                          Date
                ---------                                    -----                          ----
             /s/ ARJUN RISHI                President, Chief Executive Officer and     July 21, 2000
    ---------------------------------         Director (principal Executive Officer)
               Arjun Rishi

                    *                       Chief Financial Officer (Principal         July 21, 2000
    ---------------------------------         Financial and Accounting Officer)
            Philip J. Balsamo

                    *                       Chief Operating Officer and Director       July 21, 2000
    ---------------------------------
              Mark J. Ferrer

                    *                       Director                                   July 21, 2000
    ---------------------------------
           Richard A. Lefebvre

                    *                       Director                                   July 21, 2000
    ---------------------------------
            Robert G. Barrett

                    *                       Director                                   July 21, 2000
    ---------------------------------
            Richard H. Kimball

                    *                       Director                                   July 21, 2000
    ---------------------------------
           James D. Robinson IV

                    *                       Director                                   July 21, 2000
    ---------------------------------
            Timothy Davenport

                    *                       Director                                   July 21, 2000
    ---------------------------------
          Nicolas C. Nierenberg


------------------------


*                       /s/ ARJUN RISHI
            --------------------------------------
                       ATTORNEY-IN-FACT

                                                                      Schedule I


    After the three-for-two stock split and the increase in authorized shares discussed in Note 6 to Vastera, Inc.'s consolidated financial statements is effected, we expect to be in a position to render the following audit report.


                                          /s/ ARTHUR ANDERSEN LLP
     ---------------------------------------------------------------------------
                                          ARTHUR ANDERSEN LLP

Vienna, Virginia
April 5, 2000

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Vastera, Inc.:


    We have audited in accordance with auditing standards generally accepted in the United States, the financial statements of Vastera, Inc. included in this registration statement and have issued our report thereon dated April 5, 2000. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. The information as of December 31, 1997, 1998 and 1999, and for the three years in the period ended December 31, 1999 included in the schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


Vienna, Virginia
April 5, 2000

                                                                     Schedule II

                       Valuation and Qualifying Accounts
            For Fiscal Years Ended December 31, 1997, 1998 and 1999


                                                              Additions
                                             Balance at       Charged to    Deductions     Balance at
Description                               Beginning of Year    Expense     from Reserves   End of Year
-----------                               -----------------   ----------   -------------   -----------
Allowance for Doubtful Accounts:
  December 31, 1997.....................        16,000         313,000             --        329,000
  December 31, 1998.....................       329,000          61,000        (51,000)       339,000
  December 31, 1999.....................       339,000         300,000        (50,000)       589,000

                                 EXHIBIT INDEX


        1.1             Form of Underwriting Agreement.
        3.1             Restated Certificate of Incorporation, as amended.
        3.2             Form of Amended and Restated Certificate of Incorporation
                        (to be filed with the Delaware Secretary of State
                        immediately prior to the closing of the offering covered by this Registration Statement).
        3.3             Bylaws, as amended.
        3.4             Form of Bylaws (to be adopted immediately prior to the
                        closing of the offering covered by this Registration
                        Statement).
        4.1**           Specimen common stock certificate.
        4.2             Second Amended and Restated Investors' Rights Agreement,
                        dated November 24, 1998 as amended.
        5.1**           Opinion of Brobeck, Phleger & Harrison LLP.
       10.1*            Value-Added Reseller License and Services Agreement with
                        Forte Software, Inc. (subsequently acquired by Sun
                        Microsystems), dated July 19, 1996, as amended.
       10.2*            Lease Agreement with RHI Holdings, Inc., dated August 20,
                        1996, as amended and assigned, for property located at 45025
                        Aviation Drive, Dulles, Virginia.
       10.3             Lease Agreement with Pratt Land, LLC, dated December 13,
                        1993, for property located at 1375 Ken Pratt Blvd.,
                        Longmont, Colorado.
       10.4*            Lease with Axon Solutions Limited for property located at
                        188 High Street, Engham, Surrey.
       10.5             Form of Indemnification Agreement between Vastera, Inc. and members of its board of directors.
       10.6             1996 Stock Option Plan, as amended.
       10.7             Form of Stock Option Agreement for 1996 Plan.
       10.8**           2000 Employee Stock Purchase Plan.
       10.9**           2000 Stock Option/Stock Issuance Plan.
       10.10**          Form of Stock Option Agreement for 2000 Stock Option/Stock
                        Issuance Plan.
       10.11*           IBM/OEM Software Agreement with IBM, dated March 31, 2000.
       10.12*           Loan Agreement with PNC Bank, National Association, dated
                        March 5, 1999, as amended.
       10.13*           Security Agreement with PNC Bank, National Association,
                        dated March 5, 1999, as amended.
       10.14*           Amended and Restated Promissory Note with PNC Bank, National
                        Association, dated
                        September 15, 1999.
       10.15**          Global Trade Services Agreement with Ford Motor Company,
                        dated July 14, 2000.
       10.16**          Stock Transfer Agreement with Ford Motor Company, dated July
                        14, 2000.
       10.17**          License Agreement with Ford Motor Company, dated July 14,
                        2000.
       10.18**          Salaried Employee Secondment Agreement with Ford Motor
                        Company, dated July 14, 2000.
       10.19**          Employee Transfer Agreement with Ford Motor Company, dated
                        July 14, 2000.
       16.1             Letter from former auditors.
       21.1             List of subsidiaries.
       23.1             Consent of Arthur Andersen LLP.
       23.2**           Consent of Brobeck, Phleger & Harrison LLP (Included in
                        Exhibit 5.1).
       24.1             Power of Attorney (contained in the signature page to this
                        Registration Statement).
       27.1*            Financial data schedule.


------------------------


*  Filed herewith.



**  To be filed by amendment.